UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

2019 Notice of Annual Meeting of Shareholders and Proxy Statement

verizon

Sustainability at Verizon Verizon gives people the ability to do more through technology, investments and actions designed to educate the 21st century workforce and promote environmental sustainability. SUSTAINABLE DEVELOPMENT We are taking action in support of the United Nations' Sustainable Development Goals: Improving Global Resource Efficiency Reducing Environmental Impact: Verizon is committed to delivering a lasting, positive impact on the environment by cutting our own carbon intensity - the amount of carbon our business emits divided by the terabytes of data we transport over our networks - in half over the 2016 baseline by 2025. Weve also working towards sourcing renewable energy equivalent to 50% of our total electricity usage by 2025. Supporting Carbon Abatement: Verizons products and services - ranging from high speed internet that allows people to work remotely, smart grids that increase the efficiency of our power system, to telematics that improve fleet routing - help our customers use less energy, and therefore create fewer greenhouse gas emissions. Reducing Waste and Supporting Recycling We continue to work to reduce the environmental impact of our products through: Managing the materials we use in making them Reducing packaging volume Recycling, refurbishing and/or reusing our products, including the responsible management of out of service lead batteries Providing recycling information on product labels, and supporting public recycling Verizon received an on the Carbon Disclosure Projects 2018 evaluation and is ranked in CDPs Leadership scoring band. CDP runs a global voluntary disclosure system by which companies and cities disclose their environmental impacts to inform marketplace decision-making. Verizon chairs the Global e-Sustainability Initiative a consortium of ICT companies that collaborate to develop and share resources for achieving social and environmental sustainability through technology.Sustainability at Verizon Verizon gives people the ability to do more through technology, investments and actions designed to educate the 21st century workforce and promote environmental sustainability. SUSTAINABLE DEVELOPMENT We are taking action in support of the United Nations' Sustainable Development Goals: Improving Global Resource Efficiency Reducing Environmental Impact: Verizon is committed to delivering a lasting, positive impact on the environment by cutting our own carbon intensity - the amount of carbon our business emits divided by the terabytes of data we transport over our networks - in half over the 2016 baseline by 2025. Weve also working towards sourcing renewable energy equivalent to 50% of our total electricity usage by 2025. Supporting Carbon Abatement: Verizons products and services - ranging from high speed internet that allows people to work remotely, smart grids that increase the efficiency of our power system, to telematics that improve fleet routing - help our customers use less energy, and therefore create fewer greenhouse gas emissions. Reducing Waste and Supporting Recycling We continue to work to reduce the environmental impact of our products through: Managing the materials we use in making them Reducing packaging volume Recycling, refurbishing and/or reusing our products, including the responsible management of out of service lead batteries Providing recycling information on product labels, and supporting public recycling Verizon received an on the Carbon Disclosure Projects 2018 evaluation and is ranked in CDPs Leadership scoring band. CDP runs a global voluntary disclosure system by which companies and cities disclose their environmental impacts to inform marketplace decision-making. Verizon chairs the Global e-Sustainability Initiative a consortium of ICT companies that collaborate to develop and share resources for achieving social and environmental sustainability through technology. Supporting Quality Education Through the Verizon Innovation Learning initiative, we provide free technology, free internet access and hands-on immersive curricula in science, technology, engineering and math to students in need.

Q & A with our CEO

Hans Vestberg	“Our company’s very purpose is to connect people and enable their creativity and vision. We believe we can help bring people together across cultures and continents to solve important problems.”

How would you describe Verizon’s performance in 2018?

2018 was an outstanding year for Verizon, and I am proud of the team we have built and the foundation we have laid for 2019 and beyond. We finished 2018 by delivering solid financial and operational performance, and my conversations with our investors and analysts have been very positive. We remain confident in our vision.

2018 was a year that will be entered into the history books as the year that 5G became available to the consumer public, and Verizon was the first in the world to bring it to market. We launched 5G Home in Houston, Sacramento, Los Angeles, and Indianapolis in the fall and will be rolling out more cities in 2019. 5G promises to be the foundational technology of the Fourth Industrial Revolution, fundamentally transforming our world in ways that we can’t even imagine yet. 5G Home is helping us perfect our market offerings, receive feedback from customers, and dominate the conversation about this revolutionary technology as we prepare to offer it more widely and for mobile access in 2019.

2018 was also exciting for me personally as I transitioned to the role of CEO, and I can’t thank Lowell enough for being a great mentor and friend and for setting us up for a strong future. We are building on this seamless transition and reorganizing the company into three business groups with three strong leaders at the helm: Ronan Dunne for Consumer, Tami Erwin for Business, and Guru Gowrappan for Media. We will assume this structure in Q2 of 2019, capitalizing on the success of 2018. This is the perfect foundation for Verizon 2.0, the next generation of our company.

Can you expand on the Verizon 2.0 strategy and the new direction in which you are taking the Company?

Verizon 2.0 is all about building on what made Verizon the best company in our industry and taking us to the next level. When I announced this to our employees, the V Team, I committed that the company was going to focus on very tangible goals in Verizon 2.0. These are improving customer satisfaction; continuing to be first in 5G and Intelligent Edge Network architecture; growing our Network-as-a-Service solutions; growing our services with Verizon Media and Verizon Connect; inviting our strategic partners to play a larger role in our ecosystem; and creating an inspiring work environment that embraces change and encourages curiosity and strategic risk taking.

This new direction is part of a strategic shift to focus on what makes Verizon the best in our industry: our unrelenting focus on enabling our customers to do the amazing things they do every day with our networks and products. The wireless and wireline industries are at a crossroads, and our competitors are going in different directions to differentiate themselves. We don’t need to do that. We have the best networks, the best products, and are best positioned to help usher in the Fourth Industrial Revolution on 5G. Verizon 2.0 will help us to be prepared to capitalize on our inherent advantages.

What do you see as Verizon’s social and economic purpose? How do sustainability initiatives help achieve that purpose?

I believe, and I feel our customers and V Teamers believe, that Verizon must be a model for social global stewardship. It is difficult for one person to impact the world, but as a company with over 140,000 creative, passionate employees and millions of valued customers around the world, we have an opportunity to make our mark on issues that matter and to try to take the world in a better direction. Our company’s very purpose is to connect people and enable their creativity and vision. We believe we can help bring people together across cultures and continents to solve important problems.

Verizon is taking this responsibility seriously, and we will continue to strive to lift up people and voices with less opportunity through the work of our Foundation as well as in our everyday activities. For example, since access to the Internet and reliable communications services are essential to economic and educational success, we are in a unique position to help the next generation of students be better equipped for the future. Our Verizon Innovative Learning initiative delivers free technology, free access and innovative learning programs to under-resourced schools and students across America.

Our sustainability initiatives are another example of our conviction. Protecting our planet and its citizens must be integrated into everything we do, not just because our impact can be significant but also because it is the right thing to do. We have a responsibility to think about the world we live in as we are bringing our networks and products to market, and I want our company to be a leader in sustainability.

What kind of culture are you working to create at Verizon as the new CEO?

Culture is everything to me. When people love what they do and the place they work, their best ideas come to life to improve our organization, our services, and our world. I want people to be encouraged to take risks, to try new things, and to be willing to fail—and that comes from a strong culture. I travel around the world and try to meet with employees everywhere I go. I will stop by a Verizon store and ask our team what they want from their company, and they often tell me the same things. They want to be able to try new things and experiment to make their jobs and the customer experience better. They want leadership that understands that there is no one size fits all and that what works in one location may not work in another. And most importantly, they tell me that they want opportunity to shape their careers and to remain part of this exciting company’s journey as we all work together to change the world.

Encouraging that culture and the leadership that it requires is my number one internal priority. I want both new and experienced leaders to support their people and to expand their expertise by trying new things, and I want employees to know that we have their backs. And we will give it 100% effort and attention. That too is culture, and I see it as imperative to our company’s success.

Notice of Annual

Meeting of Shareholders

How to Vote

Shareholders as of the close of business on March 4, 2019,
the record date, may vote at the meeting.

If you are a registered shareholder, you may vote online at
www.envisionreports.com/vz, by telephone or by mailing
a proxy card. You may also vote in person at the annual
meeting. If you hold your shares through a bank, broker or
other institution, you will receive a voting instruction form that explains the various ways you can vote. We encourage you to
vote your shares as soon as possible.

Important Notice Regarding Availability of Proxy Materials

for Verizon’s Shareholder Meeting to be Held on

May 2, 2019

The 2019 Proxy Statement and 2018 Annual Report are

available at www.edocumentview.com/vz.

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

March 18, 2019

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President, Deputy General Counsel

and Corporate Secretary

Time and Date Thursday, May 2, 2019 8:45 a.m., local time
Place Rosen Shingle Creek 9939 Universal Boulevard Orlando, Florida 32819

Items of Business

•   Elect the 10 Directors identified in the accompanying proxy statement

•   Ratify the appointment of the independent registered public accounting firm

•   Approve, on an advisory basis, Verizon’s executive compensation

•   Act on the shareholder proposals described in the proxy statement that are properly presented at the meeting

•   Consider any other business that is properly brought before the meeting

Executive Compensation	29

Compensation Discussion and Analysis	29

Compensation Committee Report	51

Compensation Tables	52

Item 3: Advisory Vote to Approve Executive Compensation	70

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, so you should read the entire proxy statement before voting. For information regarding Verizon’s 2018 performance, please review Verizon’s 2018 Annual Report to Shareholders.

Our Strategy

Continued Network Leadership	Customer Driven Models
• Network as a Service • 5G & Intelligent Edge Network	• Operating Model Based on Customer Needs • Company-wide Assets for New Applications & Services • Ecosystem Partnerships

Trusted Brand	Financial Discipline
• Customer Trust & Innovation • Responsible Business Practices	• Balanced Capital Allocation • Best-In-Class Cost Models

Meeting Information

Date and Time May 2, 2019 at 8:45 a.m., local time

Place Rosen Shingle Creek, 9939 Universal Boulevard, Orlando, Florida

Record Date March 4, 2019

Admission and Voting Information can be found beginning on page 83

Verizon 2019 Proxy Statement    i

 Proxy Summary

 Corporate Governance Highlights

Corporate Governance Highlights

Shareholder Rights
Majority Voting in Director Elections	Verizon’s bylaws provide for the election of Directors by a majority of the votes cast in an uncontested election. This provision can only be changed by a majority vote of the shareholders.
Call a Special Meeting

Any shareholder owning at least 10% (or any group of shareholders owning at least 25%) of Verizon’s outstanding common stock may call a special meeting of shareholders. Our bylaws include requirements relating to special meetings.

Proxy Access

Any shareholder (or any group of up to 20 shareholders) owning at least 3% of Verizon’s outstanding common stock for at least three years may include a specified number of director nominees in our proxy materials for the annual meeting of shareholders.

No Poison Pill

Verizon does not have a shareholder rights plan, commonly referred to as a “poison pill.” Any shareholder rights plan adopted by our Board must be approved by shareholders within one year and then re-approved every three years.

Ratify Executive Severance Agreements

Shareholders must ratify any employment or severance agreement with an executive officer that provides for severance benefits exceeding 2.99 times the sum of the executive’s base salary plus non-equity incentive plan opportunity. This policy is described on page 50.

Board Governance
Director Independence

Currently, 10 of our 12 Directors are independent, and the standards that our Board uses to assess independence are more stringent than those of the New York Stock Exchange (NYSE) or The Nasdaq Stock Market (Nasdaq). For more information about the independence of these 10 Directors, see “Independence” on page 7.

Board Leadership

Currently, the CEO serves as Chairman of the Board, in consultation with an independent Lead Director. You can read about the respective roles and responsibilities of the Chairman and the Lead Director, and why our Board believes Verizon’s shareholders are best served by this leadership structure, under “Board Leadership” on page 14.

Limits on Board Service

To ensure that our Directors have sufficient time to devote to their responsibilities on Verizon’s Board, our Corporate Governance Guidelines provide that Directors with full-time roles in for-profit businesses should serve on no more than three public company boards, and other Directors should serve on no more than four public company boards. Members of our Audit Committee should serve on no more than two other public company audit committees.

Stock Ownership

Within three years of their election, Directors must hold Verizon stock with a value equal to three times the cash component of the annual Board retainer. Share equivalents held in any deferral plan are included when calculating the number of shares held. Directors may not divest the share equivalents they receive upon joining the Board or in connection with their annual equity grant while they are serving on the Board.

Director Retirement	Directors must retire from the Board the day before the annual meeting of shareholders that follows their 72nd birthday. The size of the Board will be reduced by one for each such retirement.

ii    Verizon 2019 Proxy Statement

Proxy Summary

Executive Compensation Program Highlights

Executive Compensation Program Highlights

Our executive compensation program reflects Verizon’s commitment to industry-leading compensation and governance practices. The program is discussed in detail in the Compensation Discussion and Analysis beginning on page 29.

Objectives	Pay-for-Performance
• Align executives’ and shareholders’ interests

•   Extensive focus on variable, incentive-based pay

•   No defined benefit pension or supplemental retirement benefits

•   No executive employment agreements

•   No cash severance benefits for the CEO

•   No tax gross-ups

• Attract, retain and motivate high-performing executives
Governance Leader
• Year-round shareholder outreach
• Shareholder approval policy for severance benefits
• Significant executive share ownership requirements
• Clawback policies
• Anti-hedging policy
• Say-on-pay advisory vote every year
• Independent compensation consultant

2018 Compensation

The summary below shows the 2018 compensation for each of our named executive officers, as required to be reported in the Summary Compensation table pursuant to U.S. Securities and Exchange Commission (SEC) rules. Please see the notes accompanying the Summary Compensation table beginning on page 52 for more information.

Name and Principal Position	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Hans Vestberg*	1,235,385	1,000,000	16,600,082	0	2,752,250	0	618,369	22,206,086
Chairman and Chief Executive Officer
Matthew Ellis	792,307	0	4,800,020	0	1,308,000	0	160,349	7,060,676
Executive Vice President and Chief Financial Officer
K. Guru Gowrappan**	603,448	1,999,998	8,695,827	0	1,020,000	0	433,665	12,752,938
Executive Vice President and CEO – Verizon Media Group
Marc Reed	821,154	0	4,950,064	0	1,348,875	0	232,377	7,352,470
Executive Vice President and Chief Administrative Officer
Ronan Dunne	846,154	0	4,250,008	0	1,389,750	0	228,214	6,714,126
Executive Vice President and President – Verizon Consumer Group
Lowell McAdam*	1,661,538	0	12,000,050	0	4,360,000	0	616,279	18,637,867
Former Chairman and Chief Executive Officer
John Stratton***	1,260,962	0	6,600,052	0	1,798,500	0	5,987,338	15,646,852
Former Executive Vice President and President – Global Operations
Timothy Armstrong**	1,193,750	0	3,150,081	0	1,680,000	0	6,465,111	12,488,942
Former Executive Vice President and President and CEO – Oath

*

Mr. Vestberg became Chief Executive Officer of Verizon on August 1, 2018, and Chairman on March 8, 2019, when Mr. McAdam stepped down from those positions. Mr. McAdam retired from Verizon on December 31, 2018.

**

Mr. Gowrappan was hired as President and COO of Verizon’s Media Group (formerly known as Oath) on April 9, 2018 and became Executive Vice President and CEO of the Media Group on October 1, 2018, when Mr. Armstrong stepped down from that position. Mr. Armstrong remained as strategic advisor to Verizon until he left the Company on December 31, 2018.

***

Mr. Stratton stepped down as Executive Vice President and President – Global Operations on June 7, 2018 and remained as strategic advisor to Verizon until he retired from the Company on December 31, 2018.

Verizon 2019 Proxy Statement    iii

 Proxy Summary

 Board Diversity and Experience

The Verizon Board embodies a range of viewpoints, backgrounds and expertise because we believe that diversity is a critical element of a well-functioning board.

Board Diversity and Experience*

Current/Former CEO Public Board Service Accounting/Finance Risk Management Strategic Planning Operational Technology/IT/Telecoms Consumer/Customer Experience Women Hispanic/African American

Board Tenure*

*	As of March 18, 2019

Average Tenure: 7.7 years Median Tenure: 6.8 years Average Age* 62 1 50-55 years 3 56-60 years 5 61-65 years 3 66-72 years

iv    Verizon 2019 Proxy Statement

Proxy Summary

Agenda and Voting Recommendations

Agenda and Voting Recommendations

Item 1 Election of Directors

The Board of Directors recommends that you vote FOR the election of these Director candidates.

Shareholders are being asked to elect 10 Directors. Verizon’s Directors are elected for a term of one year by a majority of the votes cast in an uncontested election. Additional information about the Director candidates and their respective qualifications begins on page 5.

					Committee Membership*
Name	Age*	Director Since	Primary Occupation	Independent	Audit	Corporate Governance and Policy	Finance	Human Resources
Shellye L. Archambeau	56	2013	Former Chief Executive Officer, MetricStream, Inc.
Mark T. Bertolini	62	2015	Former Chairman and Chief Executive Officer, Aetna Inc.
Vittorio Colao	57	—	Former Chief Executive, Vodafone Group Plc
Melanie L. Healey	57	2011	Former Group President of The Procter & Gamble Company
Clarence Otis, Jr. Lead Director	62	2006	Former Chairman and Chief Executive Officer, Darden Restaurants, Inc.
Daniel H. Schulman	61	2018	President and Chief Executive Officer, PayPal Holdings, Inc.
Rodney E. Slater	64	2010	Partner, Squire Patton Boggs LLP
Kathryn A. Tesija	56	2012	Former Executive Vice President and Chief Merchandising and Supply Chain Officer, Target Corporation
Hans Vestberg Chairman	53	2018	Chairman and Chief Executive Officer, Verizon Communications Inc.
Gregory G. Weaver	67	2015	Former Chairman and Chief Executive Officer, Deloitte & Touche LLP

*	Ages and Committee memberships are as of March 18, 2019
Committee Chair Audit Committee Financial Expert

Verizon 2019 Proxy Statement    v

 Proxy Summary

 Agenda and Voting Recommendations

Item 2 Ratification of Auditors

The Board of Directors recommends that you vote FOR ratification.

We are asking shareholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as Verizon’s independent registered public accounting firm for 2019. Information on fees paid to Ernst & Young in 2018 and 2017 appears on page 26.

Item 3 Advisory Vote to Approve Executive Compensation

The Board of Directors recommends that you vote FOR this proposal.

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis and Compensation Tables beginning on page 29.

Items 4-8 Shareholder Proposals

The Board of Directors recommends that you vote AGAINST each of the shareholder proposals.

In accordance with SEC rules, we have included in this proxy statement proposals submitted by shareholders for consideration. The proposals can be found beginning on page 73.

vi    Verizon 2019 Proxy Statement

Proxy Statement

We are mailing this proxy statement to our shareholders beginning on March 18, 2019. It is also available online at www.edocumentview.com/vz or, if you are a registered holder, at www.envisionreports.com/vz. Our Board of Directors is soliciting proxies in connection with the 2019 Annual Meeting of Shareholders and encourages you to read this proxy statement and vote your shares promptly.

Governance

Our Board and Principles of Good Governance

We believe that good governance starts with independent, effective and diverse Board leadership. Our Board is one of Verizon’s most critical strategic assets. As such, the composition of the Board evolves along with our strategic needs for the future. We believe we are more likely to achieve sustainable shareholder value when our Board has the right mix of skills, expertise and tenure. In carrying out its responsibilities, the Board abides by certain guiding principles with regard to its own composition and most essential duties – principles our shareholders have expressed to us that they believe are fundamental to our Company’s success.

Diversity. A board with a diverse set of viewpoints, backgrounds and expertise is best positioned to provide broad perspectives to our management team as it assesses the challenges and opportunities impacting our business. A diverse board is more likely to consider a broader range of possibilities and help management achieve better outcomes. Diversity is one critical element of board composition that Verizon has focused on over the years in our refreshment and succession planning processes, as well as in our Board leadership structure. Women comprise one-third of our current Board.

Strategy and risk oversight. We recognize that our shareholders rely on our Directors to oversee Verizon’s strategy for realizing opportunities and mitigating risks. As management navigates a rapidly changing competitive landscape, it is the Board’s duty to ensure that management is executing on the Company’s strategic plan, addressing emerging challenges and disruptions, and promoting innovation. At the same time, Directors must satisfy themselves that the risk management policies and procedures designed and implemented by management are consistent with the Company’s strategy and risk appetite, that these policies and procedures are functioning as intended, and that necessary steps are taken to create a culture of risk-aware decision making throughout the organization. Through its oversight role, the Board sends a message to management that risk management is not an impediment to the conduct of business, but is instead an integral component of strategy, culture and business operations.

Engagement. Our Board welcomes the opportunity to develop an understanding of shareholder perspectives on our Company and to foster long-term relationships with our shareholders. Our Directors understand that our investors want to hear from them on their thinking on a range of topics not just limited to the shareholder proposals we receive during proxy season. In 2018, our Board discussed with shareholders long-term strategy oversight, CEO succession, sustainability and corporate responsibility, Board composition and refreshment, the relationship between our compensation program and our long-term strategy, and transparency into Board practices and priorities.

Verizon 2019 Proxy Statement    1

Governance

Governance Framework

Governance Framework

The Board conducts its oversight responsibilities through four standing committees: Audit, Corporate Governance and Policy, Finance, and Human Resources. Each committee has a written charter that defines its specific responsibilities. The committees are discussed beginning on page 16.

The Corporate Governance and Policy Committee ensures that the membership, structure, policies and practices of our Board and its committees promote the effective exercise of the Board’s role in the governance of Verizon. In addition, our Corporate Governance Guidelines provide a framework for the Board’s operations and address key governance practices. The Corporate Governance and Policy Committee monitors best practices and developments in corporate governance, considers the views of Verizon’s shareholders, and periodically recommends changes to the Board’s policies and practices, including the Guidelines.

Where to Find More Information on Governance at Verizon

You can find Verizon’s Corporate Governance Guidelines, Code of Conduct and other corporate governance materials, including Verizon’s certificate of incorporation, bylaws, committee charters and policies, on the Corporate Governance section of our website at www.verizon.com/about/investors. You can request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

Business Conduct and Ethics

We are committed to operating with the highest level of integrity, responsibility and accountability. To that end, we have adopted a Code of Conduct that applies to all employees, including the CEO, the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance about preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in the spirit of the Code of Conduct, and to comply with the specific ethical provisions of the Corporate Governance Guidelines. Our Board is strongly predisposed not to waive any of these business conduct and ethics provisions for executive officers or Directors. In the unlikely event of a waiver, we will promptly disclose the Board’s action on our website.

Related Person Transactions

The Board has adopted the Related Person Transaction Policy that is included in the Guidelines. The Corporate Governance and Policy Committee reviews transactions between Verizon and any of our Directors or executive officers or members of their immediate families to determine if any participants have a material interest in the transaction. If the Committee determines that a material interest exists, based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any Committee members who are involved in a transaction under review do not participate in the Committee’s deliberations.

From time to time Verizon has employees who are related to our executive officers or Directors. Mr. McAdam, who served as CEO until August 1, 2018 and as Executive Chairman from that time until December 31, 2018, has a child who is employed by a Verizon subsidiary and earned approximately $144,000 in 2018. Mr. Stratton, who served as Executive Vice President and President – Global Operations until June 7, 2018 and as Executive Vice President from that time until December 31, 2018, has a child who is employed by a Verizon subsidiary and earned approximately $245,000 in 2018, and an in-law who is employed by a Verizon subsidiary and earned approximately $209,000 in 2018. In each case, the amount of compensation earned was comparable to that of other employees in similar positions. These employees also participate in Verizon’s welfare and benefit plans that are made available to all employees.

2    Verizon 2019 Proxy Statement

Governance

Corporate Responsibility and Board Oversight

“Verizon is delivering the promise of the digital world by enabling people, businesses and society to innovate and drive positive change.”

Corporate Responsibility

and Board Oversight

At its core, our business connects people with each other and the world around them. Our technology powers connections that enable people to do amazing things. That is why we are committed to helping our customers turn innovative ideas into reality and help build a brighter future. Verizon is ever conscious of our global impact. Our Corporate Responsibility Report discusses our programs and practices designed to promote ethical business practices, good corporate governance, and the well-being and health of our environment, employees, customers and communities. The Report and other information on Verizon’s commitment to responsibility and sustainability are posted on our website at www.verizon.com/about/responsibility.

Our Board recognizes the importance of our corporate responsibility and sustainability policies and practices and the need to provide effective oversight in these areas. Our Corporate Governance and Policy Committee maintains formal oversight responsibilities by periodically reviewing Verizon’s position and engagement on important public policy issues that may affect our business and reputation, including those relating to corporate responsibility, sustainability, political contributions, lobbying activities and others, and reports to the full Board on these matters. The Committee also formally reviews the state of corporate responsibility at Verizon with our Chief Corporate Responsibility Officer each year.

In 2018, Verizon established a new management body called the Responsible Business Council, chaired by the CEO, to oversee the integration of responsible practices as a core operating principle. Mr. Vestberg believes that a corporation that is purposefully operating at the intersection of economic, environmental and societal accountability creates greater long-term value for its shareholders. The Chief Corporate Responsibility Officer reports on the Council’s activities to the full Board at least annually.

Diversity and Inclusion

At Verizon, we understand that our success as a company is grounded in a respect for and encouragement of diverse viewpoints. In order to connect people across the world, we know we need to tap into the diversity of thoughts, capabilities, background and cultures among our team members, suppliers and customers. We are committed to diversity and equality in all areas of our business, including hiring and compensation. Since Verizon was founded, our Human Resources Committee has included a diversity target as one of the performance measures for employees’ short-term incentive awards. As a company, we believe in pay equity. Toward that end, we have adopted a Pay Equity Commitment that can be found on our website at www.verizon.com/about/our-company/company-policies. As part of this commitment, Verizon pledges to identify and promote best practices in compensation, hiring, promotion and career development; to develop strategies to reduce unconscious bias; and to make hiring, promotion and compensation decisions that promote pay equity.

Verizon 2019 Proxy Statement    3

Governance

Corporate Responsibility and Board Oversight

Human Rights

Support for universal human rights has long been and will continue to be a core value and a significant part of the way in which Verizon conducts business. In 2009, Verizon committed to respecting human rights as defined in foundational instruments such as the Universal Declaration of Human Rights. Our commitments to human rights are formally expressed in our Credo, our Code of Conduct, our Human Rights Policy and our Supplier Code of Conduct. Verizon strives to create an environment of respect, integrity and fairness for our employees and customers wherever we do business, and we expect our business partners to operate the same way. Verizon’s Human Rights Policy is consistent with the spirit and intent of widely recognized international human rights principles, including those enshrined in the Universal Declaration of Human Rights. Our Supplier Code of Conduct mandates that our partners and suppliers, both locally and globally, conduct their operations not only in compliance with applicable laws but in an ethically responsible manner. Verizon’s Board of Directors oversees our policies relating to human rights as well as ethical issues with regard to our suppliers.

In order to support our efforts to operate in accordance with these standards, Verizon has launched a Business & Human Rights Program. This Program, which is based on an initiative created ten years ago at Yahoo prior to our acquisition of that company, strives to systematically embed human rights considerations into responsible business decision-making processes across the company. Critically, this work is informed by engagement with external networks and experts from around the globe.

Environmental

At every level of Verizon — from the way we operate our business to how we develop our products and services to how we pay our employees — we work to minimize our environmental impact. We measure our progress by tracking our carbon intensity — the amount of carbon our business emits divided by the terabytes of data we transport over our networks. Our current goal is to reduce our carbon intensity by 50% over the 2016 baseline by 2025, even as we grow our business. We intend to accomplish this through network upgrades and investing in renewable sources of energy. We now generate over 22 megawatts of green energy in the United States every year, and our goal is to implement an additional 24 MW of green energy at on-site locations by 2025. We are working towards sourcing renewable energy equivalent to 50% of our total electricity usage by 2025. Verizon is one of the few companies in our peer group that includes a sustainability target as one of the performance measures for management employees’ short-term incentive compensation awards. The Human Resources Committee has used a sustainability metric for compensation purposes since 2014.

4    Verizon 2019 Proxy Statement

Item 1: Election of Directors

Election Process

Verizon’s Directors are elected annually for a term of one year. We believe annual elections are consistent with good corporate governance because they foster director accountability and increase shareholder confidence. Verizon’s bylaws require Directors to be elected by a majority of the votes cast in an uncontested election.

Director Nominations

The Corporate Governance and Policy Committee considers and recommends candidates for our Board. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. The Committee also retains executive search firms from time to time to help identify and evaluate potential candidates.

Any shareholder who wishes to recommend a Director candidate to the Committee for its consideration should write to the Assistant Corporate Secretary at the address given under “Contacting Verizon.” A recommendation for a Director candidate should include the candidate’s name, biographical data and a description of the candidate’s qualifications in light of the requirements described below. If we make any material changes to the Committee’s procedure for considering and nominating candidates, we will file a report with the SEC and post the information on the Corporate Governance section of our website at www.verizon.com/about/investors.

The Committee specifically reviews the qualifications of each candidate for election or re-election. For incumbent Directors, this review includes the Director’s understanding of Verizon’s businesses and the environment within which Verizon operates, attendance and participation at meetings, and independence. After the Committee evaluates all candidates for Director, it presents its recommendation to the Board. The Committee also discusses with the Board any candidates who were considered by the Committee but not recommended for election or re-election.

Before they are nominated, each candidate for election and each incumbent Director standing for re-election must consent to stand for election or re-election and provide certain representations required under Verizon’s bylaws. Each candidate who is standing for election must also submit an irrevocable resignation, which will only become effective if (i) our Board or any Committee determines that any of the required representations were untrue in any respect or (ii) the candidate does not receive a majority of the votes cast at the annual meeting of shareholders and the independent members of our Board decide to accept the resignation. Any decision about a resignation following an incumbent Director’s failure to obtain a majority of the votes cast will be disclosed within 90 days after the election results are certified.

Shareholders wishing to nominate a Director should follow the procedures set forth in Verizon’s bylaws and summarized on page 87.

Director Criteria, Qualifications and Experience

To be eligible for consideration, any proposed candidate must:

•	Be ethical

•	Have proven judgment and competence

•

Have professional skills and experience in dealing with a large, multi-faceted organization or in dealing with complex problems that complement the background and experience already represented on our Board and that meet Verizon’s needs

Verizon 2019 Proxy Statement    5

Item 1: Election of Directors

Director Criteria, Qualifications and Experience

•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency

•	Be willing and able to devote sufficient time to fulfill responsibilities to Verizon and our shareholders

Our Board’s commitment to refreshment and succession planning is at the core of its ability to maintain independence of thought and action. Key factors the Committee considers when nominating Directors and refreshing the Board include:

•

Diversity – The Committee recognizes that a diverse set of viewpoints and practical experiences enhances the effectiveness of our Board. In evaluating candidates, the Committee considers how a candidate’s particular background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

•	Experience – The Committee strives to maintain a Board with a wide range of leadership experience and skills relevant to Verizon’s strategic vision.

•

Age and tenure – Under the Corporate Governance Guidelines, a Director must retire from the Board the day before the annual meeting of shareholders that follows his or her 72nd birthday. The Committee also considers the tenure of each incumbent Director and the average tenure of the Board in an effort to maintain a Board that balances the fresh perspective and ideas of newer Directors with the deep insight into the Company that longer tenured Directors have developed.

•	Board size – The Committee periodically evaluates whether to change the size of the Board based on the Board’s needs and the availability of qualified candidates.

•

Board dynamics – The Committee considers each Director candidate’s individual contribution or potential contribution to the Board as a whole and strives to maintain one hundred percent active and collaborative participation.

Board Diversity and Experience*

*	As of March 18, 2019

9 Current / Former CEO 11 Operational 11 Strategic Planning 5 Hispanic / African American 6 Risk Management 4 Women 5 Accounting / Finance 8 Consumer / Customer Experience 12 Public Board Service 4 Technology / IT / Telecoms

6    Verizon 2019 Proxy Statement

Item 1: Election of Directors

Independence

Board Tenure*

Average Tenure: 7.7 years Median Tenure: 6.8 years Average Age* 62 1 50-55 years 3 56-60 years 5 61-65 years 3 66-72 years

*	As of March 18, 2019

Independence

Verizon’s Corporate Governance Guidelines establish standards for evaluating Director independence and require that a substantial majority of the Directors be independent. The Board determines the independence of each Director under NYSE and Nasdaq governance standards, as well as the more stringent standards included in the Guidelines. These standards identify the types of relationships that, if material, could impair independence, and fix monetary thresholds at which the relationships are considered to be material. The Guidelines are available on the Corporate Governance section of our website at www.verizon.com/about/investors. The Corporate Governance and Policy Committee conducts an annual review of any relevant business relationships that each Director may have with Verizon and reports its findings to the full Board. Based on the Committee’s recommendation, the Board has determined that all of the non-employee Director candidates are independent: Ms. Archambeau, Mr. Bertolini, Mr. Colao, Ms. Healey, Mr. Otis, Mr. Schulman, Mr. Slater, Ms. Tesija and Mr. Weaver. The Board also determined that Mr. Carrión and Ms. Keeth, who are not standing for re-election, Dr. Kley, who served as a Director until May 3, 2018, and Mr. Wasson, who served as a Director until October 1, 2018, were independent.

The employers or former employers of Mr. Bertolini, Mr. Schulman and Mr. Slater all made payments to Verizon for telecommunications services and solutions during 2018. In addition, Verizon made payments to Mr. Schulman’s employer for processing fees relating to payments to and from our customers in connection with Verizon Wireless services and devices, and to Mr. Bertolini’s former employer under an administrative services contract for employee healthcare benefits. Applying the independence standards above, the Board considered the foregoing payments and determined that these general business transactions and relationships are not material and did not impair the ability of the applicable Directors to act independently.

Verizon 2019 Proxy Statement    7

Item 1: Election of Directors

Nominees for Election

Nominees for Election

Our Board has nominated the 10 candidates below for election as Directors. Except for Mr. Colao, who was known to the Company as a result of his tenure on the Verizon Wireless Board of Representatives, all of the candidates currently serve as Directors of Verizon. Mr. Schulman was appointed to the Board in September 2018 as an independent Director and was identified by an executive search firm retained by the Company. After completing the evaluation process described above, the Corporate Governance and Policy Committee and our Board concluded that these candidates should be nominated for election or re-election, as the case may be. We describe their respective experience, qualifications, attributes and skills below. The Committee and the Board assessed these factors in light of Verizon’s strategy and businesses, which provide a broad array of communications, information and entertainment products and services to individuals, businesses, governments and wholesale customers in the United States and around the world.

Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. If any candidate were to become unavailable before the election, the proxy committee could vote the shares it represents for a substitute named by the Board.

Each candidate has submitted an irrevocable, conditional letter of resignation that our Board will consider if that candidate fails to receive a majority of the votes cast.

The Board of Directors recommends that you vote FOR the election of these Director candidates.

8    Verizon 2019 Proxy Statement

Item 1: Election of Directors

Nominees for Election

Independent Director since: 2013 Age: 56 Committees: Audit Corporate Governance and Policy (Chair)	Independent Director since: 2015 Age: 62 Committees: Finance (Chair) Human Resources

Ms. Archambeau is the former Chief Executive Officer of MetricStream, Inc., a leading provider of governance, risk, compliance and quality management solutions to corporations across diverse industries. She served in this role from the time she joined MetricStream in 2002 until 2018. Prior to that, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., Chief Marketing Officer of NorthPoint Communications, and President of Blockbuster Inc.’s e-commerce division. Before she joined Blockbuster, she held domestic and international executive positions during a 15-year career at IBM. Ms. Archambeau has served as a director of Okta, Inc. since December 2018, Roper Technologies, Inc. since April 2018 and Nordstrom, Inc. since 2015. She also served as a director of Arbitron, Inc. from 2006 to 2013.

Qualifications: Ms. Archambeau provides the Board with valuable knowledge of technology, e-commerce, digital media and communications platforms. Her experiences in the Silicon Valley emerging company community, as well as her prior experience at IBM, provide her with global perspectives on developing and marketing emerging technology applications and solutions.

Other Public Company Boards:

Nordstrom, Inc.

Okta, Inc.

Roper Technologies, Inc.

Mr. Bertolini is the former Chairman and Chief Executive Officer of Aetna Inc., a Fortune 100 diversified healthcare benefits company. He served as Aetna’s CEO from 2010 to 2018, as Chairman from 2011 to 2018, and as President from 2007 to 2010, where he was responsible for all of Aetna’s businesses and operations across the company’s range of healthcare products and related services. He also served as Executive Vice President and head of Aetna’s regional businesses. Mr. Bertolini joined Aetna in 2003 as head of Aetna’s Specialty Products after holding executive positions at Cigna, NYLCare Health Plans and SelectCare, Inc. Mr. Bertolini has served as a director of CVS Health Corporation since November 2018.

Qualifications: Mr. Bertolini’s experience at a large, multinational corporation provides the Board with valuable operational and management expertise, as well as critical perspective on strategic planning. His experience as Chairman and CEO of Aetna provides the Board with additional insights into the healthcare industry.

Other Public Company Boards:

CVS Health Corporation

Verizon 2019 Proxy Statement    9

Item 1: Election of Directors

Nominees for Election

Independent Director nominee

Age: 57

Mr. Colao is the former Chief Executive of Vodafone Group Plc, a global mobile communications company. He served in this role from 2008 to October 2018. During his long tenure with the Vodafone Group beginning in 1999, Mr. Colao held numerous executive positions, including serving as the Regional Chief Executive Officer for Southern Europe, Middle East and Africa. He left the company in 2004 to serve as Chief Executive Officer of RCS MediaGroup, a leading Italian publishing company. Mr. Colao rejoined the Vodafone Group in 2006 as Deputy Chief Executive and Chief Executive, Europe and was appointed to the Vodafone Board. Mr. Colao has served as a director of Unilever since 2015.

Qualifications: Mr. Colao provides the Board with a valuable global perspective on the telecommunications industry, as well as extensive related operational and capital allocation experience. He has unique insight into Verizon’s wireless business as a result of his five-year tenure on the Verizon Wireless Board of Representatives when Verizon Wireless was still a joint venture between Vodafone and the Company.

Other Public Company Boards:

Unilever PLC and Unilever N.V.

Independent Director since: 2011

Age: 57

Committees:

Corporate Governance and Policy

Human Resources

Ms. Healey is the former Group President of The Procter & Gamble Company, one of the leading providers of branded consumer packaged goods. She served in this role from 2007 to 2015. During her tenure at Procter & Gamble beginning in 1990, Ms. Healey held a number of positions of responsibility, including Group President and advisor to the Chairman and CEO, Group President of North America and Group President for the Global Feminine and Health Care Sector. Ms. Healey has served as a director of Hilton Worldwide Holdings Inc. since 2017, PPG Industries, Inc. since 2016 and Target Corporation since 2015.

Qualifications: Ms. Healey provides the Board with valuable strategic, branding, distribution and operating experience on a global scale obtained over her 32-year career in the consumer goods industry. Her deep experience in marketing and operations, including her 18 years outside the United States, provides the Board with strategic and operational leadership and critical insights into brand building and consumer marketing trends globally.

Other Public Company Boards:

Hilton Worldwide Holdings Inc.

PPG Industries, Inc.

Target Corporation

10    Verizon 2019 Proxy Statement

Item 1: Election of Directors

Nominees for Election

Independent Director since: 2006

Age: 62

Committees:

Audit

Finance

Human Resources

Mr. Otis is the former Chairman and Chief Executive Officer of Darden Restaurants, Inc., the largest company-owned and operated full-service restaurant company in the world. He served as CEO of Darden Restaurants from 2004 to 2014 and as Chairman from 2005 to 2014. After joining Darden in 1995 as Vice President and Treasurer, Mr. Otis served in a number of positions of responsibility, including Chief Financial Officer, Executive Vice President, and President of Smokey Bones Barbeque & Grill, a restaurant concept formerly owned and operated by Darden. Mr. Otis also served as a director of the Federal Reserve Bank of Atlanta from 2010 to 2015. He has served as a director of The Travelers Companies, Inc. since 2017 and VF Corporation since 2004. He has also been a director of 138 funds within the MFS Mutual Funds complex since 2017.

Qualifications: Mr. Otis provides the Board with valuable insight into consumer services, retail operations and financial oversight. His experience over his 20 years at Darden Restaurants provides him with critical perspectives on operations, strategy and management of a complex organization and a large-scale workforce, and his board service at the Federal Reserve Bank of Atlanta and The Travelers Companies provides extensive risk management expertise.

Other Public Company Boards:

The Travelers Companies, Inc.

VF Corporation

MFS Mutual Funds

Independent Director since: 2018

Age: 61

Committees:

Human Resources (Chair)

Mr. Schulman is President and Chief Executive Officer of PayPal Holdings, Inc., a leading online payments company. He has served in this role since 2015, and served as President and CEO-Designee of PayPal from 2014 to 2015. Prior to this, Mr. Schulman was Group President of the Enterprise Group at American Express Company from 2010 to 2014. He was President of the Prepaid Group at Sprint Nextel Corporation from 2009 to 2010 following its acquisition of Virgin Mobile USA, Inc., where he was the company’s founding CEO beginning in 2001. Earlier in his career, Mr. Schulman was President and CEO of Priceline Group, Inc., and held various positions of responsibility during an 18-year career at AT&T, Inc., including President of the Consumer Markets Division. He has served as a director of PayPal since 2015 and as a director and independent chairman of the board of Symantec Corporation since 2000 and 2013, respectively. He also served as a director of FLEX LTD. from 2009 to 2018.

Qualifications: Mr. Schulman’s role as CEO of PayPal and as founding CEO of Virgin Mobile provide the Board with extensive experience in mobile technology and innovation, as well as critical perspectives on business development and strategy. In addition, his leadership experience in the wireless and telecommunications sectors and cybersecurity arena provides the Board with critical industry perspectives on Verizon’s business, challenges and opportunities.

Other Public Company Boards:

PayPal Holdings, Inc.

Symantec Corporation

Verizon 2019 Proxy Statement    11

Item 1: Election of Directors

Nominees for Election

Independent Director since: 2010

Age: 64

Committees:

Corporate Governance and Policy

Human Resources

Mr. Slater has been a Partner at the law firm Squire Patton Boggs LLP since 2001 practicing in the areas of transportation, infrastructure and public policy. Previously, Mr. Slater served as the U.S. Secretary of Transportation from 1997 to 2001 and as the Administrator of the Federal Highway Administration from 1993 to 1997. Mr. Slater has served as a director of Kansas City Southern since 2001. He also served as a director of Transurban Group from 2009 to 2018 and Atkins plc from 2011 to 2014.

Qualifications: Mr. Slater has substantial regulatory and public policy experience at the federal and state levels. Mr. Slater provides the Board with valuable insights on public policy issues and leadership on matters involving multiple stakeholders. He also provides the Board with perspectives on strategic partnerships and legal issues.

Other Public Company Boards:

Kansas City Southern

Independent Director since: 2012

Age: 56

Committees:

Audit

Corporate Governance and Policy

Ms. Tesija is the former Executive Vice President and Chief Merchandising and Supply Chain Officer of Target Corporation, the second largest discount retailer in the United States. She served in this role from 2008 to 2015. During her tenure at Target beginning in 1986, Ms. Tesija served in numerous positions of responsibility, including Director, Merchandise Planning, Senior Vice President, Hardlines Merchandising, and Strategic Advisor. Ms. Tesija has served on the board of Woolworths Group Limited since 2016.

Qualifications: Ms. Tesija provides the Board with valuable large-scale global merchandising and supply chain experience, as well as operational perspectives and strategic planning expertise. Her tenure as an executive at Target Corporation provides the Board with additional insights into the retail industry and consumer behavior.

Other Public Company Boards:

Woolworths Group Limited

12    Verizon 2019 Proxy Statement

Item 1: Election of Directors

Nominees for Election

Director since: 2018

Age: 53

Mr. Vestberg is Chairman and Chief Executive Officer of Verizon Communications Inc. Prior to assuming the role of CEO in August 2018 and the role of Chairman in March 2019, Mr. Vestberg served as Executive Vice President, President – Global Networks and Chief Technology Officer of Verizon from 2017, where he was responsible for developing the architecture for Verizon’s fiber-centric networks. Before joining Verizon in 2017, Mr. Vestberg served as President and Chief Executive Officer of Ericsson, a multinational networking and telecommunications equipment and services company, from 2009 and as Chief Financial Officer from 2007. He held various other positions of responsibility at Ericsson after joining the company in 1991. Mr. Vestberg also served as Vice Chairman of Hexagon AB from 2017 to 2018.

Qualifications: Mr. Vestberg provides the Board with extensive experience in numerous areas of the telecommunications industry, as well as critical global perspectives developed while holding leadership positions on four continents while at Ericsson. As CEO of Verizon, he provides the Board with in-depth knowledge of Verizon’s business and industry, as well as its challenges and opportunities.

Independent Director since: 2015

Age: 67

Committees:

Audit (Chair)

Finance

Mr. Weaver was Chairman and Chief Executive Officer of Deloitte’s audit and enterprise risk services firm, Deloitte & Touche LLP, from 2012 to 2014 and from 2001 to 2005. From 2006 to 2012, he served on the board of directors of Deloitte’s U.S. organization and on its Governance, Compensation and Succession Committees. During Mr. Weaver’s 40 years of experience at Deloitte, including 30 years as a partner, he served as lead client service partner, audit partner and advisory partner for several of Deloitte & Touche’s largest clients. Mr. Weaver has served on the board of trustees of the Goldman Sachs Trust since 2015.

Qualifications: Mr. Weaver provides the Board with significant expertise in the areas of public accounting, risk management and related regulatory matters, which he developed over a long career with a leading audit firm. He also brings to the Board valuable experience with the operational and governance issues faced by a large, complex organization like Verizon.

Other Public Company Boards:

Goldman Sachs Trust

Verizon 2019 Proxy Statement    13

Board and Committees

Board Leadership

Verizon’s governance framework provides the Board with the flexibility to select the appropriate Board leadership structure for the Company. In making this leadership structure determination, the Board considers many factors, including the specific needs of the business and the long-term interests of our shareholders. We have historically combined the roles of Chairman and Chief Executive Officer, and our Board has been satisfied that a combined Chairman and CEO structure has served our shareowners well over time.

In June 2018, the Board elected Mr. Vestberg to succeed Mr. McAdam as CEO effective August 1, 2018, and appointed him to the Verizon Board. In order to facilitate an orderly succession plan, Mr. McAdam was appointed to continue to lead the Board as a non-independent Chairman. Given the dynamic and competitive environment in which Verizon operates, the Board believes that Verizon and our shareholders are best served by a Chairman who has broad and deep knowledge of our industry and the vision, energy and experience to position Verizon as the leader of transformational change in the communications ecosystem. Based on these considerations, when Mr. McAdam informed the Board of his decision to not stand for re-election, the Board determined that Mr. Vestberg was best qualified to serve in the role of Chairman.

To maintain an appropriate level of independent checks and balances in its governance, and consistent with the Corporate Governance Guidelines, the independent members of the Board have elected an independent Lead Director who has the authority to call Board meetings and executive sessions. Clarence Otis, Jr. currently serves as Lead Director. Any shareholder or interested party may communicate directly with the Lead Director.

All Directors play an active role in overseeing Verizon’s business at both the Board and committee level. Every Director may review the agenda for each Board and committee meeting in advance and can request changes. In addition, all Directors have unrestricted access to the Chairman and the senior leadership team at all times.

The Board believes that shareholders are best served by this current leadership structure because it features an independent Lead Director who provides independent and objective oversight and who can express the Board’s positions in a forthright manner, as well as independent Directors who are fully involved in the Board’s operations and decision making.

Lead Director Responsibilities

•   Chairs executive sessions, including those held to evaluate the CEO’s performance and compensation

•   Chairs any meeting of the Board if the Chairman is not present

•   Calls Board meetings and executive sessions as needed

•   Approves the schedule and agenda for all Board meetings, in consultation with the Chairman

•   Acts as principal liaison with the Chairman

•   Leads the Board’s annual self-evaluation

•   Acts as a primary point of contact for Board communication with major shareholders and other key constituents, as appropriate

Board Meetings and Executive Sessions

In 2018, our Board of Directors held nine meetings, including seven regularly scheduled meetings and two special meetings. No incumbent Director attended fewer than 75% percent of the total number of meetings of our Board and the committees to which the Director was assigned. Directors standing for re-election are expected to attend the annual meeting of shareholders. In 2018, all Directors attended the annual meeting.

The Corporate Governance Guidelines require the independent Directors to meet in executive session without any members of management present at least twice a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, our Board typically meets in executive session during each regular Board meeting.

14    Verizon 2019 Proxy Statement

Board and Committees

Annual Board and Committee Assessments

Annual Board and Committee Assessments

Our Board conducts an annual assessment aimed at enhancing its effectiveness. As part of the assessment, each Director completes a written questionnaire that is designed to gather suggestions for improving Board effectiveness and to solicit feedback on a range of issues, including Board operations, Board and committee structure and dynamics, the flow of information from management, and agenda topics. In addition, the Lead Director conducts individual interviews with each of the independent Directors to discuss these topics. The feedback received from the questionnaires and interviews is discussed during an evaluation session.

Each of the four standing committees also conducts its own annual assessment, which includes a written questionnaire and evaluation session. Evaluation sessions are led by the committee chairs and generally include a review of the committee charter, the annual agenda, and the committee’s overall effectiveness.

In addition to these annual assessments, the Board evaluates and modifies its oversight of Verizon’s operations on an ongoing basis. During their executive sessions, the independent Directors consider agenda topics that they believe deserve additional focus and raise new topics to be addressed in future meetings.

The Corporate Governance and Policy Committee annually appraises the framework for our Board and committee assessment processes.

The 2018 Board Assessment Process Questionnaire Written questionnaires for the Board and each committee solicit Director feedback on an unattributed basis One-on-One Discussions Candid, one-on-one discussions between the Lead Director and each independent Director elicit further color on the Director's observations and suggestions Private Sessions of Directors Closed session discussions of the Board assessment are facilitated by our Lead Director, and committee assessment discussions are facilitated by the independent committee chairs Reporting A summary of the assessment results are provided to the Board Feedback Incorporated Policies and practices are updated as appropriate per the self-assessment observations and suggestions Ongoing Director suggestions for improvements to the assessment questionnaire and process are incorporated the following year

Verizon 2019 Proxy Statement    15

Board and Committees

Board Committees

Board Committees

Our Board of Directors has established four standing committees: the Audit Committee, the Corporate Governance and Policy Committee, the Finance Committee, and the Human Resources Committee. Each committee has a written charter that defines its specific responsibilities. The chair of each committee approves the agenda and materials for each meeting. Each committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

Our committee meetings are not held concurrently, which enables our Directors to sit on multiple committees. Our newly appointed Directors also attend all committee meetings for a period prior to being appointed to any particular committee, which allows them to understand the inner workings of all committees.

Members* Gregory Weaver (Chair) Shellye Archambeau M. Frances Keeth Clarence Otis, Jr. Kathryn Tesija * Gregory Wasson served on the Audit Committee until October 1, 2018. Meetings in 2018: 11

Audit Committee

Key Responsibilities

•   Assess and discuss with management Verizon’s significant business risk exposures (including those related to cybersecurity, data privacy, data security and bribery and corruption) and oversee management’s programs and policies to monitor, assess and manage such exposures

•   Assess Verizon’s overall control environment, including controls related to financial reporting, disclosure, compliance and significant financial and business risks

•   Appoint, approve fees for, and oversee the work of the independent registered public accounting firm

•   Oversee financial reporting and disclosure matters

•   Oversee Verizon’s internal audit function

•   Assess Verizon’s compliance processes and programs

•   Review the Chief Compliance Officer’s annual report regarding anti-corruption compliance, compliance with significant regulatory obligations, export controls, and data protection

•   Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets

•   Assess procedures for handling complaints relating to accounting, internal accounting controls or auditing matters

The Board has determined that each of Ms. Archambeau, Ms. Keeth, Mr. Otis and Mr. Weaver is an audit committee financial expert, and that each member of the Audit Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines. Mr. Wasson was an audit committee financial expert and met the same independence requirements during his tenure on the Audit Committee in 2018.

The Audit Committee Report is included on page 28.

16    Verizon 2019 Proxy Statement

Board and Committees

Board Committees

Members Shellye Archambeau (Chair) Richard Carrión Melanie Healey M. Frances Keeth Rodney Slater Kathryn Tesija Meetings in 2018: 8

Corporate Governance and Policy Committee

Key Responsibilities

•   Evaluate the structure and practices of our Board and its committees, including size, composition, independence and operations

•   Recommend changes to our Board’s policies or practices or the Corporate Governance Guidelines

•   Identify and evaluate the qualifications of Director candidates

•   Recommend Directors to serve as members of each committee and as committee chairs

•   Review potential related person transactions

•   Facilitate the annual assessment of the performance of the Board and its committees

•   Review Verizon’s position and engagement on important public policy issues that may affect our business and reputation, including direct and indirect political contributions, lobbying activities, corporate responsibility and sustainability

The Board has determined that each member of the Corporate Governance and Policy Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines.

Members* Mark Bertolini (Chair) Richard Carrión M. Frances Keeth Clarence Otis, Jr. Gregory Weaver * Karl-Ludwig Kley served on the Finance Committee until May 3, 2018. Meetings in 2018: 4

Finance Committee

Key Responsibilities

•   Monitor Verizon’s capital needs and financing arrangements and ability to access the capital markets

•   Monitor expenditures under the annual capital plan approved by our Board

•   Review and approve Verizon’s derivatives policy and monitor the use of derivatives

•   Review Verizon’s insurance and self-insurance programs

•   Oversee the investment of pension assets and the funding of pension and other postretirement benefit obligations

The Board has determined that each member of the Finance Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines. The Board made the same determination for Dr. Kley in 2018.

Verizon 2019 Proxy Statement    17

Board and Committees

Board Committees

Members*

Daniel Schulman (Chair)

Mark Bertolini

Richard Carrión

Melanie Healey

Clarence Otis, Jr.

Rodney Slater

* Gregory Wasson served on the Human Resources Committee until October 1, 2018.

Meetings in 2018: 7

Human Resources Committee

Key Responsibilities

•   Oversee the development of Verizon’s executive compensation program and policies

•   Approve corporate goals relevant to the CEO’s compensation

•   Evaluate the CEO’s performance and recommend his compensation to the Board

•   Review and approve compensation and benefits for selected senior managers

•   Consult with the CEO on talent development

•   Oversee succession planning and assignments to key leadership positions

•   Review and make determinations under Verizon’s clawback policies

•   Review the impact of Verizon’s executive compensation policies and practices, and the performance metrics underlying the compensation program, on Verizon’s risk profile

•   Review and recommend non-employee Director compensation

The Board has determined that each member of the Human Resources Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines. The Board made the same determination for Mr. Wasson in 2018.

The Compensation Committee Report is included on page 51.

18    Verizon 2019 Proxy Statement

Board and Committees

Risk Oversight

Risk Oversight

Role of the Board

While senior management has primary responsibility for managing risk, our Board of Directors is responsible for risk oversight. The Board works with senior management to develop a comprehensive view of Verizon’s key short- and long-term business risks. Verizon has a formalized business risk management reporting process that is designed to provide visibility to the Board about critical risks and risk mitigation strategies.

The Board of Directors oversees the management of risks inherent in the operation of Verizon’s businesses and the implementation of its strategic plan by using several different levels of review. The Board addresses the primary risks associated with Verizon’s business units and corporate functions in its operations reviews of those units and functions. In addition, the Board reviews the risks associated with Verizon’s strategic plan throughout the year.

Role of the Committees

Each of our Board committees oversees the management of risks that fall within that committee’s areas of responsibility. In performing this function, each committee has full access to management and may engage advisors.

Audit Committee

•    Oversees the operations of Verizon’s enterprise risk management program, which identifies the primary risks to Verizon’s business, including risks related to cybersecurity, data privacy and data security.

•    Periodically monitors and evaluates the primary risks associated with particular business units and functions.

•    Works with Verizon’s Senior Vice President of Internal Auditing, who helps identify, evaluate and implement risk management controls and methodologies to address identified risks and who functionally reports directly to the Committee.

•    Meets privately at each Audit Committee meeting with representatives from the independent registered public accounting firm, the Senior Vice President of Internal Auditing, and the Executive Vice President of Public Policy and General Counsel.

Corporate Governance and Policy Committee

•    Reviews business and reputational risks relating to Verizon’s position and engagement on important public policy issues, including political contributions, lobbying activities, corporate social responsibility and sustainability.

Finance Committee

•    Assists our Board in its oversight of financial risk management.

•    Monitors Verizon’s capital needs and financing plans and oversees the strategy for managing risk related to currency and interest rate exposure.

•    Reviews and approves Verizon’s derivatives policy and monitors the use of derivatives.

•    Reviews Verizon’s pension and other postretirement benefit obligations, as well as its insurance and self-insurance programs.

Human Resources Committee

•    Considers the impact of the executive compensation program and of the incentives created by the compensation awards on Verizon’s risk profile.

•    Oversees management’s annual assessment of compensation risk arising from Verizon’s compensation policies and practices.

Based on management’s review, Verizon has concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on Verizon because they are appropriately structured and discourage employees from taking excessive risks.

Verizon 2019 Proxy Statement    19

Board and Committees

Risk Oversight

What about data privacy and cybersecurity risk?

Board and Committee Oversight. Protecting the privacy of our customers’ information and the security of our systems and networks has long been and will continue to be a priority at Verizon. The Board is committed to maintaining strong and meaningful privacy and security protections for our customers’ information. The Audit Committee has primary responsibility for overseeing Verizon’s risk management program relating to privacy and cybersecurity and monitors Verizon’s compliance in the areas of data and privacy protection. To this end, the Board and the Audit Committee receive regular updates on both privacy and cybersecurity matters.

Data Privacy. Verizon has technical, administrative and physical safeguards in place to help protect against unauthorized access to, use or disclosure of customer information and data we collect and store. Verizon has a dedicated Chief Privacy Officer whose team advises the business on privacy risks and assesses the effectiveness of privacy controls. The Chief Privacy Officer annually briefs the Audit Committee on data privacy risks and mitigating actions.

Cybersecurity. To more effectively address the cybersecurity threats posed today, Verizon has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. Verizon’s comprehensive information security program includes, among other aspects, vulnerability management, antivirus and malware protection, file integrity monitoring, encryption and access control. The Chief Information Security Officer leads an annual review and discussion with the full Board dedicated to Verizon’s cyber risks and threats and cyber protections and provides updates throughout the year, as warranted.

20    Verizon 2019 Proxy Statement

Board and Committees

Risk Oversight

What about reputational risk?

As our operating footprint expands, so does our responsibility to consider the impacts of our products and operations on society. New technologies and new markets present considerable opportunities, but also create new risks. Companies in our industry and beyond are facing challenges that have impacted their reputations and brought adverse attention and action by consumers, regulators, and shareholders. The Board is mindful of not only how the technologies we build will provide positive experiences for our customers, but also how they could otherwise have unintended consequences. In order to ensure that Verizon is doing everything possible to anticipate and plan for reputational risk, the Corporate Governance and Policy Committee oversees the Company’s handling of business and reputational risks relating to Verizon’s position and engagement on important public policy issues, including political contributions, lobbying activities, corporate social responsibility and sustainability, as well as individual events and incidents that may affect the Company’s reputation.

Strategic Crisis Management. In order to position Verizon leadership and the Board to respond to strategic risks and protect Verizon’s core assets in a potential crisis, the Company recently refined its Strategic Crisis Management Program. The Program defines clear roles and responsibilities in dealing with various potential crises and outlines a process to make decisions and implement appropriate actions on a timely basis. Through the Program, the Verizon Strategic Crisis Leadership Team is positioned to assume executive ownership of strategic crisis events through drills and scenario-based training. The Program also includes employee crisis awareness training in order to ensure that employees across the Company are prepared to quickly identify and report circumstances or events that could develop into a strategic crisis so that our leadership team can take appropriate steps in response. In addition, Verizon’s Board maintains a Board Crisis Response Plan, which is a structured plan to be used in connection with any crisis that could have a significant strategic impact on the Company’s brand, reputation, finances or legal, political or regulatory position—providing a framework for ensuring appropriate Board oversight and assessment of the response to a crisis, while allowing the necessary flexibility to address the different types of crises that might arise.

Committee Oversight of Current Policy Issues and Corporate Reputation. Each year, Verizon’s Executive Vice President of Public Policy and General Counsel updates the Corporate Governance and Policy Committee on the current policy issues facing the Company that may generate publicity and impact corporate reputation. Through this annual briefing, the Committee reviews and discusses with management the most pressing known reputational issues and the Company’s policy on each issue, as well as the processes in place to anticipate potential developments in each of the identified areas and to quickly respond to any such developments in a timely manner.

Verizon 2019 Proxy Statement    21

Board and Committees

Management Succession Planning and Development

Management Succession Planning and Development

Verizon’s Board of Directors recognizes that one of its most important duties is to ensure continuity in our senior leadership by overseeing the development of executive talent and planning for the efficient succession of the CEO. Our Board has delegated primary oversight responsibility for succession planning to the Human Resources Committee, which oversees assignments to key leadership positions. The Human Resources Committee reports on its activities to the full Board, which addresses succession planning during executive sessions that typically occur in connection with each regularly scheduled meeting.

To ensure that the succession planning and management development process supports and enhances Verizon’s strategic objectives, the Board and Human Resources Committee regularly consult with the CEO on Verizon’s organizational needs and competitive challenges, the potential of key managers, and plans for future developments and emergency situations. As part of this process, the Board and the Human Resources Committee also seek input from the Chief Administrative Officer, as well as advice on related compensation issues from the Human Resources Committee’s independent compensation consultant.

Our Board generally conducts an in-depth review of senior leader development and succession planning at least once a year. Led by the CEO and the Chief Administrative Officer, this review addresses Verizon’s management development initiatives, assesses senior management resources, and identifies individuals who should be considered as potential future senior executives.

Our goal is to develop well-rounded and experienced senior leaders. High potential executives are challenged regularly with additional responsibilities, new positions or promotions to expose them to our diverse operations. These individuals are often positioned to interact more frequently with the Board, both in full Board meetings and in less formal settings and small groups, so the Directors can get to know and assess them.

In 2018, Verizon saw the culmination of a deliberate and comprehensive succession planning process conducted by the Board over the course of multiple years when Mr. Vestberg stepped into the role of CEO. Throughout the process, the Board focused on the strategic direction of the business and the vision for where the Company needed to be in five to ten years to form the basis of a talent profile and selection criteria for the next CEO. This comprehensive process underpins the Board’s confidence that Mr. Vestberg has the right character, skills and global perspective to drive transformational change and lead the Company into the future. In addition, throughout the CEO succession planning process, the Board was actively focused on ensuring the smooth CEO transition critical to maintaining a well-functioning company while building on a track record of performance. In order to implement this successful transition, the Board appointed Mr. McAdam to remain as a non-independent Chairman, positioning him to provide leadership continuity as well as advice and guidance to Mr. Vestberg and the Board during a transition period.

22    Verizon 2019 Proxy Statement

Board and Committees

Shareholder Engagement

Shareholder Engagement

Ongoing communication with our shareholders helps the Board and senior management gain useful feedback on a wide range of subjects and understand the issues that matter most to our shareholders. Verizon views accountability to shareholders as both a mark of good governance and a critical component of our success. In 2018, management and our Directors met with our shareholders and engaged in discussions on a variety of issues, including Board oversight of Company strategy; CEO succession; the leadership structure of the Board; Board composition and refreshment; sustainability and corporate responsibility; and the relationship between our compensation program and our long-term strategy.

•	Company strategy	•	Board composition and refreshment

•	CEO succession	•	Sustainability and corporate responsibility

•	Board leadership	•	Executive compensation

The information learned in these discussions serves as the foundation for our policies and informs our business strategy on an ongoing basis.

Communicating with Directors

Our Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process, and has adopted the following procedure to facilitate this communication.

How to Contact the Board

Any shareholder or interested party may communicate directly with our Board, any committee of our Board, any individual Director (including the Lead Director and the committee chairs) or the non-employee Directors as a group, by writing to:

Verizon Communications Inc.

Board of Directors

(or committee name, individual Director, Lead

Director, committee chair or non-employee

Directors as a group, as appropriate)

1095 Avenue of the Americas

New York, New York 10036

Verizon’s Corporate Secretary reviews all correspondence addressed to our Directors and periodically provides the Board with copies of all communications that deal with the functions of our Board or its committees, or that otherwise require Board attention. Typically the Corporate Secretary will not forward communications that are of a personal nature or are unrelated to the duties and responsibilities of our Board, including business solicitations or advertisements, mass mailings, job-related inquiries, or other unsuitable communications. All communications involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee.

Verizon 2019 Proxy Statement    23

Non-Employee Director Compensation

The Human Resources Committee, in consultation with its independent compensation consultant, reviews and recommends non-employee Director compensation. In 2018, each non-employee Director of Verizon received an annual cash retainer of $125,000. Through June 2018, the Chairs of the Corporate Governance and Policy Committee and the Finance Committee received an additional annual cash retainer of $15,000, and the Chairs of the Audit Committee and the Human Resources Committee, as well as the Lead Director, each received an additional annual cash retainer of $25,000. Effective July 2018, based on the recommendation of the Human Resources Committee after its review of the Verizon director compensation program and the programs of peer companies, and in consultation with its independent compensation consultant, the Board determined to increase the additional annual cash retainer paid to (i) the Chairs of the Corporate Governance and Policy Committee and the Finance Committee to $20,000, (ii) the Chairs of the Audit Committee and the Human Resources Committee to $30,000 and (iii) the Lead Director to $50,000. Based on the same process, the Board also approved the payment to any non-employee Chairman of the Board an annual cash retainer of $200,000, effective upon such person assuming that role.

In 2018, each non-employee Director also received a grant of Verizon share equivalents valued at $175,000 on the grant date. No meeting fees were paid if a non-employee Director attended a Board or Committee meeting on the day before or the day of a regularly scheduled Board meeting. Each non-employee Director who attended a Board or Committee meeting held on any other date received a meeting fee of $2,000.

Each non-employee Director who joins our Board receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date the new Director joins our Board.

All share equivalents that non-employee Directors receive are automatically credited to the Director’s deferred compensation account under the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan, and invested in a hypothetical Verizon stock fund. Share equivalents received in the one-time grant or the annual equity grant may not be sold while the Director serves on the Board. Amounts in a Director’s deferred compensation account are paid in a cash lump sum in the year following the year the Director leaves our Board.

Non-employee Directors may choose to defer all or part of their annual cash retainer and meeting fees (if any) under the Deferral Plan. They may elect to invest these amounts in the hypothetical investment options available to participants in Verizon’s Management Savings Plan or in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services.

One of our non-employee Directors who served as a director of a predecessor company is a participant in a charitable giving program. Under this program, when a participant retires from the Board or attains age 65 (whichever occurs later) or dies, Verizon will make one or more charitable contributions in the aggregate amount of $1,000,000, payable in ten annual installments. This program, which is closed to future participants, is financed through the purchase of insurance on the life of each participant. In 2018, the aggregate cost of maintaining and administering this program was $15,000.

The non-employee Directors are eligible to participate in the Verizon Foundation Matching Gifts Program. Under this program, which is open to all Verizon employees, the Foundation matches up to $5,000 per year of charitable contributions to accredited colleges and universities, $1,000 per year of charitable contributions to any non-profit with 501(c)(3) status, and $1,000 per year of charitable donations to designated disaster relief campaigns.

24    Verizon 2019 Proxy Statement

Non-Employee Director Compensation

Non-Employee Director Compensation in 2018

Non-Employee Director Compensation in 2018

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation[3] ($) (g)	Total ($) (h)
Shellye Archambeau*	138,667	175,000	0	0	0	0	313,667
Mark Bertolini	131,000	175,000	0	0	0	0	306,000
Richard Carrión*	148,500	175,000	0	0	0	0	323,500
Melanie Healey	131,000	175,000	0	0	0	6,000	312,000
M. Frances Keeth*	192,000	175,000	0	0	0	5,000	372,000
Karl-Ludwig Kley**	62,500	175,000	0	0	0	0	237,500
Clarence Otis, Jr.*	166,500	175,000	0	0	0	0	341,500
Daniel Schulman	43,667	221,203	0	0	0	0	264,870
Rodney Slater	129,000	175,000	0	0	0	0	304,000
Kathryn Tesija	137,000	175,000	0	0	0	0	312,000
Gregory Wasson**	103,750	175,000	0	0	0	0	278,750
Gregory Weaver*	164,500	175,000	0	0	0	0	339,500

*	Denotes a chair of a standing committee during 2018. Ms. Keeth also served as Lead Director until March 8, 2019.
**	Dr. Kley served on the Board until May 3, 2018 and Mr. Wasson served on the Board until October 1, 2018.
1	This column includes all fees earned in 2018, whether the fee was paid in 2018 or deferred.
2

For each non-employee Director, this column reflects the grant date fair value of the non-employee Director’s 2018 annual stock award and, for Mr. Schulman, the one-time grant he received when joining the Board, in each case computed in accordance with FASB ASC Topic 718. The following reflects the aggregate number of share equivalent awards outstanding as of December 31, 2018 for each person who served as a non-employee Director during 2018: Ms. Archambeau, 22,520; Mr. Bertolini, 17,737; Mr. Carrión, 131,998; Ms. Healey, 32,264; Ms. Keeth, 66,689; Dr. Kley, 14,852; Mr. Otis, 74,978; Mr. Schulman, 4,118; Mr. Slater, 43,731; Ms. Tesija, 26,784; Mr. Wasson, 25,784; and Mr. Weaver, 15,543.

3	This column reflects matching contributions made on the non-employee Directors’ behalf under the Verizon Foundation Matching Gift Program.

Verizon 2019 Proxy Statement    25

Audit Matters

Item 2: Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee considered the performance and qualifications of Ernst & Young LLP, and has reappointed that independent registered public accounting firm to examine the financial statements of Verizon for fiscal year 2019 and to examine the effectiveness of internal control over financial reporting. Ernst & Young has been retained as Verizon’s independent registered public accounting firm since 2000.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal years 2018 and 2017.

	Audit fees	Audit- related fees	Tax fees	All other fees
2018	$35.5 million	$10.3 million	$4.4 million	—
2017	$39.2 million	$12.0 million	$4.1 million	—

Audit fees are attributable to services that include the financial statement audit, the audit of the effectiveness of Verizon’s internal control over financial reporting required by the Sarbanes-Oxley Act, and financial statement audits required by statute for our foreign subsidiaries. Audit-related fees are attributable to services that primarily include audits of other subsidiaries, reviews of controls over services provided to customers, and work related to the implementation of new accounting standards, as well as other audit and due diligence procedures performed in connection with acquisitions, dispositions or other financial transactions. Tax fees are attributable to services that primarily consist of federal, state, local and international tax planning and compliance. The Audit Committee considered, in consultation with management and the independent registered public accounting firm, whether Ernst & Young could provide these services while maintaining independence.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm that performs audit services. In considering Ernst & Young’s appointment for the 2019 fiscal year, the Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Ernst & Young’s historical performance and its recent performance during its engagement for the 2018 fiscal year;

•	Ernst & Young’s capability and expertise in handling the breadth and complexity of Verizon’s operations;

•	the qualifications and experience of key members of the engagement team, including the lead engagement partner, for the audit of Verizon’s financial statements;

•	the quality of Ernst & Young’s communications with the Committee regarding the conduct of the audit, and with management with respect to issues identified in the audit;

•	external data on audit quality and performance of, including recent Public Company Accounting Oversight Board reports on, Ernst & Young;

•	the appropriateness of Ernst & Young’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms; and

•	Ernst & Young’s reputation for integrity and competence in the fields of accounting and auditing.

In addition, in order to ensure continuing auditor independence, the Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Committee ensures that the mandated rotation of Ernst & Young’s personnel occurs routinely and is directly involved in the selection of Ernst & Young’s lead engagement partner.

26    Verizon 2019 Proxy Statement

Audit Matters

Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm and is responsible for negotiating the audit fees associated with the engagement. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services based on specified project and service details, fee estimates, and aggregate fee limits. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and approves the related fees. The Committee pre-approved all of Ernst & Young’s 2018 fees and services.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2019 fiscal year. The Committee believes that continuing to retain Ernst & Young to serve as Verizon’s independent registered public accounting firm is in the best interests of Verizon and our shareholders. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision. One or more representatives of Ernst & Young will be at the 2019 Annual Meeting of Shareholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR ratification.

Verizon 2019 Proxy Statement    27

Audit Committee Report

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2018, and the effectiveness of Verizon’s internal control over financial reporting as of December 31, 2018.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, The Nasdaq Stock Market and Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

The Committee has received written disclosures and a letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

The Committee has assessed and discussed with management Verizon’s significant business risk exposures and overseen management’s programs and policies to monitor, assess and manage such exposures. The Committee also periodically monitored and evaluated the primary risks associated with particular business units and functions.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2018.

The Committee reviewed the independent registered public accounting firm’s performance, qualifications and tenure, the qualifications of the lead engagement partner, management’s recommendation regarding retention of the firm, and considerations related to audit firm rotation, as discussed further on page 26. Based on that review, the Committee reappointed the independent registered public accounting firm for fiscal year 2019.

Respectfully submitted,

The Audit Committee

Gregory Weaver, Chair

Shellye Archambeau

M. Frances Keeth

Clarence Otis, Jr.

Kathryn Tesija

March 8, 2019

28    Verizon 2019 Proxy Statement

Executive

Compensation

Compensation Discussion and Analysis

The Human Resources Committee of the Board of Directors oversees the development and implementation of the compensation program for Verizon’s named executive officers.

2018 named executive officers Hans Vestberg Chief Executive Officer Matthew Ellis Executive Vice President and Chief Financial Officer K. Guru Gowrappan Executive Vice President and CEO - Verizon Media Group Marc Reed Executive Vice President and Chief Administrative Officer Ronan Dunne Executive Vice President and President - Verizon Consumer Group Lowell McAdam Chairman and Former Chief Executive Officer John Stratton Former Executive Vice President and President - Global Operations Timothy Armstrong Former Executive Vice President and President and CEO - Oath

Key Management Changes in 2018

CEO Succession. Mr. Vestberg succeeded Mr. McAdam as Verizon’s Chief Executive Officer on August 1, 2018, and as Chairman of the Board on March 8, 2019, when Mr. McAdam stepped down from those positions. Mr. McAdam retired from Verizon on December 31, 2018. This transition was the culmination of a deliberate and comprehensive CEO succession planning process designed to ensure that Verizon is best positioned to deliver on our value proposition to all stakeholders. Prior to Mr. Vestberg’s appointment as CEO, he served as Verizon’s Executive Vice President, President of Global Networks and Chief Technology Officer, a position he held since joining Verizon in early 2017.

Verizon Media Group CEO Succession. Effective October 1, 2018, Mr. Gowrappan succeeded Mr. Armstrong as Executive Vice President and CEO of Verizon’s Media Group (formerly known as Oath). Prior to this appointment, Mr. Gowrappan was the President and COO of the Media Group, a position he held since joining the Company in April 2018. Mr. Armstrong left the Company on December 31, 2018.

Retirement of Mr. Stratton. Mr. Stratton stepped down as Executive Vice President and President — Global Operations on June 7, 2018 and remained as strategic advisor to Verizon until he retired from the Company on December 31, 2018.

Verizon 2019 Proxy Statement    29

Compensation Discussion and Analysis

Best Practices in Executive Compensation and Governance

New Operating Structure. In November 2018, Verizon announced the realignment of the Company’s operating structure around three core segments — Verizon Consumer Group, Verizon Business Group and Verizon Media Group — effective for financial reporting purposes on April 1, 2019. Effective January 1, 2019, Mr. Dunne was named Executive Vice President and President of Verizon’s Consumer Group.

Compensation changes made in connection with these key management changes are described in this Compensation Discussion and Analysis.

Best Practices in Executive Compensation and Governance

Our compensation program reflects our commitment to industry-leading standards for compensation design and governance. The Human Resources Committee regularly reviews best practices in executive compensation and governance and revises our policies and practices when appropriate. The following table highlights some features of our executive compensation program that demonstrate the rigor of our policies.

Compensation Practice	Verizon Policy	More Information on Page

Pay for performance	Approximately 90% of named executive officers’ total compensation opportunity is variable, incentive-based pay.	34

Robust stock ownership guidelines	We have stock ownership guidelines for the CEO of 7x base salary; for other named executive officers of 4x base salary; and for Directors of 3x the cash component of the annual Board retainer. While they serve on the Board, Directors may not divest share equivalents granted to them by Verizon.	49

Shareholder outreach	Our outreach program gives institutional shareholders a regular opportunity to express their views about our executive compensation program and policies. Shareholder input is carefully considered by the Committee.	32

Clawback policies	Our clawback policies give us the right to cancel or “claw back” incentive compensation from any senior executive who has engaged in misconduct that results in (i) significant reputational or financial harm to Verizon or (ii) a material financial restatement.	49

Anti-hedging policy	Our anti-hedging policy prohibits Directors and executives who receive equity-based incentive awards from entering into transactions designed to hedge or offset any decrease in the market value of Verizon stock that they own.	49

Annual compensation risk assessment	We perform a risk assessment of our compensation program every year.	19

Independent compensation consultant	An independent compensation consultant advises the Committee on executive compensation. The consultant cannot do any work for the Company while it is engaged by the Committee.	31

Double-trigger change in control	In the event of a change in control, our Long-Term Incentive Plan (Long-Term Plan) requires an involuntary termination for accelerated vesting of awards.	48

Annual shareholder say-on-pay	We value our shareholders’ input on our executive compensation program, so our Board seeks a non-binding advisory vote from shareholders every year to approve the executive compensation disclosed in our CD&A and compensation tables.	70

Tax gross-ups	We do not provide tax gross-ups to our executive officers.	47

Dividends on unearned performance awards	We do not pay dividends on unearned Performance Stock Units (PSUs) or Restricted Stock Units (RSUs).	40

Employment contracts	None of our named executive officers has an employment contract.	48

Guaranteed benefits	Beginning in 2006, we froze our defined benefit pension and supplemental benefits.	48

30    Verizon 2019 Proxy Statement

Compensation Discussion and Analysis

Roles and Responsibilities

Roles and Responsibilities

Human Resources Committee

The Human Resources Committee of the Board of Directors oversees Verizon’s management succession planning and talent development, as well as the design and implementation of the compensation program for our named executive officers. The CEO’s compensation is determined by the independent members of the Board after receiving the Committee’s recommendation. References to the Committee in this Compensation Discussion and Analysis with respect to the CEO’s compensation reflect that process.

Management

The Committee may consult with the Executive Vice President and Chief Administrative Officer about the design, administration and operation of the compensation program. The Committee has delegated administrative responsibility for implementing its decisions on compensation and benefits matters to the Chief Administrative Officer, who reports to the Committee on the actions taken under this delegation.

The Committee seeks the CEO’s views on whether the existing compensation policies and practices continue to support Verizon’s business and performance objectives, utilize appropriate performance targets, and appropriately reward the contributions of the other named executive officers. While the Committee values the CEO’s insight, ultimately the Committee makes an independent determination on all matters related to the compensation of the named executive officers.

Independent Compensation Consultant

The Committee has the sole authority to retain and terminate a compensation consultant and to approve all terms of the engagement, including fees. The Committee has retained Pearl Meyer as its compensation consultant (Consultant) based on the firm’s independence and expertise in representing the compensation committees of large corporations. The Consultant advises the Committee on all matters related to the compensation of our named executive officers and our non-employee Directors. This includes conducting an annual survey to provide current benchmarking data for our peer group and other relevant market data in our industry. The Consultant helps the Committee interpret this data, as well as data provided by the Company. The Consultant participates in all Committee meetings and confers regularly with the Committee in executive session at those meetings.

Committee policy prohibits the Consultant from doing any work for the Company during its engagement.

The Committee has considered the independence of Pearl Meyer in light of SEC rules and NYSE and Nasdaq listing standards. At the Committee’s request, Pearl Meyer provided a letter addressing its independence, including the following factors:

•	No other services provided to the Company by the Consultant;

•	Fees paid by the Committee as a percentage of the Consultant’s total revenue;

•	Any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee;

•	Policies or procedures maintained by the Consultant that are designed to prevent a conflict of interest;

•	Any Company stock owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and the Consultant or the individual consultants involved in the engagement.

The Committee has concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Committee.

Verizon 2019 Proxy Statement    31

Compensation Discussion and Analysis

Shareholder Feedback on Compensation

Shareholder Feedback on Compensation

Our Board, the Committee and our management team value shareholder perspectives on our executive compensation program. As part of the Committee’s annual review of the program, it considers the outcome of Verizon’s annual shareholder advisory vote on executive compensation – the “say-on-pay.” At our Annual Meeting in May 2018, the compensation of our named executive officers was approved by approximately 92% of votes cast, demonstrating a high level of shareholder support for our compensation program and policies.

Management and Directors engage with our institutional shareholders in meetings and calls throughout the year. Topics of discussion typically include the Committee’s choice of performance measures for awards issued under our Short- and Long-Term Incentive Plans, the relationship between the performance measures and our long-term strategy, the payout terms of equity awards, compensation recoupment policies and shareholder proposals. Based on these discussions, the results of our 2018 say-on-pay vote, and the history of strong shareholder support in prior say-on-pay votes, the Committee believes our shareholders continue to strongly support Verizon’s executive compensation program.

Peer Group

The peer groups utilized for compensation benchmarking and for measuring Verizon’s relative stock performance are reviewed each year. No changes were made in 2018. The Committee benchmarks executives’ total compensation opportunities against the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s five largest industry competitors that are not included in the Dow Jones Industrial Average (the “Related Dow Peers.”) This peer group is self-adjusting so that changes in the companies included in the Dow Jones Industrial Average are also reflected in the Related Dow Peers over time. The Related Dow Peers group includes our five largest industry competitors, as well as other large companies that we compete against in the marketplace for executive talent and investment dollars, such as Apple, Disney, IBM and Microsoft. Although many of the companies included in the group are similar to us in market capitalization, net income, revenue and total employees, Verizon is considerably larger than the median size of the Related Dow Peers. The Committee takes this into consideration when reviewing the market compensation data. The Related Dow Peers are also used to evaluate Verizon’s relative stock performance under the Long-Term Plan, as described in “Benchmarking Total Compensation Opportunity” below. The Committee believes that use of the Related Dow Peers provides a consistent measure of Verizon’s performance and makes it easier for shareholders to understand, evaluate and monitor Verizon’s compensation program.

32    Verizon 2019 Proxy Statement

Compensation Discussion and Analysis

Peer Group

Related Dow Peer Information

The following chart shows the companies included in the Related Dow Peers, as constituted on March 6, 2018, the date of the 2018 PSU grant. The chart includes each company’s market capitalization as of December 31, 2018, as reported by Bloomberg, as well as net income attributable to the company, revenue and total number of employees as of each company’s most recent fiscal year-end as reported in SEC filings.

Company	Market Capitalization ($ Millions)	Net Income Attributable to the Company ($ Millions)	Revenue ($ Millions)	Total Employees

3M	$110,949	$5,349	$32,765	93,516
American Express	$81,428	$6,921	$43,281	59,000
Apple	$748,539	$59,531	$265,595	132,000
AT&T	$207,714	$19,370	$170,756	268,220
Boeing	$183,143	$10,460	$101,127	153,000
Caterpillar	$74,985	$6,147	$54,722	104,000
Charter Communications	$72,590	$1,230	$43,634	98,000
Chevron	$207,873	$14,824	$158,902	48,600
Cisco Systems	$194,810	$110	$49,330	74,200
Coca-Cola	$201,546	$6,434	$31,856	62,600
Comcast	$154,911	$11,731	$94,507	184,000
DowDuPont	$122,696	$3,844	$85,977	98,000
Exxon Mobil	$288,703	$20,840	$290,212	71,000
General Electric	$65,845	($22,355)	$121,615	283,000
Goldman Sachs Group	$64,577	$10,459	$52,528	36,600
Home Depot	$194,075	$11,121	$108,203	400,000
IBM	$103,303	$8,728	$79,591	350,600
Intel	$214,189	$21,053	$70,848	107,400
Johnson & Johnson	$346,109	$15,297	$81,581	135,100
JPMorgan Chase	$324,627	$32,474	$131,412	256,105
McDonald’s	$136,891	$5,924	$21,025	210,000
Merck	$198,695	$6,220	$42,294	69,000
Microsoft	$785,026	$16,571	$110,360	131,000
Nike	$117,742	$1,933	$36,397	73,100
Pfizer	$252,318	$11,153	$53,647	92,400
Procter & Gamble	$229,010	$9,750	$66,832	92,000
Sprint Corporation	$23,731	$7,389	$32,406	30,000
T-Mobile US	$53,966	$2,888	$43,310	52,000
Travelers	$31,710	$2,523	$30,282	30,400
UnitedHealth Group	$239,662	$11,986	$226,247	300,000
United Technologies	$91,933	$5,269	$66,501	240,200
VISA	$290,823	$10,301	$20,609	17,000
Walmart	$270,625	$6,670	$514,405	2,200,000
Walt Disney	$163,233	$12,598	$59,434	201,000
Verizon	$232,302	$15,528	$130,863	144,500

Verizon 2019 Proxy Statement    33

Compensation Discussion and Analysis

Compensation Objectives and Elements of Compensation

Benchmarking Total Compensation Opportunity

The Committee evaluates whether the compensation opportunities for our executives are appropriate and competitive by comparing each named executive officer’s total compensation opportunity – which represents the sum of the executive’s base salary and target award amounts under the Short-Term Incentive Plan (Short-Term Plan) and the Long-Term Plan – to the total compensation opportunities for executives in comparable positions at companies in the Related Dow Peers, referencing the 50th percentile when making this comparison. A named executive officer’s total compensation opportunity may be higher or lower depending upon the executive’s tenure and overall level of responsibility. Because the significant majority of an executive’s total compensation is performance-based, the total amount of compensation an executive actually receives may be less or more than the targeted opportunity based on Verizon’s annual and long-term performance results.

Compensation Objectives and Elements of Compensation

Compensation Objectives

Verizon’s executive compensation program supports the creation of shareholder value by pursuing four key objectives:

•

Attract and retain high-performing executives with the leadership abilities and experience necessary to drive our customer-focused transformation of the digital market, within an enterprise of our scale, breadth and complexity;

•	Pay for superior results and sustainable growth by rewarding the achievement of challenging short- and long-term performance goals designed to build shareholder value;

•

Drive performance and create shareholder value by emphasizing variable, at-risk compensation with an appropriate balance of short-term and long-term objectives that align executive and shareholder interests; and

•	Manage risk through oversight and compensation design features, policies and practices that balance short-term and long-term incentives and cap maximum payments.

Elements of Compensation

The Committee determines the appropriate balance between fixed and variable pay elements, short- and long-term pay elements, and cash and equity-based pay elements when setting total compensation opportunities at competitive levels.

Pay Element	Characteristics	Purpose
Base Salary	Annual fixed cash compensation	Attract and retain high-performing and experienced executives
Short-Term Incentive Opportunity	Annual variable cash compensation based on the achievement of predetermined annual performance measures	Motivate executives to achieve challenging short-term performance targets
Long-Term Incentive Opportunity	Long-term variable equity awards granted annually as a combination of performance-based stock units and time-based restricted stock units	Align executives’ interests with those of shareholders, encourage efforts to grow long-term value, and retain executives

While the Committee does not benchmark and target each individual element of compensation to a specified market level, it does review market data with respect to the mix of annual cash and long-term equity components for similarly situated executives among the Related Dow Peers.

Compensation Mix to Emphasize Long-Term Performance

The Committee believes that a substantial majority of each named executive officer’s total compensation opportunity should be variable and at risk in order to emphasize a performance-based culture. In establishing the mix of incentive pay for the named executive officers, the Committee balances the importance of meeting Verizon’s short-term business goals with the need to create shareholder value over the longer term. To that end, long-term target compensation opportunities are more than double the annual base salary and short-term incentive target compensation opportunities. Moreover, since the annual

34    Verizon 2019 Proxy Statement

Compensation Discussion and Analysis

2018 Annual Base Salary

Long-Term Plan awards feature three-year award cycles, with awards consisting of PSUs subject to both performance-based and time-based vesting requirements and RSUs subject to time-based vesting requirements, we reward sustained performance and also encourage high-performing executives to remain with Verizon.

For 2018, the Committee allocated approximately 10% of each executive’s total compensation opportunity in the form of base salary, 20% in the form of short-term incentive, and 70% in the form of long-term incentive. Mr. Armstrong’s total compensation opportunity was allocated in a manner consistent with his legacy total compensation opportunity from AOL, Inc., which Verizon acquired in 2015, with approximately 17% in the form of base salary, 33% in the form of short-term incentive and 50% in the form of long-term incentive.

Performance Target Setting

The Committee takes a holistic approach to establishing performance targets under our incentive plans. Targets are set at the time of the Board’s annual strategy session to ensure that our executives’ compensation opportunities are aligned with Verizon’s short- and long-term strategic goals. In establishing performance targets, the Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term and establishing realistic goals that continue to motivate and retain executives. As a result, our Short-Term and Long-Term Plans provide for measurable, rigorous performance targets that are attainable, but challenge executives to drive business results that generate shareholder value.

In setting the performance targets, the Committee considered the following factors:

•	Verizon’s short- and long-term strategy;

•	Economic, industry and competitive environments;

•	The creation of shareholder value;

•	The achievement level against performance targets in the prior year;

•	Financial analysts’ consensus estimates for the performance measures over future performance cycles;

•	The correlation among the performance measures and considerations of how Verizon’s operational performance will affect each measure differently; and

•	With regard to the diversity and sustainability metric in the Short-Term Plan, Verizon’s values and long-term commitment to being a responsible member of the communities we serve.

2018 Annual Base Salary

To determine an executive’s base salary, the Committee, with assistance from the Consultant, considers the pay practices of the Related Dow Peers for comparable positions; the executive’s experience, tenure, scope of responsibility and performance; internal pay alignment; continuity planning and management development considerations; and for newly-hired executives, the Committee also considers the compensation required to attract the executive to the Company. In particular, the Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity. There is no specific weighting applied to any of these factors in setting annual salaries, and the process ultimately relies on the subjective exercise of the Committee’s judgment.

Taking into account these considerations, the Committee approved a base salary increase in 2018 of 22.22% for Mr. Vestberg in his prior role and a new base salary of $1,500,000 when he was promoted to CEO effective August 1, 2018. The Committee approved base salary increases of 6.67% for Mr. Ellis, 3.13% for Mr. Reed, 3.03% for Mr. Dunne, 15.79% for Mr. Stratton and 5% for Mr. Armstrong and a base salary for Mr. Gowrappan of $850,000. The Committee approved these base salary levels in order to create an appropriate total compensation opportunity for each officer in light of the Committee’s reference of the 50th percentile for comparable executives within the Related Dow Peers and the compensation mix considerations described above. Mr. McAdam did not receive a base salary increase in 2018.

Verizon 2019 Proxy Statement    35

Compensation Discussion and Analysis

2018 Short-Term Incentive Compensation

2018 Short-Term Incentive Compensation

The Verizon Short-Term Plan motivates executives to achieve challenging short-term performance targets. Each year, the Committee establishes the potential value of the awards under the Short-Term Plan, as well as the performance targets required to achieve these awards.

The Committee sets the values of the Short-Term Plan award opportunities as a percentage of an executive’s base salary based on both the scope of the executive’s responsibilities and the competitive pay practices of the Related Dow Peers. The Short-Term Plan award opportunities at the threshold, target and maximum levels for each of the named executive officers are shown in the Grants of Plan-based Awards table on page 54.

For the named executive officers, other than Mr. Vestberg, target award opportunities, expressed as a percentage of base salary, did not change for 2018. However, the dollar value of the 2018 target award opportunities for Messrs. Ellis, Reed, Dunne, Stratton and Armstrong increased from 2018 as a result of the base salary increases described above. Mr. McAdam did not receive a salary increase in 2018, so the dollar value of his 2018 target award opportunity was the same as it was for the past four years. When Mr. Vestberg was promoted to CEO in August 2018, his target Short-Term Plan award opportunity was increased from 150% to 250% on a prorated basis. When Mr. Gowrappan was hired in April 2018, he was eligible for a full year Short-Term Plan award for 2018, and his target award opportunity was set at 150% of his base salary, which is consistent with target award opportunities as a percentage of base salary that apply to Messrs. Ellis, Reed, Dunne and Stratton. Mr. Armstrong’s target award opportunity is the same as a percentage of base salary as the one that applied under his legacy AOL compensation structure.

The following table shows the 2018 Short-Term Plan target award opportunity for each of the named executive officers.

2018 Short-Term Plan Target Award Opportunity

Named Executive Officer	As a Percentage of Base Salary	As a Dollar Value

Mr. Vestberg*	250%	$2,525,000	*

Mr. Ellis	150%	$1,200,000

Mr. Gowrappan	150%	$1,275,000

Mr. Reed	150%	$1,237,500

Mr. Dunne	150%	$1,275,000

Mr. McAdam	250%	$4,000,000

Mr. Stratton	150%	$1,650,000

Mr. Armstrong	200%	$2,100,000

*

Mr. Vestberg’s target award opportunity was 150% of his base salary prior to August 2018. The dollar value shown here reflects Mr. Vestberg’s total target award opportunity for 2018 after giving effect to the prorated increase to his target award percentage upon his promotion to CEO effective August 1, 2018.

36    Verizon 2019 Proxy Statement

Compensation Discussion and Analysis

2018 Short-Term Incentive Compensation

Annual Performance Measures

In the first quarter of each year, the Committee establishes financial and operational performance measures for the Short-Term Plan that are consistent with Verizon’s strategic goals. For each such measure, the Committee sets a target that challenges executives to drive business results that generate shareholder value. Verizon’s performance with respect to these measures determines the amount of the short-term incentive awards earned by the named executive officers.

Why these performance measures?

The Committee selected adjusted earnings per share (EPS), free cash flow and total revenue to reflect Verizon’s strategic goals of encouraging profitable operations, efficient use of capital and overall growth. The Committee also selected diversity and sustainability metrics to reflect Verizon’s commitment to promoting diversity among our employees and our business partners, and to reducing the environmental impact of our operations.

The 2018 performance measures, along with the weighting ascribed to each, are shown below as a percentage of the total Short-Term Plan award opportunity at target level performance. The Committee believes that these performance measures are appropriate to motivate Verizon’s executives to achieve outstanding short-term results and, at the same time, help build long-term value for shareholders. The 2018 measures and related targets approved by the Committee are described in detail below. These performance measures and weights are unchanged from 2017.

2018 Short-Term Plan Performance Measures

Adjusted EPS Free Cash Flow Total Revenue Diversity and Sustainability

Verizon 2019 Proxy Statement    37

Compensation Discussion and Analysis

2018 Short-Term Incentive Compensation

Adjusted EPS

Target range: $4.49 – $4.58

Verizon’s earnings are a function of the revenue earned from customers and the expenses incurred to serve those customers. As a result, adjusted EPS is a measure of the efficiency with which we are approaching the marketplace – the effectiveness with which we are balancing encouraging customers to start and continue relationships with us and the costs we are incurring to do so. The Committee assigns the greatest weight to adjusted EPS in determining awards under the Short-Term Plan because this measure is broadly used and recognized by investors as a key indicator of ongoing operational performance and profitability. Adjusted EPS excludes special items, such as impairments and gains and losses from divestitures, business combinations, changes in accounting principles, the net impact of severance, pension and post-retirement benefit costs, extraordinary items and restructurings. As a result, the Committee believes this measure provides meaningful comparisons of our financial results from period to period and reflects the relative success of the ongoing business.

Free Cash Flow

Target range: $17.4 billion to $18.8 billion

Free cash flow is a measure of the cash we have left over after we have made the capital expenditures necessary to continue to provide high-quality services to our customers. As a result, it is an indication of the extent to which we are efficiently using capital. It is also an indication of the amount of cash Verizon has available to return to shareholders in the form of dividends or share repurchases and to increase our financial flexibility by reducing outstanding debt. Free cash flow is calculated by subtracting capital expenditures from the total of cash flow from operations and cash flow from financing and investing activities attributable to device payment plan receivable securitizations.

Total Revenue

Target range: $128.9 billion to $130.3 billion

Total Revenue reflects the extent to which we are able to attract and retain customers and the level of penetration of our products and services in key markets. The Committee views this measure as an important indicator of Verizon’s growth and success in realizing its strategic initiatives.

38    Verizon 2019 Proxy Statement

Compensation Discussion and Analysis

2018 Short-Term Incentive Compensation

Diversity and Sustainability

Targets: At least 58.9% of U.S.-based workforce comprised of minority and female employees; direct at least $4.6 billion of our overall supplier spending to minority- and female-owned firms; reduce our carbon intensity — the amount of carbon our business emits divided by the terabytes of data we transport over our networks — by at least 6.0% compared to the prior year

As a large, multinational company with a highly diverse customer and employee base, we know that our operations are strengthened when we leverage the diversity of thought and cultures of our workforce and suppliers. We are also committed to reducing the environmental impact of our operations, because we believe that it is important for us to be good stewards of our planet while we continue to serve our customers.

2018 Adjusted Company Results

The Short-Term Plan provides for performance measures to be adjusted to exclude the impact of certain types of events not contemplated at the time the performance measures were set, such as significant transactions, changes in legal or regulatory policy and other special items. In determining adjusted EPS and Total Revenue, the Committee made an adjustment for the impact of the revenue recognition standard adopted on January 1, 2018, as set forth in Appendix A, which was not contemplated at the time that the adjusted EPS and Total Revenue targets were set. In determining free cash flow, the Committee made adjustments for discretionary pension plan contributions and the impact of the Tax Cuts and Jobs Act enacted on December 22, 2017, which were not contemplated at the time the free cash flow target was set. No awards are paid under the Short-Term Plan if Verizon’s return on equity (ROE) for the plan year, based on adjusted net income, does not exceed 8% (even if some or all of the other performance measures are achieved).

2018 Adjusted Company Results1 Compared Against Target Performance Ranges Resulting in a XX% Payout ROE of 19.3%2 $4.61 Adjusted EPS $4.58 $4.49 $4.16 $19.7B Free cash flow target range $19.7B $18.8B $17.4B $XXX.XB Total revenue $130.5B $130.3B $128.9B 60% U.S.-based minority and female employees (above target performance) Over $5.2B of our overall supplier spending directed to minority- and female-owned firms (above target performance) 14.4% reduction in carbon intensity (above target performance)

1	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures may be found in Appendix A.
2

Adjusted from reported ROE of 29.6% in accordance with the terms of the Short-Term Plan to address the impact of the transaction to acquire sole ownership of Verizon Wireless, which was not contemplated at the time that the ROE threshold was established for the payment of awards under the Short-Term Plan.

Verizon 2019 Proxy Statement    39

Compensation Discussion and Analysis

Long-Term Incentive Compensation

2018 Short-Term Plan award. After considering the level of performance with respect to each performance measure, and based on an assessment of the level of achievement of each goal individually and collectively, the Committee determines the final Short-Term Plan award as a percentage of the target level for the employees participating in the Short-Term Plan. For 2018, this payout percentage was determined to be 109% of the target level.

Employees of the Verizon Media Group, other than our named executive officers, receive a short-term incentive that is calculated based on results for that business unit. This year, based on the performance of that unit, it was determined that Verizon Media Group would receive a short-term incentive payment at 80% of target level. When determining the Short-Term Plan payout for Mr. Gowrappan, the Committee considered Mr. Gowrappan’s request that his Short-Term Plan award for 2018 be based on the same payout percentage applicable to the Verizon Media Group employee base. Based on that consideration and after considering the performance of the Verizon Media Group, the Committee approved a Short-Term Plan payout for each of Mr. Gowrappan and Mr. Armstrong at the same percentage that applied to all Verizon Media Group employees.

The following table shows the payout percentage and amount of the Short-Term Plan award paid to each named executive officer.

Named Executive Officer	Payout Percentage	As a Dollar Value
Mr. Vestberg	109%	$2,752,250
Mr. Ellis	109%	$1,308,000
Mr. Gowrappan	80%	$1,020,000
Mr. Reed	109%	$1,348,875
Mr. Dunne	109%	$1,389,750
Mr. McAdam	109%	$4,360,000
Mr. Stratton	109%	$1,798,500
Mr. Armstrong	80%	$1,680,000

Long-Term Incentive Compensation

The Long-Term Plan is intended to align executives’ and shareholders’ interests and to reward participants for creating long-term shareholder value.

Annual Long-Term Plan awards are made in PSUs and RSUs. The value of each PSU or RSU is equal to the value of one share of Verizon common stock. The Committee establishes an executive’s Long-Term Plan award opportunity as a percentage of base salary and determines the number of PSUs and RSUs to be awarded based on the stock price on the grant date. The Committee assumes each executive will earn 100% of the PSUs and RSUs awarded for purposes of determining the total compensation opportunity. PSUs and RSUs accrue dividend equivalents that are deemed to be reinvested in PSUs and RSUs, respectively. These dividend equivalents are paid when, and only to the extent that, the related PSUs and RSUs are actually earned. PSUs are earned over a three-year performance cycle, with cliff vesting at the end of the three-year period. The Committee believes that a three-year performance cycle is appropriate for the PSU awards because a multi-year performance cycle enables the Committee to meaningfully evaluate the execution of long-term strategies and the effect on shareholder value. Commencing with the 2017 annual grant, RSUs vest ratably over three years (as opposed to a single, longer cliff vesting schedule), with one-third of the award vesting on each annual anniversary of the grant date, which aligns with market practices and enables us to continue to attract and retain key executive talent.

The number of PSUs actually earned and paid is determined based upon Verizon’s achievement of pre-established performance targets over the three-year performance cycle, and the ultimate value of each PSU is based on the closing price of Verizon’s common stock on the last trading day of the performance cycle. Because the value of PSUs is linked to both stock price and performance targets, PSUs provide a strong incentive to executives to deliver value to Verizon’s shareholders. RSUs also provide a performance link as the value of the award depends on Verizon’s stock price. Both PSUs and RSUs provide a retention incentive by requiring the executive to remain employed with Verizon through the end of the applicable vesting period, subject to certain qualifying separations.

40    Verizon 2019 Proxy Statement

Compensation Discussion and Analysis

Long-Term Incentive Compensation

As in prior award cycles, the 2018 PSUs are payable in cash and the 2018 RSUs are payable in Verizon shares. The Committee generally seeks to balance the potential shareholder dilution from paying awards in shares and cash flow considerations. In addition, paying the 2018 RSU awards in shares is consistent with Verizon’s policy of requiring a significant level of equity ownership by our named executive officers.

Long-Term Incentive Program Structure

60% PSUs 40% RSUs 2/3 1/3 Eligible to vest based on relative Total Shareholder Return Eligible to vest based on Cumulative Free Cash Flow Eligible to vest based on continued employment through each applicable vesting date

2018 Long-Term Plan Award Opportunities

The Long-Term Plan award is intended to drive our executives to deliver superior total shareholder return (TSR) performance and create free cash flow (FCF), and to encourage retention among our highly-qualified team. To that end, consistent with past practice, each of the named executive officers, other than Mr. Gowrappan, received 60% of their 2018 Long-Term Plan award in the form of PSUs and 40% in the form of RSUs. Two-thirds of the PSUs are eligible to vest based on Verizon’s relative TSR, and one-third is eligible to vest based on Verizon’s cumulative free cash flow. The Committee reviews and sets the performance levels for vesting of the PSUs for each grant.

Mr. Gowrappan received 100% of his 2018 Long-Term Plan award in the form of cash-settled RSUs, which was negotiated with Mr. Gowrappan in connection with his offer to become President and COO of the Media Group in April 2018. Mr. Gowrappan’s future Long-Term Plan awards will have the same structure and terms and conditions as those of the other named executive officers. For additional information regarding Mr. Gowrappan’s compensation arrangements, see page 46.

Why these performance measures?

Relative TSR. The Committee understands that our investors have many different large-cap investment options. The Committee believes Verizon’s TSR compared to the TSR of the companies in the Related Dow Peers is a critical indicator of our success because it measures our performance in returning value to our shareholders in comparison to alternative investments our shareholders could have made. For this reason, the Committee chose relative TSR as a key metric for determining the extent to which our management team will earn the PSUs granted under the Long-Term Plan.

Free Cash Flow. The Committee views free cash flow as an important indicator of our success because it measures our ability to generate cash from operations, which may be reinvested in our business, used to make acquisitions or pay outstanding debt, or returned to shareholders in the form of dividends or through share repurchases.

The Committee establishes the annual target long-term incentive award opportunities for the named executive officers as a percentage of base salary and sets the award levels to provide a total compensation opportunity consistent with the Company’s overall compensation philosophy and the compensation mix considerations described above.

In late 2017 and early 2018, the Committee, with the assistance of the Consultant, undertook a review of the methodology for establishing the annual long-term incentive award opportunities under the Long-Term Plan, taking into account Verizon’s business strategy and focus and market data on the competitive pay practices of the Related Dow Peers. As a result of that

Verizon 2019 Proxy Statement    41

Compensation Discussion and Analysis

Long-Term Incentive Compensation

review, the Committee determined that the annual target award opportunity for named executive officers, other than the CEO and Mr. Armstrong, will be determined by the Committee within a range of 400% to 600% of base salary. The target award opportunity for each named executive officer may vary within this range from year to year and will be determined on an individual basis taking into account the factors the Committee may consider relevant in the circumstances, such as market practices for different roles and responsibilities, individual performance, the strategic impact of the individual’s role and internal pay alignment. Based on the Committee’s assessment, the Committee approved a 2018 target award opportunity of 600% for Messrs. Vestberg, Ellis, Reed and Stratton (representing an increase from the 2017 target award opportunities of 500% for Messrs. Vestberg, Ellis and Reed and 525% for Mr. Stratton) and a target award opportunity of 500% for Mr. Dunne, which was unchanged from 2017. When Mr. Gowrappan was hired in April 2018, he was eligible for a full year Long-Term Plan award for 2018, and the Committee approved a 2018 target award opportunity of 600% of his base salary. Mr. Armstrong’s 2018 target award opportunity of 300% represents the target award opportunity level as a percentage of his base salary that applied under his legacy AOL compensation structure. Mr. McAdam’s 2018 target award opportunity did not change from 2017. Upon Mr. Vestberg’s promotion to CEO, the Committee approved an increase in Mr. Vestberg’s annual long-term target award opportunity to 800% of his base salary commencing with the 2019 annual long-term incentive award.

The 2018 target award opportunity for the named executive officers was allocated between PSUs and RSUs as noted above, and the target award opportunity allocated to each type of award was converted into a target number of units using the closing price of Verizon’s common stock on the grant date.

The following table shows the target value of the 2018 Long-Term Plan awards granted to the named executive officers.

2018 Long-Term Plan Target Award Opportunity

Named Executive Officer	As a Percentage of Base Salary	As a Dollar Value
Mr. Vestberg*	600%	$6,600,000
Mr. Ellis	600%	$4,800,000
Mr. Gowrappan	600%	$5,100,000
Mr. Reed	600%	$4,950,000
Mr. Dunne	500%	$4,250,000
Mr. McAdam	750%	$12,000,000
Mr. Stratton	600%	$6,600,000
Mr. Armstrong	300%	$3,150,000

*

Mr. Vestberg’s annual long-term target award opportunity for 2018 did not change due to his appointment as CEO effective August 1, 2018. The Committee recommended, and the independent members of the Board approved, an increase to Mr. Vestberg’s annual long-term target award opportunity to 800% of his base salary commencing with the 2019 annual long-term incentive award.

42    Verizon 2019 Proxy Statement

Compensation Discussion and Analysis

Long-Term Incentive Compensation

Terms of 2018 PSU Awards

Total Shareholder Return Metric

Two-thirds of the PSUs will vest based on Verizon’s TSR position compared with the companies in the Related Dow Peers as constituted on the date the awards were granted (TSR PSUs). Verizon’s TSR during the performance cycle must rank at least 16th (approximately the 56th percentile) among the Related Dow Peers for 100% of the target number of TSR PSUs to vest, meaning Verizon must achieve above median TSR PSU performance for target vesting. The TSR PSUs will vest at their maximum level (200% of target) only if Verizon’s TSR during the three-year performance cycle ranks among the top four companies in the Related Dow Peers — the 91st percentile or higher. If Verizon’s TSR during the three-year performance cycle ranks below 26th (approximately the 26th percentile) of the companies in the Related Dow Peers, none of the TSR PSUs will vest. The number of TSR PSUs that will vest in between these performance levels is determined by linear interpolation between vesting percentage levels.

Free Cash Flow Metric

One-third of the PSUs will vest based on Verizon’s cumulative free cash flow (FCF PSUs). The percentage of the FCF PSUs awarded for the 2018-2020 performance cycle that will vest is based on the extent to which Verizon’s cumulative FCF over the performance cycle meets or exceeds the cumulative FCF performance levels set by the Committee at the beginning of the performance cycle. FCF is calculated by subtracting capital expenditures from the total of cash flow from operations and cash flow from financing and investing activities attributable to device payment plan receivable securitizations and is subject to adjustment to eliminate the financial impact of significant transactions, changes in legal or regulatory policy and other extraordinary items.

The cumulative FCF target for the 2018-2020 performance cycle was set at a level reflective of our three-year strategic plan, which the Committee believes is attainable, but challenging in light of the business environment. The number of FCF PSUs that will vest ranges from 0%, if actual performance is below the threshold level, to 200%, if actual performance is at or above the maximum cumulative FCF level. The number of FCF PSUs that will vest in between identified performance levels is determined by linear interpolation between vesting percentage levels.

Verizon 2019 Proxy Statement    43

Compensation Discussion and Analysis

Long-Term Incentive Compensation

2016 PSU Awards Earned in 2018

With respect to the PSUs awarded in 2016, the Committee determined the number of PSUs that vested for a participant based on the level of achievement of the two performance metrics over the three-year performance cycle:

2016-2018 TSR PSUs. Two-thirds of the PSUs awarded were eligible to vest based on Verizon’s TSR ranking for the 2016-2018 performance cycle relative to the Related Dow Peers as constituted on the date the award was granted. The accompanying chart shows the percentage of the TSR PSUs awarded for the 2016-2018 performance cycle that would vest based on Verizon’s TSR position compared with the companies in the Related Dow Peers as constituted on the date the awards were granted.

Over the three-year performance cycle ending December 31, 2018, Verizon’s TSR ranked 25th among the Related Dow Peers, resulting in a vesting percentage of 32% for the TSR PSUs.

   TSR PSU Vesting

   by Performance Level

   for 2016-2018 TSR PSUs

Verizon’s TSR Rank Among Related Dow Peers		Percent of TSR PSUs that Vest
1	>	200%

2	>	200%

3	>	200%

4	>	200%

5	>	172%

6	>	165%

7	>	158%

8	>	151%

9	>	144%

10	>	137%

11	>	130%

12	>	123%

13	>	116%

14	>	109%

15	>	102% ◀ Target Vesting

16	>	95%

17	>	88%

18	>	81% ◀ Median

19	>	74%

20	>	67%

21	>	60%

22	>	53%

23	>	46%

24	>	39%

25	>	32%

26	>	0%

27	>	0%

28	>	0%

29	>	0%

30	>	0%

31	>	0%

32	>	0%

33	>	0%

34	>	0%

35	>	0%

44    Verizon 2019 Proxy Statement

Compensation Discussion and Analysis

Long-Term Incentive Compensation

2016-2018 FCF PSUs. One-third of the PSUs awarded was eligible to vest based on Verizon’s cumulative free cash flow over the 2016-2018 performance cycle compared to the performance targets set by the Committee at the beginning of the three-year cycle. The following shows the percentage of FCF PSUs awarded that would vest based on Verizon’s cumulative free cash flow over the 2016-2018 performance cycle at different performance levels.

Verizon’s Cumulative Free Cash Flow (in billions)	Percentage of Awarded FCF PSUs that Vest[1]
Greater than $46.7	200%
$43.6	150%
$40.6	100%
$33.7	50%
Less than $33.7	0%

1	For achievement between the stated levels, vesting is determined by linear interpolation.

At the time the 2016-2018 award was granted, the Committee provided for free cash flow to be determined on an adjusted basis, reflecting reductions and/or increases, to preserve the intended incentives by excluding the impact of certain types of events not contemplated by our financial plan, such as significant transactions, changes in legal or regulatory policy and other special items. In determining Verizon’s free cash flow over the performance cycle, the Committee made an adjustment for discretionary pension plan contributions made in 2017 and 2018, which were not contemplated when the FCF PSU targets were set and made an adjustment to normalize the impacts of the 2017 Tax Cuts and Jobs Act on the free cash flow results. These adjustments are set forth in Appendix A. In accordance with this pre-established adjustment methodology, the Committee determined that Verizon’s cumulative free cash flow over the performance cycle was $40.8 billion, which resulted in a vesting percentage of 104% for the FCF PSUs.

2016-2018 PSU payout. Based on the results described above, in the first quarter of 2019 the Committee approved a payment to all participants in the Long-Term Plan, including the named executive officers, of 56% of the PSUs awarded for the 2016-2018 performance cycle, which represents the weighted average of the two vesting percentages described above, plus dividend equivalents credited on those vested PSUs.

Verizon 2019 Proxy Statement    45

Compensation Discussion and Analysis

Additional Compensation Actions in 2018

Additional Compensation Actions in 2018

Appointment of Mr. Vestberg as Verizon’s Chief Executive Officer

Effective August 1, 2018, Mr. Vestberg succeeded Mr. McAdam as Verizon’s Chief Executive Officer. In connection with Mr. Vestberg’s appointment as CEO, the Committee recommended, and the independent members of the Board approved, increases to his base salary and target short-term incentive opportunity, effective upon his appointment, and an increase to his long-term incentive opportunity commencing in 2019. These changes are described on pages 35, 36 and 42. In addition, the Committee recommended, and the independent members of the Board approved, a special one-time equity award with a grant date of August 1, 2018 to Mr. Vestberg as an additional incentive to drive ROE over a five-year performance period. The award is entirely performance-based, with 100% of the award opportunity in the form of PSUs and a grant date value of approximately $10 million. The Committee chose ROE as the performance measure for this one-time award because it is a strong indicator of the extent to which the Company is able to generate profit with the money our shareholders have invested in the Company and provides a significant link to shareholder value creation. In determining the value of the award, the Committee and the independent members of the Board noted that while a one-time award such as this is substantial in the first year, the Committee believes the proper way to consider the award is as compensation for, and apportioned over, the five-year award period plus the two-year period during which Mr. Vestberg will be required to hold the shares he receives on vesting.

The special award was granted pursuant to the terms and conditions of the Long-Term Plan. The PSUs represent shares of Verizon stock that may become payable after the completion of a five-year performance period ending on July 31, 2023, provided that Mr. Vestberg remains actively employed throughout the period, subject to the terms of the grant agreement. The number of PSUs that vest at the end of the five-year performance period will be determined based on Verizon’s average annual ROE during the performance period. No PSUs will vest unless Verizon’s five-year average annual ROE meets a minimum threshold of 18%. If Verizon’s five-year average annual ROE at the end of the performance period meets the target percentage of 28%, 100% of the PSUs granted will vest. If Verizon’s five-year average annual ROE is at least 38%, a maximum of two times the PSUs granted will vest. If Verizon’s five-year average annual ROE is greater than 18%, but less than 28%, or is greater than 28%, but less than 38%, the percentage of PSUs granted that will vest will be determined on an interpolated basis. The value of each PSU is equal to the fair market value of a share of Verizon’s common stock on the date of the grant and will change as the value of Verizon’s common stock changes. All PSUs that vest at the end of the five-year performance period, including accrued dividend equivalents on the vested portion of the grant, will be settled in shares of Verizon common stock. To the extent any common stock is issued, the grant agreement requires that Mr. Vestberg hold such shares for two years following the vesting date.

Hiring and Promotion of Mr. Gowrappan

To strengthen the leadership team of Verizon’s Media Group and help build its global services platform, on April 9, 2018, Verizon hired Mr. Gowrappan as the President and COO. The Committee approved a compensation package for Mr. Gowrappan in that role that is competitive with industry practice, and includes a special performance-based RSU award (PRSU) and a signing bonus. The 2018 base salary, short-term and long-term incentive awards that were also part of his compensation package are described on pages 35, 36 and 42. The special PRSU award was granted to Mr. Gowrappan on April 9, 2018, with a grant date value of approximately $3 million. The PRSUs represent shares of Verizon stock that will become payable after the completion of a three-year award period ending on April 9, 2021, provided that Mr. Gowrappan remains actively employed throughout the award period, subject to the terms of the grant agreement. In addition, the grant agreement provided that if the Media Group’s cumulative revenue over the three-year performance period commencing January 1, 2018 and ending December 31, 2020 met or exceeded the cumulative Media Group revenue performance level set by the Committee, two times the target number of shares subject to the award (plus accrued dividends) would vest. In granting the award, the Committee considered that the special PRSU award would enhance Mr. Gowrappan’s immediate financial stake in Verizon and was also intended to offset a portion of the compensation value that Mr. Gowrappan forfeited upon leaving his prior employer to join Verizon. In October 2018, in connection with Mr. Gowrappan’s promotion to Executive

46    Verizon 2019 Proxy Statement

Compensation Discussion and Analysis

Other Elements of the Compensation Program

Vice President and CEO of the Media Group, the Committee modified the special PRSU award to increase the multiplier for the achievement of the Media Group’s cumulative revenue level from two times to three times the target number of shares subject to the award as an additional incentive to drive the Media Group’s revenue, and to align the Media Group’s cumulative revenue target level with its business plan as in effect when Mr. Gowrappan became CEO of the group. The cumulative revenue target was set at a level reflective of the Media Group’s three-year strategic plan, which the Committee believes is attainable, but challenging in light of the business environment. The award, to the extent vested, will be settled in shares of Verizon common stock. In addition, Mr. Gowrappan received a $2 million signing bonus and a $400,000 cash payment to assist with the costs of his relocation from Hong Kong to Sunnyvale, CA. Mr. Gowrappan is required to repay the signing bonus and relocation payment if he voluntarily leaves Verizon or is terminated for cause at any time prior to the 18-month anniversary of his employment commencement date.

Appointment of Mr. Dunne as Executive Vice President and President of Verizon’s Consumer Group

In November 2018, Verizon announced the realignment of the Company’s operating structure around three core segments – Verizon Consumer Group, Verizon Business Group and Verizon Media Group – effective April 1, 2019. Mr. Dunne was named leader of the Verizon Consumer Group effective January 1, 2019. In connection with this new role, in October 2018, the Committee increased Mr. Dunne’s base salary to $1 million and approved his 2019 target long-term incentive opportunity at 600% of his base salary, in each case effective January 1, 2019.

2019 Base Pay Increase for Mr. Ellis

In December 2018, the Committee increased Mr. Ellis’ base salary to $950,000 effective January 1, 2019, based on its assessment of the market competitiveness of his total compensation opportunity, his tenure and experience and internal pay alignment considerations.

Other Elements of the Compensation Program

Verizon also provides the named executive officers with limited additional benefits as generally described below, which are subject to applicable taxes and not intended to be a significant portion of their overall pay package. No named executive officer is eligible for a tax gross-up payment in connection with any of these benefits, including with respect to excise tax liability arising from any Internal Revenue Code Section 280G excess parachute payments.

Personal Benefits

Transportation. Verizon provides limited aircraft and ground transportation benefits to enhance the safety and security of certain named executive officers. These transportation benefits also serve business purposes, such as allowing an executive to attend to confidential business matters while in transit.

Executive life insurance. Verizon offers the named executive officers and other executives the opportunity to participate in an executive life insurance program in lieu of participating in our basic and supplemental life insurance programs. The executives who elect to participate in the executive life insurance program own the life insurance policy, and Verizon provides an annual cash payment to defray a portion of the annual premiums. Effective April 1, 2018, this program was closed to new participants.

Financial planning. Verizon provides a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executives. If an executive participates in the program, the cost of the financial planning benefit is included in the executive’s income. Effective April 1, 2018, this program was closed to new participants.

For additional information on these benefits, see footnote 6 to the Summary Compensation table on pages 53-54.

Verizon 2019 Proxy Statement    47

Compensation Discussion and Analysis

Other Elements of the Compensation Program

Retirement Benefits

Over ten years ago, the Committee determined that guaranteed pay in the form of defined benefit pension and supplemental executive retirement benefits was not consistent with Verizon’s pay-for-performance culture. Accordingly, effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. These legacy retirement benefits that were previously provided to certain named executive officers are described in more detail under the section titled “Pension plans” beginning on page 57. In addition, effective June 30, 2006, the Committee froze eligibility for Verizon-subsidized retiree medical benefits under its legacy broad-based Wireline retiree medical plans, which provide a capped partial subsidy towards the cost of medical benefits to certain Verizon employees who met the eligibility requirements for the benefit. None of Verizon’s named executive officers, other than Mr. Reed, are eligible for Verizon-subsidized retiree medical benefits.

During 2018, all of Verizon’s named executive officers were eligible to participate in Verizon’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, referred to as the Savings Plan, and Verizon’s nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, referred to as the Deferral Plan. The named executive officers participate in these plans on the same terms as other participants in the plans. Under the Savings Plan, participants may defer “eligible pay,” which includes base salary and short-term incentive, up to certain compensation limits imposed by the Internal Revenue Code, and Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay deferred. The Deferral Plan is designed to “restore” benefits that are limited or cut back under the Savings Plan due to the Internal Revenue Code limits. Accordingly, under the Deferral Plan, a participant may elect to defer his or her base pay and short-term incentive that could not be deferred into the Savings Plan due to the Internal Revenue Code limits. Verizon provides the same matching contribution on these deferred amounts as the participant would have received if such amounts had been permitted to be deferred into the Savings Plan. Prior to 2018, the Deferral Plan also permitted participants to defer long-term incentive compensation, but these deferrals were not eligible for Company matching contributions. All participants in both the Savings Plan and the Deferral Plan are eligible for an additional discretionary profit-sharing contribution of up to 3% of eligible pay.

Severance and Change in Control Benefits

The Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract, retain and motivate the highest-quality management team. However, the Committee does not believe that named executive officers should be entitled to receive cash severance benefits merely because a change in control occurs. Therefore, the payment of cash severance benefits is triggered only by an actual or constructive termination of employment.

Verizon was not a party to any employment agreement with any of the named executive officers in 2018. All senior managers (including all named executive officers except Mr. McAdam and Mr. Vestberg) are eligible to participate in the Verizon Senior Manager Severance Plan, which provides certain separation benefits to participants whose employment is involuntarily terminated without cause. As CEO, Mr. Vestberg is not eligible to participate in the Senior Manager Severance Plan and is not entitled to receive any cash severance benefits upon his separation from the Company. As CEO and then in his role as Executive Chairman, Mr. McAdam was not eligible to participate in the Senior Manager Severance Plan and was not entitled to receive any cash severance benefits upon his retirement from the Company on December 31, 2018.

The Senior Manager Severance Plan is generally consistent with the terms and conditions of Verizon’s broad-based severance plan for management employees other than senior managers. Under the Senior Manager Severance Plan, if a participant has been involuntarily terminated without cause (or, in the case of a named executive officer, if the independent members of the Board determine that there has been a qualifying separation), the participant is eligible to receive a lump-sum cash separation payment equal to a multiple of his or her base salary plus target short-term incentive opportunity, along with continuing medical coverage for the applicable severance period. To the extent that a senior manager is eligible for severance benefits under any other arrangement, that person may not receive any duplicative benefits under the Senior Manager Severance Plan. The Senior Manager Severance Plan does not provide for any severance benefits based upon a change in control of the Company.

48    Verizon 2019 Proxy Statement

Compensation Discussion and Analysis

Other Compensation Policies

Under the Senior Manager Severance Plan, each named executive officer, other than Mr. Vestberg and Mr. McAdam, is eligible to receive a cash separation payment equal to two times the sum of his or her base salary and target short-term incentive opportunity. To be eligible for any severance benefits, a participant must execute a release of claims against Verizon in the form satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after separation.

Mr. Stratton and Mr. Armstrong became entitled to separation benefits under the Senior Manager Severance Plan upon their separation from Verizon on December 31, 2018, which are described in more detail on pages 67 and 68. Neither Mr. Stratton nor Mr. Armstrong received any enhanced benefits upon their separation of service.

Consistent with the Committee’s belief that named executive officers should not receive cash severance benefits merely because a change in control occurs, the Long-Term Plan does not allow “single-trigger” accelerated vesting and payment of outstanding awards upon a change in control. Instead, the Long-Term Plan requires a “double trigger.” Specifically, if in the 12 months following a change in control a participant’s employment is terminated without cause, all of that participant’s then-unvested PSUs will fully vest at the target level performance, then-unvested RSUs will fully vest, and those PSUs and RSUs (including accrued dividend equivalents) will become payable on the regularly scheduled payment date after the end of the applicable award cycle.

Other Compensation Policies

Stock Ownership Guidelines

To further align the interests of Verizon’s management with those of our shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels within five years of assuming their leadership roles.

•	The CEO is required to maintain share ownership equal to at least seven times base salary.

•	Other named executive officers are required to maintain share ownership equal to at least four times base salary.

•	Executives are prohibited from hedging, short-selling or engaging in any financial activity that would allow them to benefit from a decline in Verizon’s stock price.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon tax-qualified savings plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. The calculation does not include any unvested PSUs or RSUs. Each of the named executive officers is in compliance with the stock ownership guidelines. In addition, none of the named executive officers has engaged in any pledging transaction with respect to shares of Verizon’s stock.

Holding Executives Accountable – Verizon’s Clawback Policies

The Committee believes it is appropriate to hold senior executives accountable for misconduct that results in significant reputational or financial harm to Verizon. Accordingly, the Committee has adopted the following policies:

•

Senior Executive Clawback Policy. Verizon has the right to cancel or “clawback” the cash- and equity-based incentive compensation of senior executives who engage in willful misconduct in the performance of their duties that results in significant reputational or financial harm to Verizon.

•

Long-Term Plan Clawback Provisions. Annual equity grants under the Verizon Long-Term Plan give the Company the right to (i) require the recipient to forfeit or repay incentive-based compensation (both short-term and long-term) if Verizon is required to materially restate its financial results based on the individual’s willful misconduct or gross negligence while employed by the Company (where such restatement would have resulted in a lower payment being made to the individual) and (ii) enforce any right or obligation that Verizon may have regarding the clawback of incentive-based compensation under federal securities or other applicable laws.

Verizon 2019 Proxy Statement    49

Compensation Discussion and Analysis

Tax and Accounting Considerations

These policies do not limit any other rights or remedies Verizon may have in the circumstances, such as terminating the executive or initiating other disciplinary procedures.

Disclosure of any clawbacks will be made in accordance with applicable requirements, including, in the case of the named executive officers and if material, in the Compensation Discussion and Analysis section of the proxy statement for the year in which the clawback decision is made.

Shareholder Approval of Certain Severance Arrangements

The Committee has a policy of seeking shareholder approval or ratification of any new employment or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan target opportunity. The policy defines severance pay broadly to include payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly situated management employees and payments in excess of, or outside, the terms of a Verizon plan or policy.

Tax and Accounting Considerations

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted. The TCJA significantly revised the income tax deductibility of executive compensation. Based on the changes introduced by the TCJA, a publicly-held company is generally prohibited from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017, which were based upon attaining pre-established performance measures set by the company’s compensation committee under a plan approved by the company’s shareholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

The Committee takes this deductibility limitation into account in its consideration of compensation matters. However, the Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of Verizon and our shareholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation in excess of $1 million will in fact be deductible.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program for our named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of Verizon and our shareholders. The Committee has been advised by management that the impact of the variable accounting treatment required for long-term incentive awards payable in cash (as opposed to fixed accounting treatment for awards that are payable in shares) will depend on future stock performance.

50    Verizon 2019 Proxy Statement

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and Verizon’s Annual Report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted,

The Human Resources Committee

Daniel Schulman, Chair

Mark Bertolini

Richard Carrión

Melanie Healey

Clarence Otis, Jr.

Rodney Slater

March 8, 2019

Verizon 2019 Proxy Statement    51

Compensation Tables

Summary Compensation

The following table provides information about the compensation paid to each of our named executive officers in 2016, 2017 and 2018.

Name and Principal Position (a)	Year (b)	Salary[1] ($) (c)	Bonus[2] ($) (d)	Stock Awards[3] ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation[4] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($) (h)	All Other Compensation[6] ($) (i)	Total ($) (j)

Hans Vestberg*	2018	1,235,385	1,000,000	16,600,082	0	2,752,250	0	618,369	22,206,086
Chairman and Chief Executive Officer	2017	807,497	0	7,500,069	0	1,255,500	0	254,353	9,817,419

Matthew Ellis	2018	792,307	0	4,800,020	0	1,308,000	0	160,349	7,060,676
Executive Vice President and Chief Financial Officer	2017	742,308	0	3,750,088	0	1,046,250	2,998	107,724	5,649,368
	2016	488,462	0	1,708,468	0	410,000	1,291	89,138	2,697,359

K. Guru Gowrappan**	2018	603,448	1,999,998	8,695,827	0	1,020,000	0	433,665	12,752,938
Executive Vice President and CEO –Verizon Media Group

Marc Reed[7]	2018	821,154	0	4,950,064	0	1,348,875	0	232,377	7,352,470
Executive Vice President and Chief Administrative Officer	2017	800,000	0	4,000,037	0	1,116,000	150,984	200,087	6,267,108
	2016	792,307	0	4,000,094	0	960,000	196,023	224,745	6,173,169

Ronan Dunne	2018	846,154	0	4,250,008	0	1,389,750	0	228,214	6,714,126
Executive Vice President and President – Verizon Consumer Group

Lowell McAdam*	2018	1,661,538	0	12,000,050	0	4,360,000	0	616,279	18,637,867
Former Chairman and Chief Executive Officer	2017	1,600,000	0	12,000,062	0	3,720,000	73,949	543,570	17,937,581
	2016	1,600,000	0	12,000,077	0	3,200,000	233,155	641,347	17,674,579

John Stratton***	2018	1,260,962	0	6,600,052	0	1,798,500	0	5,987,338	15,646,852
Former Executive Vice President and President – Global Operations	2017	942,308	0	10,987,566	0	1,325,250	80,190	204,837	13,540,151
	2016	896,154	0	4,725,072	0	1,080,000	101,959	237,424	7,040,609

Timothy Armstrong**	2018	1,193,750	0	3,150,081	0	1,680,000	0	6,465,111	12,488,942
Former Executive Vice President and President and CEO – Oath

*

Mr. Vestberg became Chief Executive Officer of Verizon on August 1, 2018 and Chairman on March 8, 2019, when Mr. McAdam stepped down from those positions. Mr. McAdam retired from Verizon on December 31, 2018.

**

Mr. Gowrappan was hired as President and COO of Verizon’s Media Group (formerly known as Oath) on April 9, 2018 and became Executive Vice President and CEO of the Verizon Media Group on October 1, 2018, when Mr. Armstrong stepped down from that role. Mr. Armstrong remained as strategic advisor to Verizon until he left the Company on December 31, 2018.

***

Mr. Stratton stepped down as Executive Vice President and President – Global Operations on June 7, 2018 and remained as strategic advisor to Verizon until he retired from the Company on December 31, 2018.

1	For Messrs. McAdam, Stratton and Armstrong, the amounts in this column also include cash paid in lieu of vacation.
2

For Mr. Vestberg, the amount in this column represents the signing bonus that became payable to him upon his relocation to the United States in January 2018, which was approved by the Committee in connection with the commencement of his employment with Verizon in April 2017. For Mr. Gowrappan, the amount in this column represents the signing bonus that was paid to him in connection with his commencement of employment with Verizon in 2018.

3

The amounts in this column reflect the aggregate grant date fair value of the PSUs and RSUs computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. For Mr. Gowrappan, the amount in this column with respect to his special PRSU award represents the sum of the grant date fair value of the PRSU award on the April 9, 2018 grant date plus the incremental fair value attributable to the modification of this award on October 5, 2018 as described in footnote 3 to the Grants of Plan-based Awards table on page 54, in each case computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the applicable date (the aggregate PRSU grant date fair value). The grant date fair value of each of the PSU awards granted to the named executive officers in the designated year as part of Verizon’s annual long-term incentive award program, the special PSU award granted to Mr. Vestberg in 2018, the Special PRSU award granted to Mr. Gowrappan in 2018, and the special PSU award granted to Mr. Stratton in 2017 has been determined based on the vesting of 100% of the nominal PSUs or PRSUs awarded, which is the performance threshold the Company believed was most likely to be achieved under the awards on the grant date. The following table reflects the grant date fair value of the PSU awards, as well as the maximum value of these awards based on the closing price of Verizon’s common stock on the grant date if, due to the Company’s performance during the applicable performance cycle, the PSU awards vested at their maximum level. For Mr. Gowrappan’s PRSU award, the amount in the following table reflects the aggregate PRSU grant date fair value, as well as the maximum value of this award based on the closing price of Verizon’s common stock on October 5, 2018 (the date on which the award was modified as described in footnote 3 to the Grants of Plan-based Awards table) if, due to Verizon Media Group’s performance during the applicable performance cycle, the PRSU award vested at its maximum level.

52    Verizon 2019 Proxy Statement

Compensation Tables

Summary Compensation

	Grant Date Fair Value of PSUs					Maximum Value of PSUs
Name	2016 ($)	2017 ($)	2017 Special Award ($)	2018 ($)	2018 Special Award ($)	2016 ($)	2017 ($)	2017 Special Award ($)	2018 ($)	2018 Special Award ($)

Mr. Vestberg		2,700,031		3,960,041	10,000,030		5,400,062		7,920,082	20,000,060

Mr. Ellis	1,025,091	2,250,043		2,880,012		2,050,182	4,500,086		5,760,024

Mr. Gowrappan					3,595,811					10,787,433

Mr. Reed	2,400,046	2,400,012		2,970,019		4,800,092	4,800,024		5,940,038

Mr. Dunne				2,550,005					5,100,010

Mr. McAdam	7,200,036	7,200,037		7,200,030		14,400,072	14,400,074		14,400,060

Mr. Stratton	2,835,043	2,992,527	6,000,004	3,960,041		5,670,086	5,985,054	9,000,006	7,920,082

Mr. Armstrong				1,890,039					3,780,078

4	The amounts in this column for 2018 reflect the 2018 Short-Term Plan award paid to the named executive officers in February 2019 as described beginning on page 36.
5

Verizon’s defined benefit plans were frozen as of June 30, 2006, and Verizon stopped all future benefit accruals under these plans as of that date. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006. The named executive officers other than Messrs. Reed and McAdam are not eligible for pension benefits. For 2018 there was a reduction in pension value for Messrs. Reed and McAdam of $58,197 and $113,794, respectively, based on the applicable calculation formulas. In accordance with SEC rules, because the aggregate change in the actuarial present value of the accumulated benefit under the defined benefit plans was a negative number for 2018, the amount shown in this column for 2018 for Messrs. Reed and McAdam is zero. Verizon’s nonqualified deferred compensation plans did not provide a preferential or “above market” rate of interest in 2018.

6	The following table provides the detail for 2018 compensation reported in the “All Other Compensation” column.

Name	Personal Use of Company Aircraft[a] ($)	Personal Use of Company Vehicle[b] ($)	Company Contributions to the Qualified Savings Plan ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[c] ($)	Separation/ Retirement Benefits[d] ($)	Other[e] ($)	All Other Compensation Total ($)

Mr. Vestberg	0	2,774	16,500	57,623	89,603	0	451,869	618,369

Mr. Ellis	0	0	20,550	107,048	21,751	0	11,000	160,349

Mr. Gowrappan	0	0	9,995	22,333	1,339	0	399,998	433,665

Mr. Reed	0	0	20,550	122,079	76,748	0	13,000	232,377

Mr. Dunne	0	0	20,550	129,589	65,075	0	13,000	228,214

Mr. McAdam	138,576	7,833	20,550	370,650	52,670	13,000	13,000	616,279

Mr. Stratton	0	0	20,550	153,915	68,907	5,730,966	13,000	5,987,338

Mr. Armstrong	0	0	20,550	80,988	3,384	6,360,189	0	6,465,111

a

The aggregate incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2018 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.

b

The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles; (ii) multiplying the executive’s total 2018 personal miles by the incremental vehicle cost per mile; and (iii) adding the incremental driver cost (the total 2018 driver hours for the executive’s personal use multiplied by the driver’s hourly rate).

c

Executive life insurance is available to US-based executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy, chooses the level of coverage and is responsible for paying the premiums. However, Verizon pays each executive an amount, shown in this column, which is equal to a portion of the premium. Executives who choose not to participate in the executive life insurance plan do not receive that payment. For all named executive officers who participate in this program, the executive life insurance policy provides a death benefit equal to two times the sum of the executive’s base salary plus his or her Short-Term Plan award opportunity at 67% of target level if the executive dies before the latest of the participant’s retirement date, the date on which the participant reaches age 60 or the fifth anniversary of plan participation. Effective April 1, 2018, the executive life insurance program was closed to new entrants. All of the named executive officers other than Messrs. Gowrappan and Armstrong participated in the executive life insurance program in 2018. The amount for Messrs. Gowrappan and Armstrong in this column represents the amount of the premiums paid by the Company for their participation in the group term life insurance program during 2018.

d

For Mr. McAdam, the amount in this column represents financial planning benefits that he became entitled to receive upon his retirement. For Messrs. Stratton and Armstrong the amounts in this column represent the benefits payable under the Verizon Senior Manager Severance Plan in connection with their qualifying separation from the Company on December 31, 2018 in the amount of $5,530,459 for Mr. Stratton and $6,345,689 for Mr. Armstrong (which consists of a cash severance benefit in the amount of $5,500,000 for Mr. Stratton and $6,300,000 for Mr. Armstrong and the Company’s estimated cost of providing medical, dental and vision coverage for two years in the amount of $30,459 for Mr. Stratton and $45,689 for Mr. Armstrong), the cost of providing outplacement services for one year in the amount of $14,500, and, for Mr. Stratton, financial planning benefits in the amount of $13,000 and a payment of $173,007 to pay a portion of the annual premium for the executive life insurance policy owned by Mr. Stratton for two years following his separation date.

e

This column represents the total amount of other perquisites and personal benefits provided. These other benefits consist of: (i) financial planning services in the amount of $13,000 for Messrs. Vestberg, Reed, Dunne, McAdam and Stratton; (ii) financial planning

Verizon 2019 Proxy Statement    53

Compensation Tables

Plan-based Awards

services in the amount of $11,000 for Mr. Ellis; (iii) relocation expenses of $418,632 and $399,998, for Messrs. Vestberg and Gowrappan, respectively, in connection with their relocation to the United States; and (iv) home security services of $20,237 for Mr. Vestberg. The Company provides each of the named executive officers who elect to participate in the financial planning program with a financial planning benefit equal to the Company’s payment for the services. Effective April 1, 2018, the financial planning program was closed to new entrants.
7	Mr. Reed was not a named executive officer in 2017, however because Mr. Reed was a named executive officer in 2016, his compensation for 2016, 2017 and 2018 is shown above pursuant to SEC rules.

Plan-based Awards

The following table provides information about the 2018 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of Plan-based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)
Name (a)	Type of Award[1]	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Mr. Vestberg	STP	—	1,262,500	2,525,000	3,787,500
	PSU	3/6/2018				30,780	80,999	161,998				3,960,041
	PSU	8/1/2018				96,656	193,312	386,624				10,000,030
	RSU	3/6/2018							53,999			2,640,011

Mr. Ellis	STP	—	600,000	1,200,000	1,800,000
	PSU	3/6/2018				22,385	58,908	117,816				2,880,012
	RSU	3/6/2018							39,272			1,920,008

Mr. Gowrappan	STP	—	637,500	1,275,000	1,912,500
	PRSU	4/9/2018				65,450	65,450	196,350				3,595,811
	RSU	4/9/2018							108,696			5,100,016

Mr. Reed	STP	—	618,750	1,237,500	1,856,250
	PSU	3/6/2018				23,085	60,749	121,498				2,970,019
	RSU	3/6/2018							40,500			1,980,045

Mr. Dunne	STP	—	637,500	1,275,000	1,912,500
	PSU	3/6/2018				19,820	52,158	104,316				2,550,005
	RSU	3/6/2018							34,772			1,700,003

Mr. McAdam	STP	—	2,000,000	4,000,000	6,000,000
	PSU	3/6/2018				55,963	147,270	294,540				7,200,030
	RSU	3/6/2018							98,180			4,800,020

Mr. Stratton	STP	—	825,000	1,650,000	2,475,000
	PSU	3/6/2018				30,780	80,999	161,998				3,960,041
	RSU	3/6/2018							53,999			2,640,011

Mr. Armstrong	STP	—	1,050,000	2,100,000	3,150,000
	PSU	3/6/2018				14,690	38,659	77,318				1,890,039
	RSU	3/6/2018							25,773			1,260,042

1	These awards are described in the Compensation Discussion and Analysis beginning on page 36.
2	The actual amount awarded in 2018 was paid in February 2019 and is shown in column (g) of the Summary Compensation table on page 52.
3

These columns reflect the potential payout range of PSU awards granted in 2018 to our named executive officers other than Mr. Gowrappan, in accordance with the Company’s annual long-term incentive award program, as described beginning on page 40. At the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target number of units awarded based on Verizon’s relative TSR position as compared with the Related Dow Peers and Verizon’s cumulative free cash flow over the three-year performance cycle as described in more detail beginning on page 43. PSUs and the applicable dividend equivalents are paid only if and to the extent that the applicable performance criteria for the award are achieved at the end of the award cycle. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends that would be payable on the total number of PSUs credited as of the dividend distribution date and divided by the closing price of the Company’s common stock on that date. For Mr. Vestberg, these columns also include the special PSU award granted to him on August 1, 2018 in connection with his promotion to CEO with a payout range between 0% and 200% of the nominal number of PSUs subject to the award. The number of PSUs that vest at the end of the five-year award period ending July 31, 2023 will be determined based on Verizon’s average annual ROE during that period, and the final award payout will include dividend equivalents that accrue on the vested portion of the award. No PSUs will vest unless Verizon’s five-year average annual ROE meets the minimum threshold of 18%. If Verizon’s five-year average annual ROE meets the target percentage of 28%, 100% of the nominal number of PSUs granted will vest. If Verizon’s five-year average annual ROE is at least 38%, a maximum of 200% of the PSUs granted will vest. If Verizon’s five-year average annual ROE is greater than 18% but less than 28%, the percentage of PSUs that will vest will be between 50% and 100% on an interpolated basis, and if Verizon’s five-year average annual ROE is greater than 28% but less than 38%, the percentage of PSUs that will vest will be between 100% and 200% on an interpolated basis. The award, to the extent vested, will be settled in shares of Verizon common stock, and Mr. Vestberg will be required

54    Verizon 2019 Proxy Statement

Compensation Tables

Plan-based Awards

to hold any such shares for at least two years following the vesting date. For Mr. Gowrappan, these columns include the special PRSU award that was granted to him on April 9, 2018 and modified on October 5, 2018. One times the target number of PRSUs awarded, with dividend equivalents, will vest on April 9, 2021, assuming continued employment through that date. Under the original terms of the award, if Verizon Media Group’s cumulative revenue over a three-year performance period beginning January 1, 2018 and ending December 31, 2020 met or exceeded a Verizon Media Group cumulative revenue level for that period set by the Committee, two times the target number of PRSUs granted, with dividend equivalents, would vest. On October 5, 2018, in connection with Mr. Gowrappan’s promotion to CEO of the Verizon Media Group, the Committee modified the award to align the Verizon Media Group cumulative revenue target for the three-year performance period with the Verizon Media Group business plan as in effect when Mr. Gowrappan became CEO and increase the multiplier for the achievement of that target revenue level from two times to three times the target number of PRSUs granted as an additional incentive to drive the Verizon Media Group’s revenue. The award, to the extent vested, will be settled in shares of Verizon common stock. The numbers of units for Mr. Gowrappan have been rounded to the nearest whole number.
4

This column reflects the number of RSUs granted in 2018 to the named executive officers in accordance with the Company’s annual long-term incentive award program. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends that would be payable on the total number of RSUs credited as of the dividend distribution date and divided by the closing price of the Company’s common stock on that date. These dividend equivalents are only distributed to the award holder if and when the award vests.

5

This column reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. For Mr. Gowrappan’s PRSU award, this column reflects the sum of the grant date fair value of the PRSUs on the April 9, 2018 grant date ($3,000,018) plus the incremental fair value attributable to the modification of this award on October 5 ($595,793), in each case computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the applicable date. For PSUs and Mr. Gowrappan’s PRSUs, the grant date fair value has been determined based on the vesting of 100% of the nominal PSUs or PRSUs awarded, which is the performance threshold the Company believed was the most likely to be achieved under the grants.

Outstanding Equity Awards at Fiscal Year-end

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1,2] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[4,5] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[6] ($) (j)	Grant Date

Mr. Vestberg	0	0	0	0	0	26,469 70,049 55,869 0	1,488,087 3,938,155 3,140,955 0	67,297 0 153,362 195,390	3,783,437 0 8,622,012 10,984,826	4/3/2017 5/4/2017 3/6/2018 8/1/2018

Mr. Ellis	0	0	0	0	0	21,657 40,632	1,217,557 2,284,331	55,062 111,535	3,095,586 6,270,498	3/3/2017 3/6/2018

Mr. Gowrappan	0	0	0	0	0	112,460 0	6,322,501 0	0 198,460	0 11,157,421	4/9/2018 4/9/2018

Mr. Reed	0	0	0	0	0	23,101 41,903	1,298,738 2,355,787	58,732 115,021	3,301,913 6,466,481	3/3/2017 3/6/2018

Mr. Dunne	0	0	0	0	0	28,499 23,823 0 35,976	1,602,214 1,339,329 0 2,022,571	0 60,568 62,230 98,755	0 3,405,133 3,498,571 5,552,006	9/30/2016 3/3/2017 12/7/2017 3/6/2018

Mr. McAdam	0	0	0	0	0	69,301 101,580	3,896,102 5,710,828	176,197 278,838	9,905,795 15,676,272	3/3/2017 3/6/2018

Mr. Stratton	0	0	0	0	0	28,804 0 55,869	1,619,361 0 3,140,955	73,232 197,790 153,362	4,117,103 11,119,754 8,622,012	3/3/2017 3/14/2017 3/6/2018

Mr. Armstrong	0	0	0	0	0	1,650,000 17,326 26,666	16,648,500 974,068 1,499,163	0 44,050 73,196	0 2,476,491 4,115,079	7/1/2015 3/3/2017 3/6/2018

1	The amounts listed in this column represent the number of RSUs or ASUs outstanding on December 31, 2018 with respect to the following awards:

(1) for all of the named executive officers other than Mr. Vestberg and Mr. Gowrappan, the second and third tranches of their 2017 annual RSU award granted on March 3, 2017, one of which vested on March 3, 2019 and one of which is scheduled to vest on March 3, 2020;

(2) for Mr. Vestberg, the second and third tranches of his 2017 annual RSU award granted on April 3, 2017, that are scheduled to vest on April 3, 2019 and April 3, 2020, respectively;

(3) for all of the named executive officers other than Mr. Gowrappan, all three tranches of their annual 2018 RSU award granted on March 6, 2018, one of which vested on March 6, 2019 and two of which are scheduled to vest on March 6, 2020 and March 6, 2021, respectively;

Verizon 2019 Proxy Statement    55

Compensation Tables

Value realized from stock options and certain stock-based awards

(4) for Mr. Vestberg, the special RSU award granted to him on May 4, 2017, that is scheduled to vest on May 4, 2020, subject to continued employment, and will be settled in shares of Verizon common stock which Mr. Vestberg must hold for at least two years following the vesting date;

(5) for Mr. Gowrappan, all three tranches of his 2018 annual RSU award (which comprised his entire 2018 Long-Term Plan award) that are scheduled to vest, subject to continued employment, on April 9, 2019, April 9, 2020 and April 9, 2021, respectively, and will be settled in cash;

(6) for Mr. Dunne, the third tranche of his 2016 annual RSU award (which comprised his entire 2016 Long-Term Plan award) that is scheduled to vest, subject to continued employment, on September 19, 2019 and will be settled in cash; and

(7) for Mr. Armstrong, the second tranche of the special founders award of units (ASUs) under the AOL Long-Term Incentive Plan (which was established by Verizon effective as of the closing date of Verizon’s acquisition of AOL Inc. on June 23, 2015) that is scheduled to vest on June 22, 2019. Each unit represents the right to receive a cash amount equal to the value of an ASU on the date the unit vests.

2

The RSUs accrue quarterly dividends that are reinvested into the participants’ accounts as additional RSUs and will be included in the final RSU payment if the awards vest. This column includes dividend equivalent units that have accrued through December 31, 2018.

3

The amounts in this column represent the value of the RSUs listed in column (g) based on a share price of $56.22, the closing price of Verizon’s common stock on December 31, 2018, and the value of the ASUs listed in column (g) based on a share price of $10.09, which was the value of an ASU on December 31, 2018 as determined in accordance with the terms of the AOL Long-Term Incentive Plan.

4	The amounts listed in this column represent the number of PSUs or PRSUs outstanding on December 31, 2018 with respect to the following awards:

(1) for all of the named executive officers other than Mr. Gowrappan, their 2017 and 2018 annual PSU awards granted on March 3, 2017 (April 3, 2017 for Mr. Vestberg) and March 6, 2018, that are scheduled to vest on December 31, 2019 and December 31, 2020, respectively;

(2) for Mr. Vestberg, the special PSU award granted to him on August 1, 2018 that is described in footnote 3 to the Grants of Plan-based Awards table;

(3) for Mr. Gowrappan, the special PRSU granted to him on April 9, 2018 and modified on October 5, 2018 that is described in footnote 3 to the Grants of Plan-based Awards table;

(4) for Mr. Dunne, the special PRSU award granted to him on December 7, 2017, which will vest at 100% of the PRSUs granted at the end of the three-year period ending on December 31, 2020, assuming continued employment through that date, and which may vest at 150% of the PRSUs granted if Verizon’s Wireless Service Revenue over the three-year performance period meets or exceeds the Wireless Service Revenue level set by the Committee and, to the extent vested, will be settled in shares of Verizon common stock; and

(5) for Mr. Stratton, the special PSU award granted to him on March 14, 2017, which may vest on March 13, 2020 at a percentage that will be based on Verizon’s average annual ROE during the three-year period beginning on January 1, 2017 and ending on December 31, 2019, and will settle in shares of Verizon common stock which Mr. Stratton must hold for at least one year following the vesting date.

5

The PSUs and PRSUs accrue quarterly dividends that are reinvested into the participants’ accounts as additional units. The PSUs and PRSUs, and the applicable dividend equivalents, are paid if and to the extent that the applicable award vests. As required by SEC rules, the number of units in this column represent the 2017 annual PSU awards at a 113% vesting percentage, the 2018 annual PSU awards at a 183% vesting percentage, Mr. Vestberg’s special PSU award at a 100% vesting percentage, Mr. Gowrappan’s special PRSU award at a 300% vesting percentage, Mr. Dunne’s special PRSU award at a 150% vesting percentage and Mr. Stratton’s special PSU award at a 150% vesting percentage, in each case including accrued dividend equivalents through December 31, 2018 that will be paid if the awards vest at the indicated levels.

6	The amounts in this column represent the value of the PSUs or PRSUs listed in column (i) based on a share price of $56.22, the closing price of Verizon’s common stock on December 31, 2018.

Value realized from stock options and certain stock-based awards

The following table reports the value realized from the vesting of the following stock-based awards:

•	the annual 2016 PSUs and 2016 RSUs that vested on December 31, 2018 for Messrs. Ellis, Reed, McAdam, Stratton and Armstrong;

•	the first tranche of annual 2017 RSUs that vested on March 3, 2018 for Messrs. Ellis, Reed, Dunne, McAdam, Stratton and Armstrong;

•	the first tranche of Mr. Vestberg’s 2017 RSUs that vested on April 3, 2018;

•

the first tranche of Mr. Armstrong’s special founders award of ASUs under the AOL Long-Term Incentive Plan that vested on June 22, 2018 and payment of the value of a performance stock unit award granted by AOL to Mr. Armstrong and assumed by Verizon in connection with its acquisition of AOL Inc. in 2015 that vested on March 15, 2018; and

•	the second tranche of Mr. Dunne’s 2016 RSUs that vested on September 19, 2018.

Based on the Company’s relative TSR as compared with the Related Dow Peers and its cumulative free cash flow over the performance period, the Committee approved a vesting percentage of 56% of the target number of PSUs granted for the 2016-2018 performance cycle for all participants. The values of the 2016 PSU awards upon vesting for Messrs. Ellis, Reed, McAdam, Stratton, and Armstrong were $722,462, $1,673,434, $5,020,231, $1,976,736 and $1,255,076 respectively, and the values of the 2016 RSU awards upon vesting for Messrs. Ellis, Reed, McAdam, Stratton, and Armstrong were $860,052, $1,992,205, $5,976,487, $2,353,258 and $1,494,138, respectively. The values of the first tranche of 2017 RSUs upon vesting

56    Verizon 2019 Proxy Statement

Compensation Tables

Pension plans

for Messrs. Vestberg, Ellis, Reed, Dunne, McAdam, Stratton and Armstrong were $607,580, $505,074, $538,722, $555,572, $1,616,216, $671,746, and $404,029, respectively. The value of the second tranche of Mr. Dunne’s 2016 RSUs upon vesting was $1,508,461. The value of the first tranche of Mr. Armstrong’s special founders award of ASUs upon vesting was $31,119,000. The value of the performance stock unit award granted by AOL to Mr. Armstrong that was assumed by Verizon in connection with its acquisition of AOL Inc. upon vesting was $1,859,650. Mr. Gowrappan was hired in 2018 and did not hold any stock-based awards that vested during 2018.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting[1] (#) (d)	Value Realized on Vesting[2,3],4 ($) (e)
Mr. Vestberg	0	0	12,791	607,580
Mr. Ellis	0	0	38,614	2,087,588
Mr. Gowrappan	0	0	0	0
Mr. Reed	0	0	76,365	4,204,361
Mr. Dunne	0	0	39,708	2,064,033
Mr. McAdam	0	0	229,091	12,612,934
Mr. Stratton	0	0	90,938	5,001,740
Mr. Armstrong	0	0	1,744,466	36,131,893

1

The amounts include dividend equivalents that were credited on the PSU and RSU awards that vested on December 31, 2018 in accordance with the terms of the awards. The amounts also include dividend equivalents that were credited on the RSU awards that vested on March 3, 2018, as well as the RSU award for Mr. Vestberg that vested on April 3, 2018 and the RSU award for Mr. Dunne that vested on September 19, 2018.

2

For Messrs. Ellis, Reed, McAdam, Stratton and Armstrong, the amounts in this column include the number of shares acquired on vesting of their 2016 annual PSU and RSU awards multiplied by $56.22, the closing price of Verizon’s common stock on December 31, 2018. For all named executive officers except Mr. Vestberg and Mr. Gowrappan, the amounts in this column include the number of shares acquired on vesting of the first tranche of their 2017 annual RSU award that vested on March 3, 2018, multiplied by $48.26, the closing price of Verizon’s common stock on March 2, 2018. For Mr. Vestberg the amount includes the number of shares acquired on vesting of the first tranche of his 2017 annual RSU award multiplied by $47.50, the closing price of Verizon’s common stock on April 3, 2018. For Mr. Dunne the amount also includes the number of shares acquired on vesting of the second tranche of his 2016 annual RSU award multiplied by $53.50, the closing price of Verizon’s common stock on September 19, 2018.

3

For Mr. Armstrong, the amount also includes the number of ASUs granted under the AOL Long-Term Incentive Plan that vested on June 22, 2018 multiplied by $18.86, which was the value of an ASU as of the vesting date as determined in accordance with the terms of the AOL Long-Term Incentive Plan, and the number of performance stock units granted by AOL and assumed by Verizon in connection with its acquisition of AOL in 2015 multiplied by $50.00 in accordance with the terms of the Agreement and Plan of Merger between Verizon and AOL Inc. dated May 12, 2015.

4

The amounts in this column include $313,138, $138,893 and $671,746 for Messrs. Ellis, Dunne and Stratton, respectively, that was deferred under the Verizon Executive Deferral Plan when the amounts would have otherwise been paid in 2019.

Pension plans

Effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and nonqualified defined benefit pension plans. All accruals under the Verizon Wireless defined benefit retirement plan (tax-qualified and nonqualified) were also frozen as of December 31, 2006. Mr. Reed and Mr. McAdam are both eligible for a frozen pension benefit. None of the other named executive officers are eligible for a pension benefit.

Verizon Management Pension Plan and Verizon Excess Pension Plan. The Verizon Management Pension Plan is a tax-qualified defined benefit pension plan and the Verizon Excess Pension Plan is a nonqualified defined benefit pension plan. Mr. Reed is eligible for benefits under these plans. Mr. McAdam is not eligible for benefits under these plans because he was employed by Verizon Wireless prior to January 1, 2007. Under the Verizon Management Pension Plan and the Verizon Excess Pension Plan, the normal retirement age is age 65 with at least 5 years of service and the early retirement age for unreduced benefits is age 55 with 15 or more years of service, and total age plus years of service equal to at least 75. Mr. Reed is eligible for early

Verizon 2019 Proxy Statement    57

Compensation Tables

Pension plans

retirement benefits under the Verizon Management Pension Plan and the Verizon Excess Pension Plan. Mr. Reed’s benefit under the Verizon Excess Pension Plan is based on the cash balance formula noted below and he is vested in the benefit.

Until June 30, 2006, eligible participants could earn pension benefits under a cash balance formula that provided for retirement pay credits equal to between four and seven percent (depending on age and service) of annual eligible pay for each year of service. Under the cash balance formula, a participant’s account balance is also credited with monthly interest based upon the prevailing market yields on certain U.S. Treasury obligations. Eligible pay under the Verizon Management Pension Plan consisted of the employee’s base salary and the Short-Term Plan award, up to the IRS qualified plan compensation limit. Pension benefits for all eligible pay in excess of the IRS limit were provided under the Verizon Excess Pension Plan based on the cash balance formula. At the time that the tax-qualified and nonqualified pension plans were frozen to future pension accruals on June 30, 2006, plan participants were provided with a one-time additional 18 months of benefits as a transition matter.

As a former employee of GTE Wireless Incorporated, Mr. Reed earned a pension benefit under the Verizon Management Pension Plan based on the better of two highest average pay formulas. The first formula was based on 1.35% of his average annual eligible pay for the five highest consecutive eligible years of service. The second formula was based on eligible pay for the five highest consecutive eligible years of service and was integrated with social security, with a 1.15% accrual for eligible pay under the social security integration level and a 1.45% accrual above the social security integration level. Both of these formulas were discontinued on May 31, 2004 for former GTE Wireless Incorporated employees employed by Verizon Wireless. Effective March 28, 2004, Mr. Reed transferred from Verizon Wireless to Verizon, and he continued to earn a pension under the better of (i) the 1.35% highest average pay formula, (ii) the 1.15%/1.45% integrated highest average pay formula through May 31, 2004 plus a 1.35% highest average pay formula after May 31, 2004 or (iii) the cash balance formula with a starting balance of $0 effective on Mr. Reed’s transfer date. As noted above, accruals under all 3 formulas were frozen effective June 30, 2006.

On January 1, 2005, Mr. Reed started accruing a benefit under the Verizon Excess Pension Plan’s cash balance formula. Mr. Reed earned retirement pay credits equal to 6% for 2005 and 7% for 2006 (based on age and eligible service) of annual eligible pay in excess of the pay cap for each year of service after January 1, 2005, including monthly interest credits. As noted above, accruals under the nonqualified cash balance formula were frozen effective June 30, 2006.

Verizon Wireless Retirement Plan. In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Mr. McAdam is entitled to both a tax-qualified and a nonqualified pension benefit under this plan.

Mr. McAdam’s tax-qualified pension benefit was determined under two formulas: (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) a final average pay formula based on 24 years of service multiplied by 1.45% of Mr. McAdam’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006. The normal retirement age under the Verizon Wireless Retirement Plan is 65. The early retirement age (for unreduced benefits) under the plan is 55. Mr. McAdam is eligible for unreduced early retirement benefits under the plan. Mr. McAdam’s nonqualified plan benefit was determined using the 1.45% final average pay formula and was calculated based on 10 years of service and only included his eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Mr. McAdam, eligible pay consisted of base salary and the Short-Term Plan award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

58    Verizon 2019 Proxy Statement

Compensation Tables

Defined contribution savings plans

The following table illustrates the actuarial present value as of December 31, 2018 of pension benefits accumulated by Messrs. Reed and McAdam, the only named executive officers who are eligible for pension benefits.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service[1] (#) (c)	Present Value of Accumulated Benefit[2] ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. Reed	Verizon Management Pension Plan — Qualified	32	919,420	0
	Verizon Excess Pension Plan — Nonqualified	14	178,270	0
Mr. McAdam	Verizon Wireless Retirement Plan — Qualified	35	1,024,582	0
	Verizon Wireless Retirement Plan — Nonqualified	10	1,535,181	0

1

The years of credited service for each of Messrs. Reed and McAdam with respect to the applicable non-qualified plan is less than the named executive officer’s number of actual years of service with the Company. For Mr. Reed, the 14 years of credited service represents the period over which he earned a benefit in the Verizon Excess Pension Plan. For Mr. McAdam, the 10 years of credited service represents the period over which he earned a benefit in the nonqualified portion of the Verizon Wireless Retirement Plan.

2

The values are based on the assumptions for the actuarial determination of pension benefits as required by the relevant accounting standards as described in note 11 to the Company’s consolidated financial statements for the year ended December 31, 2018, as included in Verizon’s 2018 Annual Report. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which he can retire without having the retirement benefit reduced under the plan.

Defined contribution savings plans

The named executive officers are participants in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan. The named executive officers who participate in these plans are subject to the same terms as other participants in these plans.

Under the Savings Plan, participants may defer “eligible pay”, which includes base salary and the Short-Term Plan award, up to certain compensation limits imposed by the Internal Revenue Code, and Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay deferred. The Deferral Plan is designed to restore benefits that are limited or cut back under the Savings Plan. Accordingly, under the Deferral Plan, a participant may elect to defer his or her base pay and Short-Term Plan award that could not be deferred into the Savings Plan due to the Internal Revenue Code limits. Verizon provides the same matching contribution on these deferred amounts as the participant would have received if such amounts had been permitted to be deferred into the Savings Plan. Prior to 2018, participants were permitted to defer certain long-term incentive awards under the Deferral Plan (those deferrals were not eligible for Company match). Deferrals of long-term incentive awards were no longer permitted after 2017. Long-term incentive awards deferred prior to 2018 remain subject to the terms of the award and the applicable deferral election.

Participants in the Savings Plan and the Deferral Plan are eligible for an additional discretionary profit-sharing contribution of up to 3% of eligible pay. In determining whether to make a profit-sharing contribution, the Committee uses the same criteria it uses to determine the Short-Term Plan award paid to employees. For 2018, the discretionary contribution was 3%.

Participants in the Deferral Plan may elect to invest their deferrals in the hypothetical investment options available to all participants under the Savings Plan or in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services. Under SEC rules, earnings on balances invested in this option may be reportable as “above market” interest in the Summary Compensation table of the proxy statement in any given year if the rate of interest exceeds 120% of the applicable federal long-term rate at the time the plan interest rate or formula was originally established. Participants in the Deferral Plan may generally elect to receive their benefits in a lump sum or installments, commencing on a separation from service or specific date elected by the participant.

Verizon 2019 Proxy Statement    59

Compensation Tables

Defined contribution savings plans

Mr. Reed also has an account balance under the Income Deferral Plan (IDP). The IDP is a nonqualified deferred compensation plan that was the predecessor to the Deferral Plan. The IDP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the IDP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the plan. Participants in the IDP do not receive matching contribution credits or retirement credits under the plan.

Messrs. Reed, McAdam and Stratton also have account balances under the Verizon Wireless Executive Savings Plan (ESP). The ESP is a nonqualified deferred compensation plan that was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the ESP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the ESP. Participants in the ESP do not receive matching contribution credits or retirement credits under the plan.

The Nonqualified Deferred Compensation table below shows the 2018 account activity for each named executive officer and includes each participating executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his or her total deferral account as of December 31, 2018.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions[3] ($) (e)	Aggregate Balance at Last FYE[3] ($) (f)

Mr. Vestberg	Verizon Executive Deferral Plan	57,623	57,623	6,118	0	121,364

Mr. Ellis	Verizon Executive Deferral Plan	332,662	107,048	67,361	0	1,051,267

Mr. Gowrappan	Verizon Executive Deferral Plan	22,333	22,333	1,865	0	46,531

Mr. Reed	Verizon Executive Deferral Plan	99,729	122,079	519,551	0	12,109,721
	Verizon Income Deferral Plan	0	0	106,950	0	1,168,936
	Verizon Wireless Executive Savings Plan	0	0	139,127	0	3,388,420

Mr. Dunne	Verizon Executive Deferral Plan	236,025	129,589	50,323	0	658,378

Mr. McAdam	Verizon Executive Deferral Plan	302,700	370,650	700,463	0	11,945,203
	Verizon Wireless Executive Savings Plan	0	0	9,655	0	2,614,135

Mr. Stratton	Verizon Executive Deferral Plan	1,021,445	153,915	(2,163)	0	11,359,425
	Verizon Wireless Executive Savings Plan	0	0	248,100	0	4,721,200

Mr. Armstrong	Verizon Executive Deferral Plan	61,385	80,988	43,910	0	614,991

1

Of the amounts listed in this column, the following amounts are also included in the Summary Compensation table for 2018 in columns (c) and (j): for Mr. Vestberg, $57,623; for Mr. Ellis, $31,038; for Mr. Gowrappan, $22,333; for Mr. Reed, $32,769; for Mr. Dunne, $34,269; for Mr. McAdam, $79,500; for Mr. Stratton, $48,115; and for Mr. Armstrong, $61,385.

2	The amounts listed in this column are also included in columns (i) and (j) of the Summary Compensation table.
3

The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation table for the following years:

•	For Mr. Ellis, a total of $262,967 was reported (2017 to 2018);
•	For Mr. Reed, a total of $423,095 was reported (2016 to 2018);
•	For Mr. McAdam, a total of $6,098,640 was reported (2008 to 2018); and
•	For Mr. Stratton, a total of $3,497,687 was reported (2013 to 2018).

60    Verizon 2019 Proxy Statement

Compensation Tables

Potential payments upon termination or change in control

Potential payments upon termination or change in control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers other than Messrs. McAdam, Stratton and Armstrong if a termination of employment or change in control of Verizon had occurred at the end of 2018 under Verizon’s compensation plans and agreements. Mr. McAdam and Mr. Stratton retired from Verizon on December 31, 2018. The payments and benefits that Mr. McAdam and Mr. Stratton became entitled to receive in connection with their retirement from Verizon are discussed under the headings “Retirement of Mr. McAdam” and “Retirement of Mr. Stratton” beginning on pages 66 and 67, respectively. Mr. Armstrong left Verizon on December 31, 2018. The payments and benefits that Mr. Armstrong became entitled to receive in connection with his separation from Verizon are discussed under the heading “Separation of Mr. Armstrong” beginning on page 68.

Payments made upon termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. This includes amounts accrued and vested under our pension plans and nonqualified deferred compensation plans, which are reported in the Pension Benefits and Nonqualified Deferred Compensation tables above. Those benefits are not included in the summaries and tables below.

In addition, amounts earned under our 2018 Short-Term Plan awards and amounts earned under our Long-Term Plan awards that vested on December 31, 2018 are not included in the summaries or tables below. Amounts earned under our 2018 Short-Term Plan awards are discussed in the Compensation Discussion and Analysis beginning on page 36 and are reported in the Summary Compensation table on page 52. Amounts earned under our Long-Term Plan awards that vested on December 31, 2018 are discussed in the Compensation Discussion and Analysis beginning on page 40 and are reported in the Option Exercises and Stock Vested table on page 57. If a named executive officer’s employment had terminated on December 31, 2018 for any reason other than for cause, the full amount of the 2018 Short-Term Plan award and the full amount of the Long-Term Plan awards that vested on December 31, 2018, in each case to the extent earned, would have been payable. These amounts would be determined and payable at the same time as awards are determined and paid to participating employees generally under those plans. In the event of a termination for cause, no amount would have been payable under these awards.

Potential payments upon qualifying separation or involuntary termination without cause

Messrs. Vestberg and McAdam. As CEO, Mr. Vestberg is not eligible to participate in the Senior Manager Severance Plan described below. Mr. Vestberg is also not a party to an employment agreement with Verizon or any other agreement that would provide him with cash severance benefits in the event his employment is involuntarily terminated by Verizon without cause. As CEO and then in his role as Executive Chairman, Mr. McAdam was not eligible to participate in the Senior Manager Severance Plan. Mr. McAdam was not a party to an employment agreement with Verizon or any other agreement that would have provided him with cash severance benefits in the event his employment was involuntarily terminated by Verizon without cause. Mr. McAdam retired from Verizon on December 31, 2018.

Senior Manager Severance Plan. Verizon provides severance benefits to certain employees, including all of the named executive officers other than the CEO, under the Senior Manager Severance Plan. Under the plan, a named executive officer is eligible to receive severance benefits if he or she experiences a “qualifying separation” from Verizon, which is generally defined as an involuntary termination by Verizon without cause, a voluntary termination by the executive solely due to the executive’s refusal to accept a qualifying reclassification or relocation (as those terms are defined in the plan) or a determination by the independent members of the Board that the named executive officer has incurred a qualifying separation. A severance benefit, if triggered, is payable to an executive only if the executive executes a release of claims against Verizon in the form satisfactory to Verizon and agrees not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

Verizon 2019 Proxy Statement    61

Compensation Tables

Potential payments upon termination or change in control

If a named executive officer incurs a qualifying separation under the plan, he or she is eligible to receive the following benefits: (i) a lump-sum cash separation payment equal to two times the sum of his or her base salary and target Short-Term Plan award opportunity; and (ii) continued medical, dental and vision coverage for two years.

In addition, if the executive’s qualifying separation occurs prior to the last day of the year, the executive will receive a prorated Short-Term Plan award for the year in which the separation occurs, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are payable to participating employees generally under the plan. To the extent that an executive also becomes eligible for severance benefits under any outstanding agreement, plan or any other arrangement, the executive’s cash severance payment under the Senior Manager Severance Plan will be reduced on a dollar-for-dollar basis by the amount of the severance benefits payable to the executive under such other agreement, plan or arrangement.

In connection with Mr. Stratton’s retirement from Verizon on December 31, 2018, the independent members of the Board determined that Mr. Stratton’s retirement was a qualifying separation for purposes of the Senior Manager Severance Plan. The separation benefits Mr. Stratton was entitled to receive upon his separation are described and quantified under the heading “Retirement of Mr. Stratton” beginning on page 67. Mr. Stratton did not receive any additional separation benefits or payments upon his separation of service.

Mr. Armstrong left Verizon on December 31, 2018. Upon his separation, Mr. Armstrong was entitled to receive separation benefits under the Senior Manager Severance Plan, which are described and quantified under the heading “Separation of Mr. Armstrong” beginning on page 68. Mr. Armstrong did not receive any additional separation benefits or payments upon his separation of service.

Other benefits. Upon an involuntary termination of employment without cause, a named executive officer would also be eligible to receive financial planning and outplacement services for one year following termination on the same basis as provided to other senior executives. However, executives would only be entitled to receive financial planning services if they participate in the program in the year in which their employment terminates. In addition, under the terms of the executive life insurance plan, each named executive officer who is retirement eligible upon termination and who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual cash payment from Verizon to defray a portion of the annual premiums until the latest of the executive’s attainment of age 60 or the completion of 5 years of plan participation. Retirement eligibility is generally defined as having attained 75 points (age plus years of service) with at least 15 years of service. If the named executive officer is not retirement eligible upon termination and has not reached plan maturity (age 60 and 5 years of plan participation) upon termination, the executive would be eligible to receive one additional annual cash payment to defray a portion of the annual premiums for the two years following the year in which the executive’s termination occurs. If the named executive officer is retirement eligible upon termination and has achieved plan maturity upon his or her termination, the executive would not be entitled to any additional cash payment from Verizon. Effective April 1, 2018, the financial planning program and the executive life insurance program were both closed to new participants.

62    Verizon 2019 Proxy Statement

Compensation Tables

Potential payments upon termination or change in control

Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers, other than Messrs. McAdam, Stratton and Armstrong, would have been entitled to receive had their employment been involuntarily terminated without cause on the last business day of 2018 or had they incurred a qualifying separation under the Senior Manager Severance Plan. The payments and benefits that Messrs. McAdam, Stratton and Armstrong became entitled to receive upon their retirement and separation from Verizon, respectively, on December 31, 2018 are discussed under the headings “Retirement of Mr. McAdam”, “Retirement of Mr. Stratton” and “Separation of Mr. Armstrong” beginning on page 66.

Name	Cash Separation Payment ($)	Continued Health Benefits[1] ($)	Outplacement Services ($)	Financial Planning[2] ($)	Executive Life Insurance Benefit[3] ($)
Mr. Vestberg	0	0	0	0	0
Mr. Ellis	4,000,000	45,689	14,500	11,000	22,900
Mr. Gowrappan	4,250,000	15,230	14,500	0	0
Mr. Reed	4,125,000	45,689	14,500	13,000	0
Mr. Dunne	4,250,000	45,689	14,500	13,000	103,979

1	The amounts reflect Verizon’s estimated cost of providing medical, dental and vision coverage for two years.
2

Mr. Gowrappan did not participate in the financial planning program in 2018 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2018.

3

If Mr. Reed had retired on December 31, 2018, he would not have been entitled to receive additional company contributions with respect to this benefit because he reached plan maturity on December 31, 2018. The amount for Messrs. Ellis and Dunne, who are not retirement eligible, reflects one additional annual cash payment to defray a portion of the annual premium for the two years following the year in which their termination occurs. Mr. Gowrappan did not participate in the program in 2018.

Potential payments upon death, disability or retirement

Under the terms of the executive life insurance plan, in the event of disability or a qualifying retirement, a named executive officer who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to defray a portion of the annual premium until the latest of the executive’s attainment of age 60 or the completion of 5 years of plan participation. If the named executive officer dies, his or her beneficiary would be entitled to receive the proceeds of the life insurance policy owned by the executive, payable by the third-party issuer of the policy.

Under the Short-Term Plan, if the named executive officer’s employment terminates due to death, disability or a qualifying retirement prior to the last day of the year, the executive would be eligible for a prorated Short-Term Plan award for the year in which the termination date occurred, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are generally payable to participating employees under the plan. As described above, if the executive’s employment terminates on the last day of the year for any reason other than for cause, the full amount of the Short-Term Plan award, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year, would have been payable.

In addition, upon death, disability or a qualifying retirement, each named executive officer would also be eligible to receive financial planning services for one year following termination on the same basis as provided to other senior executives, provided that the executive participated in the program in the year in which his or her employment terminates. Upon disability, the named executive officers would also be eligible for disability benefits under the tax-qualified and nonqualified disability plans.

Verizon 2019 Proxy Statement    63

Compensation Tables

Potential payments upon termination or change in control

Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers, other than Messrs. McAdam, Stratton and Armstrong, would have been entitled to receive had their employment terminated due to death, disability or qualifying retirement on the last business day of 2018. The payments and benefits that Messrs. McAdam, Stratton and Armstrong became entitled to receive upon their retirement and separation from Verizon, respectively, on December 31, 2018 are discussed under the headings “Retirement of Mr. McAdam”, “Retirement of Mr. Stratton” and “Separation of Mr. Armstrong” beginning on page 66.

Name	Executive Life Insurance Benefit[1] ($)	Disability Benefit[2] ($)	Financial Planning[3] ($)
Mr. Vestberg
Death	8,000,000	0	13,000
Disability	471,196	2,164,003	13,000
Retirement[4]	0	0	0
Mr. Ellis
Death	3,208,000	0	11,000
Disability	277,765	443,634	11,000
Retirement[4]	0	0	0
Mr. Gowrappan
Death	0	0	0
Disability	0	1,812,298	0
Retirement[4]	0	0	0
Mr. Reed
Death	8,275,000	0	13,000
Disability	0	1,060,700	13,000
Retirement	0	0	13,000
Mr. Dunne
Death	8,525,000	0	13,000
Disability	396,882	1,955,175	13,000
Retirement[4]	0	0	0

1

In the event of death, the amount represents the proceeds from the life insurance policy owned by the named executive officer, payable by the third-party issuer of the policy. In the event of disability or retirement, for the named executive officers other than Mr. Gowrappan, the amount, if any, represents the total amount of annual cash payments to the named executive officer to defray a portion of the annual premium of the life insurance policy owned by him, provided that the named executive officer continues to pay the annual premiums pursuant to the terms of the executive life insurance program. If Mr. Reed had become disabled on December 31, 2018, he would not have been entitled to receive additional company contributions with respect to this benefit because he reached plan maturity on December 31, 2018.

2

Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. Mr. Ellis does not participate in the nonqualified portion of the disability benefit. The assumptions used to calculate the value of the disability benefits include a discount rate of 3.53% and mortality and recovery based on the 2012 Group Long-Term Disability Valuation Table. These rates represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit for Messrs. Vestberg, Ellis, Gowrappan, Reed and Dunne, is estimated at $944,652, $443,634, $694,758, $378,647 and $853,492, respectively, and the nonqualified portion of the disability benefit for Messrs. Vestberg, Gowrappan, Reed and Dunne is estimated at $1,219,351, $1,117,540, $682,053 and $1,101,683. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit.

3

Mr. Gowrappan did not participate in the financial planning program in 2018 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2018.

4

Messrs. Vestberg, Ellis and Dunne would not have been entitled to receive executive life insurance benefits or financial planning benefits because they had not fulfilled the eligibility requirements for retirement under the terms of those programs on the last business day of 2018. Mr. Gowrappan would also not have been entitled to receive these benefits because he did not participate in those plans.

Potential payments upon change in control

Verizon does not maintain any plans or arrangements that provide for any named executive officer to receive cash severance or any other cash payments in connection with a change in control of Verizon. If the named executive officer’s employment terminates in connection with or following a change in control, he or she would be eligible for the same benefits, if any, that would become payable to the executive upon his or her termination under the circumstances as described above. Under the Short-Term Plan, if a change in control occurs, all outstanding awards will vest and become payable on the regularly scheduled payment date.

Treatment of equity awards

As is the case for all participants under the terms of the Long-Term Plan and the applicable award agreements, upon an involuntary termination of employment without cause, death, disability or qualifying retirement, each named executive

64    Verizon 2019 Proxy Statement

Compensation Tables

Potential payments upon termination or change in control

officer’s then unvested RSUs will vest and be payable on the regularly scheduled payment dates and each named executive officer’s then unvested PSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle, but only if and to the extent that the applicable performance criteria for the award are achieved at the end of the applicable award cycle. Under the Long-Term Plan, a qualifying retirement generally means to retire after having attained at least 15 years of vesting service (as defined under the applicable Verizon tax-qualified savings plan) and a combination of age and years of vesting service that equals or exceeds 75. As of December 31, 2018, Mr. Reed was retirement-eligible under the Long-Term Plan.

The payment of PSU and RSU awards under the Long-Term Plan following an involuntary termination of employment without cause, death, disability or qualifying retirement is conditioned on the participant executing a release of claims against Verizon in the form satisfactory to Verizon. The grant of each award is conditioned on the participant’s agreement to certain restrictive covenants including an agreement not to compete or interfere with any Verizon business for a period of one year after termination from employment (two years for the CEO), and to always protect Verizon’s trade secrets and proprietary information.

In addition, under the terms of the Long-Term Plan and the applicable award agreements, if, in the 12 months following a change in control of Verizon, a participant’s employment is involuntarily terminated without cause, all then-unvested RSUs will vest and be payable on the regularly scheduled payment dates and all then-unvested PSUs will vest at target level performance and be payable on the regularly scheduled payment date after the end of the applicable award cycle.

Under the Long-Term Plan, a change in control of Verizon is generally defined as the occurrence of any of the following:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;

•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or

•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a change in control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;

•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;

•	Verizon’s CEO is the CEO of the surviving corporation; and

•	The headquarters of the surviving corporation is located in New York, New York.

Estimated payments. The following table shows the estimated value of the awards that the named executive officers, other than Messrs. McAdam, Stratton and Armstrong, could have received in respect of their outstanding unvested equity awards if any of the following events, which would trigger accelerated vesting of the awards, occurred on the last business day of 2018: (i) a change in control of Verizon without a termination of employment; (ii) a change in control of Verizon and an involuntary termination of employment without cause within 12 months; (iii) a termination of employment as a result of an involuntary termination without cause (other than in connection with a change in control); (iv) a qualifying retirement; or (v) death or disability. The amounts represent the estimated value of the outstanding RSU and PSU awards granted in 2017 and 2018, including the estimated value of the additional RSU award granted to Mr. Vestberg in 2017 and the special PSU award granted to him in 2018, the 2018 PRSU award granted to Mr. Gowrappan, and the 2017 PRSU award granted to Mr. Dunne and the remaining installment of the 2016 RSU award granted to Mr. Dunne that would have been payable pursuant to the terms of the award agreements, calculated using the total number of units (including accrued dividends) on the last business day of 2018 and $56.22, Verizon’s closing stock price on that date, and for the PSUs and the PRSUs, assuming the award would vest at target performance levels. The actual amount payable under these awards can be determined only at the time the awards would be paid. The payments and benefits that Messrs. McAdam, Stratton and Armstrong became entitled to receive upon their retirement and separation from Verizon, respectively, on December 31, 2018 are discussed under the headings “Retirement of Mr. McAdam”, “Retirement of Mr. Stratton” and “Separation of Mr. Armstrong” beginning on page 66.

Verizon 2019 Proxy Statement    65

Compensation Tables

Potential payments upon termination or change in control

Name	Change In Control Without Termination ($)	Change In Control And Termination Without Cause ($)	Termination Without Cause ($)	Retirement[1] ($)	Death or Disability ($)
Mr. Vestberg	0	27,611,666	27,611,666	0	27,611,666
Mr. Ellis	0	9,667,873	9,667,873	0	9,667,873
Mr. Gowrappan	0	10,041,623	10,041,623	0	10,041,623
Mr. Reed	0	10,110,156	10,110,156	10,110,156	10,110,156
Mr. Dunne	0	13,343,761	13,343,761	0	13,343,761

1

Messrs. Vestberg, Ellis, Gowrappan and Dunne would not have been entitled to receive any amount in respect of their outstanding unvested equity awards upon retirement because they had not met the eligibility requirements for retirement under the terms of the Long-Term Plan on the last business day of 2018.

Retirement of Mr. McAdam

Mr. McAdam retired from the Company on December 31, 2018. The following table sets forth the estimated payments and benefits Mr. McAdam became entitled to receive upon his retirement.

Cash Separation Payment ($)	Continued Health Benefits ($)	Equity[1] ($)	Financial Planning ($)	Executive Life Insurance Benefit[2] ($)	Outplacement Services ($)
0	0	26,939,331	13,000	0	0

1

Represents the estimated value of the outstanding RSU and PSU awards granted in 2017 and 2018. The value of these awards was calculated using the total number of units (including accrued dividends) on the last business day of 2018 and $56.22, Verizon’s closing stock price on that date, and, in the case of the PSUs, assuming the awards would vest at target performance levels. These awards will be paid on the regularly scheduled payment date following the applicable vesting date based on the stock price on the vesting date, and in the case of the PSUs, only if and to the extent that the applicable performance criteria have been satisfied.

2	Mr. McAdam attained plan maturity on December 31, 2018, and he is not entitled to receive any additional payments from Verizon with respect to this benefit following his termination of employment.

Mr. McAdam executed a release of claims satisfactory to Verizon as a condition to the receipt of the foregoing benefits, agreed not to solicit employees or customers of Verizon for two years following his retirement, agreed not to compete or interfere with any Verizon business for a period of two years after termination from employment, and always to protect Verizon’s trade secrets and proprietary information.

SEC rules require that we disclose the hypothetical payments and benefits that Mr. McAdam would have been entitled to receive if certain events had occurred on December 31, 2018 and Mr. McAdam had not retired on that date, notwithstanding the fact that the events did not occur and Mr. McAdam retired on that date. If on December 31, 2018 there had been a change in control of Verizon without a termination of Mr. McAdam’s employment, Mr. McAdam would not have been entitled to any payments or benefits. Mr. McAdam would have been entitled to receive a $664,441 disability benefit if he had become disabled on December 31, 2018 and not retired. This assumes that Mr. McAdam would have been immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans and is based on a discount rate of 3.53% and mortality and recovery based on the 2012 Group Long-Term Disability Valuation Table, which represents the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit is estimated at $239,464, the nonqualified portion of the benefit is estimated at $424,977, and in order to receive the nonqualified portion of the disability benefit, Mr. McAdam would have been required to pay the premium associated with the qualified portion of the benefit. If he had died on December 31, 2018, Mr. McAdam’s beneficiaries would have been entitled to receive $8,560,000 under the life insurance policy owned by him. He would have been entitled to receive the same financial planning benefit that he received upon his retirement quantified in the table above if his employment had been terminated without cause following a change in control, or terminated without cause under any other circumstance, or if he died or became disabled on December 31, 2018. In addition, if Mr. McAdam had been terminated without cause following a change in control, had been terminated without cause under any other circumstance, or had he died or become disabled on December 31, 2018, Mr. McAdam would have been entitled to the same treatment of his equity awards that he received upon his retirement with the same estimated value quantified in the table above and based on the same assumptions and subject to the same terms and conditions described in footnote 1 to that table.

66    Verizon 2019 Proxy Statement

Compensation Tables

Potential payments upon termination or change in control

Retirement of Mr. Stratton

Mr. Stratton retired from the Company on December 31, 2018. In connection with Mr. Stratton’s retirement, the independent members of the Board determined that Mr. Stratton’s retirement was a qualifying separation for purposes of the Senior Manager Severance Plan. The following table sets forth the estimated payments and benefits Mr. Stratton became entitled to receive upon his retirement.

Cash Separation Payment ($)	Continued Health Benefits[1] ($)	Equity[2] ($)	Financial Planning ($)	Executive Life Insurance Benefit[3] ($)	Outplacement Services ($)
5,500,000	30,459	20,528,396	13,000	173,007	14,500

1	Represents Verizon’s estimated cost of providing medical, dental and vision coverage for two years.
2

Represents the estimated value of the outstanding RSU and PSU awards granted in 2017 and 2018, including the estimated value of the special PSU award granted to Mr. Stratton in 2017. The value of these awards was calculated using the total number of units (including accrued dividends) on the last business day of 2018 and $56.22, Verizon’s closing stock price on that date, and, in the case of the PSUs (including the 2017 special PSU award), assuming the awards would vest at target performance levels. These awards will be paid on the regularly scheduled payment date following the applicable vesting date based on the stock price on the applicable vesting date, and in the case of the PSUs (including the 2017 special PSU award), only if and to the extent that the applicable performance criteria have been satisfied.

3

Represents the total amount of annual cash payments to Mr. Stratton to defray a portion of the life insurance policy owned by him, provided that he continues to pay the annual premiums pursuant to the terms of the program.

Mr. Stratton executed a release of claims satisfactory to Verizon as a condition to the receipt of the foregoing benefits, agreed not to solicit employees or customers of Verizon for one year following his retirement, agreed not to compete or interfere with any Verizon business for a period of one year after termination from employment, and always to protect Verizon’s trade secrets and proprietary information.

SEC rules require that we disclose the hypothetical payments and benefits that Mr. Stratton would have been entitled to receive if certain events had occurred on December 31, 2018 and Mr. Stratton had not retired on that date, notwithstanding the fact that the events did not occur and Mr. Stratton retired on that date. If on December 31, 2018 there had been a change in control of Verizon without a termination of Mr. Stratton’s employment, Mr. Stratton would not have been entitled to any payments or benefits. Mr. Stratton would have been entitled to receive a $315,225 disability benefit if he had become disabled on December 31, 2018 and not retired. This assumes that Mr. Stratton would have been immediately eligible for long-term disability benefits from Verizon’s qualified disability benefit plan and is based on a discount rate of 3.53% and mortality and recovery based on the 2012 Group Long-Term Disability Valuation Table, which represents the probability of death or recovery between the date of disability and the payment end date. Mr. Stratton would have been entitled to receive the same life insurance benefit that he received upon his retirement quantified in the table above if his employment had been terminated without cause following a change in control, or terminated without cause under any other circumstance, or if he had become disabled on December 31, 2018. If he had died on December 31, 2018, Mr. Stratton’s beneficiaries would have been entitled to receive $4,412,000 under the life insurance policy owned by him. He would have been entitled to receive the same financial planning benefit that he received upon his retirement quantified in the table above if his employment had been terminated without cause following a change in control, or terminated without cause under any other circumstance, or if he died or became disabled on December 31, 2018. In addition, if Mr. Stratton had been terminated without cause following a change in control, had been terminated without cause under any other circumstance, or had he died or become disabled on December 31, 2018, Mr. Stratton would have been entitled to the same treatment of his equity awards that he received upon his retirement with the same estimated value quantified in the table above and based on the same assumptions and subject to the same terms and conditions described in footnote 2 to that table.

Verizon 2019 Proxy Statement    67

Compensation Tables

CEO pay ratio disclosure

Separation of Mr. Armstrong

In connection with Mr. Armstrong’s separation from service on December 31, 2018, he became entitled to separation benefits under the terms and conditions of the Senior Manager Severance Plan. The following table sets forth the estimated payments and benefits Mr. Armstrong became entitled to receive upon his separation.

Cash Separation Payment ($)	Continued Health Benefits[1] ($)	Equity[2] ($)	Financial Planning[3] ($)	Executive Life Insurance Benefit[3] ($)	Outplacement Services ($)
6,300,000	45,689	23,561,987	0	0	14,500

1	Represents Verizon’s estimated cost of providing medical, dental and vision coverage for two years.
2

Represents the estimated value of the outstanding RSU and PSU awards granted in 2017 and 2018 and the estimated value of second tranche of the 2015 founders award of ASUs granted to Mr. Armstrong under the AOL Long-Term Incentive Plan. The value of the RSU and PSU awards were calculated using the total number of units (including accrued dividends) on the last business day of 2018 and $56.22, Verizon’s closing stock price on that date and, in the case of the PSUs, assuming the awards would vest at target performance levels. The estimated value of the ASU award was calculated using the total number of units and $10.09, the value of an ASU on December 31, 2018 as determined in accordance with terms of the AOL Long-Term Incentive Plan. These awards will be paid on the regularly scheduled payment date following the applicable vesting dates based on the stock price on the applicable vesting date (and in the case of the PSUs, only if and to the extent that the applicable performance criteria have been satisfied), and in the case of ASUs, on the value of an ASU on June 22, 2019 as determined in accordance with the terms of the AOL Long-Term Incentive Plan.

3	Mr. Armstrong did not participate in the financial planning program or the executive life insurance program.

Mr. Armstrong executed a release of claims satisfactory to Verizon as a condition to the receipt of the foregoing benefits, agreed not to solicit employees or customers of Verizon for one year following his separation, agreed not to compete or interfere with any Verizon business for a period of one year after termination from employment, and always to protect Verizon’s trade secrets and proprietary information.

SEC rules require that we disclose the hypothetical payments and benefits that Mr. Armstrong would have been entitled to receive if certain events had occurred on December 31, 2018 and Mr. Armstrong had not separated from service on that date, notwithstanding the fact that the events did not occur and Mr. Armstrong separated from service on that date. If on December 31, 2018 there had been a change in control of Verizon without a termination of Mr. Armstrong’s employment, Mr. Armstrong would not have been entitled to any payments or benefits. Mr. Armstrong was not retirement eligible on December 31, 2018, and therefore, he would not have been entitled to any retirement payments or benefits. If Mr. Armstrong had become disabled on December 31, 2018 and not separated from service, he would have been entitled to receive a $2,137,937 disability benefit. This assumes that Mr. Armstrong would have been immediately eligible for long-term disability benefits from Verizon’s qualified disability benefit plan and is based on a discount rate of 3.53% and mortality and recovery based on the 2012 Group Long-Term Disability Valuation Table, which represents the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit is estimated at $761,583, the non-qualified portion of the benefit is estimated at $1,376,354, and in order to receive the nonqualified portion of the disability benefit, Mr. Armstrong would have been required to pay the premium associated with the qualified portion of the benefit. If he had died on December 31, 2018, Mr. Armstrong’s beneficiaries would have been entitled to receive $3,000,000 under the company’s group term life insurance program he participated in during 2018. In addition, if Mr. Armstrong had been terminated without cause following a change in control, or had he died or become disabled on December 31, 2018, Mr. Armstrong would have been entitled to the same treatment of his equity awards that he received upon his separation from service with the same estimated value quantified in the table above and based on the same assumptions and subject to the same terms and conditions described in footnote 2 to that table.

CEO pay ratio disclosure

Pursuant to SEC rules, we are required to disclose in this proxy statement the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees (excluding the CEO). We determined that the annualized total compensation of Mr. Vestberg, who was appointed CEO of Verizon on August 1, 2018 was $23,821,477, the median of the 2018 annual total compensation of all of our employees (excluding Mr. Vestberg) was $120,645, and the ratio of these amounts was 198 to 1. For purposes of calculating the ratio, the value of employer provided benefits under non-discriminatory health plans was included in the compensation of each of Mr. Vestberg and the median employee.

68    Verizon 2019 Proxy Statement

Compensation Tables

CEO pay ratio disclosure

As described on page 46, in connection with Mr. Vestberg’s appointment as CEO, the Committee recommended, and the independent members of the Board approved, increases to his base salary and target short-term incentive opportunity effective upon his appointment, an increase to his long-term incentive target award opportunity commencing in 2019 and a special one-time performance-based equity award in the form of PSUs with a grant date fair value of approximately $10 million that may become payable after the completion of a five-year performance period. We note that a substantial portion of Mr. Vestberg’s total compensation for 2018 related to non-recurring compensation items, including the special award of PSUs, a one-time signing bonus he received upon his relocation to the United States in January 2018 and related relocation benefits. If we were to exclude these items and assume that he had been CEO for all of 2018 and received a base salary of $1,500,000, a target Short-Term Plan award of $3,750,000 and a target Long-Term Plan award of $12,000,000 (which reflect the increases approved by the Board upon his appointment as CEO), as well as the value of healthcare and other recurring benefits, the ratio would have been 145 to 1.

The median employee that was used for purposes of calculating the ratio of the annualized total compensation of our CEO to the median of the annual total compensation of all employees is the same employee that was identified for purposes of the pay ratio disclosed in our 2018 Proxy Statement, who is an employee located in the Mid-Atlantic region of the United States. There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure. To identify the “median employee” for purposes of the 2018 pay ratio disclosure (i.e., the individual employee whose compensation was at the median level among our entire employee group), we used a determination date of October 1, 2017 and analyzed, for all of the individuals employed by us or any of our consolidated subsidiaries on that date, the compensation that we paid to each of those individuals for the 12-month period ending on that date. We considered each employee’s “compensation” to consist of (i) the employee’s total gross earnings for the 12-month period ending October 1, 2017, plus (ii) the estimated amount of Verizon’s contributions for that period to the retirement plans in which the employee participates, plus (iii) the estimated present value of the employee’s accrual under a Verizon pension plan (if any) for those who are still accruing service and whose benefits have not otherwise been frozen. The compensation for employees, other than temporary and seasonal employees, who were not employed by us for the entire 12-month period was annualized to reflect compensation for the entire 12-month period.

Verizon 2019 Proxy Statement    69

Item 3: Advisory Vote to Approve Executive Compensation

Shareholders have strongly supported Verizon’s executive compensation program since our first annual advisory vote on the matter in 2009. We are asking you to vote in favor of the following non-binding resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Verizon’s proxy statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Compensation Tables and the related narrative discussion.”

The structure of our executive compensation program for 2018 is substantially the same as it was last year. Our Board recommends a vote FOR this resolution because the Board believes our program effectively:

•	Encourages strong short-term and long-term performance;

•	Aligns the executives’ long-term interests with those of our shareholders; and

•	Retains high-performing executives.

In the Compensation Discussion and Analysis and Compensation Tables beginning on page 29, we provide a detailed description of our executive compensation program, including our philosophy, the elements of our program and the compensation of our named executive officers. We encourage you to read these sections before deciding how to vote on this proposal.

This advisory resolution, commonly known as a “say-on-pay” resolution, is not binding on our Board of Directors. Nevertheless, the Board and the Human Resources Committee value shareholder feedback received through this annual say-on-pay vote and our direct investor outreach program. The voting results and direct shareholder input are carefully reviewed and considered and are an important part of the process for evaluating our executive compensation program.

The Board of Directors recommends that you vote FOR this proposal.

70    Verizon 2019 Proxy Statement

Stock Ownership

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require us to disclose any late filings of stock transaction reports by our executive officers and Directors. Based solely on a review of the reports that we filed on behalf of these individuals or that were otherwise provided to us, our executive officers and Directors met all Section 16(a) filing requirements during calendar year 2018.

Security Ownership of Certain Beneficial Owners and Management

Principal Shareholders

On March 4, 2019, there were approximately 4.13 billion shares of Verizon common stock outstanding. Each of these shares is entitled to one vote. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC. To the extent that information in the table is based on information contained in an SEC filing, it is accurate only as of the date referenced in the filing.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
The Vanguard Group[1]
100 Vanguard Blvd.
Malvern, Pennsylvania 19355	315,133,330	7.6%
BlackRock, Inc.[2]
55 East 52nd Street
New York, New York 10055	299,574,099	7.3%

1

This information is based on a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, setting forth information as of December 31, 2018. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 4,803,147 shares, shared voting power with respect to 977,105 shares, sole dispositive power with respect to 309,457,753 shares, and shared dispositive power with respect to 5,675,577 shares.

2

This information is based on a Schedule 13G filed with the SEC on February 6, 2019 by BlackRock, Inc., setting forth information as of December 31, 2018. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 261,072,935 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 299,574,099 shares, and shared dispositive power with respect to 0 shares.

Verizon 2019 Proxy Statement    71

Stock Ownership

Security Ownership of Certain Beneficial Owners and Management

Directors and Executive Officers

The following table shows the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director, and all executive officers and Directors as a group as of January 31, 2019. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days upon the conversion of certain stock units under deferred compensation plans and/or stock-based long-term incentive awards. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we indicate otherwise, each individual has sole voting and/or investment power with respect to the shares. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total stock-based holdings” column in the table below to show the total economic exposure that the executive officers and Directors have to Verizon common stock.

Name	Stock[1]	Total stock-based holdings[2]
Named Executive Officers
Hans Vestberg*	25,113	498,841
Matthew Ellis	65,205	218,964
K. Guru Gowrappan	0	179,084
Marc Reed	174,581	352,548
Ronan Dunne	25,352	244,053
Lowell McAdam*	773,549	1,301,182
John Stratton**	176,215	508,642
Timothy Armstrong**	50,483	161,210
Directors
Shellye Archambeau	0	22,520
Mark Bertolini	0	17,737
Richard Carrión	5,357	133,347
Melanie Healey	0	32,264
M. Frances Keeth	0	66,689
Karl-Ludwig Kley***	0	0
Clarence Otis, Jr.	3,000	77,978
Daniel Schulman	0	4,118
Rodney Slater	0	43,731
Kathryn Tesija	0	26,784
Gregory Wasson***	0	0
Gregory Weaver	0	15,543
All of the above and other executive officers as a group[3]	1,272,659	4,050,227

*	Mr. Vestberg and Mr. McAdam also serve as Directors.
**	Mr. Stratton retired from the Company on December 31, 2018. Mr. Armstrong left the Company on December 31, 2018.
***	Dr. Kley served on the Board until May 3, 2018 and Mr. Wasson served on the Board until October 1, 2018.
1

In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired within 60 days pursuant to the conversion of RSUs as follows: 18,622 shares for Mr. Vestberg; 35,608 shares for Mr. Ellis; 60,568 shares for Mr. Reed; 20,924 shares for Mr. Dunne; 173,654 shares for Mr. McAdam; 60,023 shares for Mr. Stratton; and 43,838 shares for Mr. Armstrong. For Mr. Carrión, the “Stock” column also includes 4,007 shares that may be acquired within 60 days pursuant to the conversion of certain stock units under a deferred compensation plan. Prior to conversion, the shares underlying the RSUs and deferred compensation units may not be voted or transferred. No shares are pledged as security.

2

The “Total stock-based holdings” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

3 Does

not include shares held by Mr. Armstrong, who ceased to be an executive officer as of October 1, 2018; Mr. Stratton, who ceased to be an executive officer as of June 7, 2018; Dr. Kley, who served on the Board until May 3, 2018; or Mr. Wasson, who served on the Board until October 1, 2018.

72    Verizon 2019 Proxy Statement

Items 4 – 8

Shareholder Proposals

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the Annual Meeting. The statements contained in the proposals and supporting statements are the sole responsibility of the respective proponents. The proposals may contain assertions about Verizon or other matters that Verizon believes are incorrect, but we do not attempt to refute all of those assertions. The addresses of the proponents, as well as the names and addresses of, and the number of shares of Verizon’s common stock owned by, any co-sponsors, are available upon written request to the Assistant Corporate Secretary at the address specified under “Contacting Verizon.”

Item 4: Nonqualified Savings Plan Earnings

The Association of BellTel Retirees Inc., owner of 214 shares of Verizon’s common stock, proposes the following:

Above-Market Returns on Nonqualified Executive Savings Plans

RESOLVED: The shareholders of Verizon Communications, Inc. urge our Board of Directors to adopt a policy that prohibits the practice of paying above-market earnings on the non-tax-qualified retirement saving or deferred income account balances of senior executive officers. This policy should be implemented prospectively and apply only to senior executive officers in a manner that does not interfere with any contractual rights.

SUPPORTING STATEMENT

Verizon offers senior executive officers far more generous retirement saving benefits than rank-and-file managers and other employees receive under the company’s tax-qualified saving plans, in our view. One costly and unjustifiable feature is the payment of an above-market rate of return on the multi-million dollar non-tax-qualified savings and deferred income account balances of senior executives.

The Verizon Executive Deferral Plan allows executives to contribute or defer compensation significantly above applicable IRS limits on contributions to 401(k) and other tax-qualified savings plans, IRS limits, including without limit the long-term incentive compensation that represents the bulk of their annual income.

Proxy advisor Institutional Shareholder Services supported this proposal in its 2018 proxy analysis report, stating that “while it is common to maintain additional supplemental retirement accounts for executives, providing above-market earnings on investment options is not common market practice.”

The ISS report also noted that the “practice of paying above-market earnings increases the expense to shareholders and is not considered a best practice.”

For example, in 2017 then-CEO Lowell McAdam received $73,949 in “above-market earnings” on his nonqualified plan assets (2018 Proxy, Summary Compensation Table, page 46, column h), which exceeded $13 million at year end (2018 Proxy, page 52).

For CEO McAdam, these above-market earnings came on top of $325,150 in Company matching contributions to his Deferral Plan account and $18,850 to his Management Savings Plan account (2018 Proxy, page 47).

The $418,000 in total Company matching contributions and “above-market earnings” received by McAdam for just one year dwarfed the maximum Company contribution available to managers or other employees participating only in the tax-qualified Savings Plan. Verizon provides a matching contribution equal to 100% of the first 6% of base salary and short-term incentive compensation that a participant contributes (Proxy, page 42).

Verizon 2019 Proxy Statement    73

Items 4 – 8 Shareholder Proposals

Item 4: Nonqualified Savings Plan Earnings

Together, the combined cost of these company contributions and above-market earnings can be substantial. Over the 10-year period (2008 to 2017) Verizon reported paying McAdam a total of $5,470,490 in nonqualified plan contributions and above-market earnings (page 52, table note 4).

Above-market earnings on non-qualified accounts are not performance-based and thus do nothing to align management incentives with long-term shareholder interests. In addition, gross disparities between retirement benefits offered to senior executives and other employees risk potential morale problems and reputational risk.

Please VOTE FOR this proposal.

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board of Directors opposes this proposal because it misrepresents the investment returns paid to participants in Verizon’s Executive Deferral Plan, which we refer to as the Deferral Plan. The proponent’s claim that Verizon pays senior executives an “above-market” rate of return on their account balances in the Deferral Plan is inaccurate. None of the 28 hypothetical investment options offered under the Deferral Plan pay a premium above what can be earned in the market. All but one of the hypothetical investment options simply mirror the performance of the investment options available under Verizon’s tax-qualified 401(k) savings plan. The one additional hypothetical investment option, which we refer to as the Moody’s investment option, offers a return equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services Inc. Because the Moody’s investment option offers a cash-based, interest only return, under an SEC rule, earnings on balances invested in that option may be reportable as “above-market” in the proxy statement year in any given year. In 2018, earnings from the Moody’s investment option did not constitute “above-market” earnings under this rule.

In 2018 the annual rate of return for the Moody’s investment option was approximately 4.19%. The Board believes that it is unfair and unreasonable to characterize this rate of return – which is basically reflective of the current market rate for loans to large companies such as Verizon – as a “costly and unjustifiable feature” of Verizon’s non-qualified savings plan. Moreover, because the return on the Moody’s investment option is lower than that offered by other investment options, it does not increase the expense of Verizon’s retirement programs.

74    Verizon 2019 Proxy Statement

Items 4 – 8 Shareholder Proposals

Item 5: Independent Chair

Item 5: Independent Chair

The AFL-CIO Reserve Fund, owner of 2,656 shares of Verizon’s common stock, proposes the following:

RESOLVED: Shareholders of Verizon Communications Inc. (the “Company”) urge the Board of Directors (the “Board”) to take the steps necessary to adopt a policy to require that the Chairman of the Board shall be an independent director who has not previously served as an executive officer of the Company.

This policy should be implemented so as not to violate any contractual obligations, with amendments to the Company’s governing documents as needed. The policy should also specify the process for selecting a new independent Chairman if the current Chairman ceases to be independent between annual meetings of shareholders. Compliance with the policy may be excused if no independent director is available and willing to be Chairman.

SUPPORTING STATEMENT

Our Company’s Chairman of the Board, Mr. Lowell McAdam, previously served as CEO of the Company between 2011 and 2018. With the appointment of Mr. Hans Vestberg as CEO, the Company announced that Mr. McAdam will continue as Non-Executive Chairman.

The Board, led by its Chairman, is responsible for protecting shareholders’ long-term interests by providing oversight of management in directing the corporation’s affairs. In our view, this Board oversight function can be diminished when the Chairman is not an independent director.

In our view, the Chairman should be an independent director who has not previously served as an executive of the Company. We believe that an independent Chairman will strengthen the independent leadership of the Board and enhance management accountability to shareholders.

We believe that the appointment of an independent Chairman is preferable to the separation of the positions of Chairman and CEO between the former and current CEO. Having a truly independent Chairman can best ensure the objective functioning of an effective Board.

For these reasons, we urge you to vote FOR this resolution.

Verizon 2019 Proxy Statement    75

Items 4 – 8 Shareholder Proposals

Item 5: Independent Chair

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board of Directors fundamentally disagrees with the proposal’s rigid and prescriptive approach to the important issue of Board leadership. The Board believes that decisions concerning its leadership structure, including whether an independent Chairman is appropriate, should be based on the unique circumstances and challenges confronting Verizon at any given time, and should take into account the individual skills and experience that may be required in an effective Chairman at that time. As a result, the Board regularly reviews and assesses the effectiveness of its leadership structure. When conducting its assessment, the Board considers, among other things, whether the current structure is appropriate to effectively address the specific business challenges and opportunities posed by our industry and the long-term interests of our shareholders.

Moreover, the Board continues to believe that because its present leadership structure includes a strong independent Lead Director role, this addresses any concerns about the Board’s ability to provide objective feedback and guidance. The Lead Director, who is elected by the independent Directors, shares governance responsibilities with the Chairman, including approving Board agendas, materials and schedules, and has the authority to call Board meetings and executive sessions. The Lead Director also acts as a liaison with the Chairman, and facilitates forthright communication and effective independent oversight of management’s performance and accountability to shareholders. The Lead Director chairs the executive sessions of the Board, including the session where the performance and compensation of the Chief Executive Officer are evaluated, as well as the Board’s annual self-evaluation session.

The Board also has adopted policies to ensure that the independent Directors of the Board are fully involved in the operations of the Board and its decision making. All Directors have the opportunity to review Board agendas and request changes in advance of meetings, and all have unrestricted access to management. The independent Directors typically meet in executive session at each Board meeting. Given the robust corporate governance practices Verizon has put in place to ensure full involvement of all Directors and facilitate communication and independent oversight, the Board believes that shareholders are best served by allowing it to retain the flexibility to determine which Director is most qualified to lead the Board at any given time.

The Board understands that leadership structures evolve and that having an independent Chairman could, at some future point, be in the shareholders’ best interest. However, the Board believes that eliminating its flexibility to do what is in the best interests of shareholders by instituting a general policy that would require an independent Chairman is unnecessarily rigid and unwise.

76    Verizon 2019 Proxy Statement

Items 4 – 8 Shareholder Proposals

Item 6: Report on Online Child Exploitation

Item 6: Report on Online Child Exploitation

The Catholic United Investment Trust, owner of 479,137 shares of Verizon’s common stock, and four co-sponsors propose the following:

Child Sexual Exploitation Online

WHEREAS:

•	Verizon Communications (Verizon) is a leading Internet Service Provider (ISP), a retailer of mobile communication devices, and a growing provider of digital content online;

•	Child sexual exploitation online (“child pornography”) is a growing risk to children that is being exacerbated by online services and mobile technologies;

•

The US Department of Justice’s 2016 National Strategy for Child Exploitation Prevention and Interdiction notes that “mobile devices have fundamentally changed the way offenders can abuse children,” and “apps on these devices can be used to target, recruit or groom, and coerce children” or “stream video of child sexual abuse” in real-time;

•

The Internet Watch Foundation noted that 55% of child sex imagery reported to it in 2017 was of children 10 or younger, and that domain names showing children being sexually abused increased by 57% from 2016 to 2017;

•

“Internet Safety” was the fourth-ranked issue and “Sexting” the sixth-ranked in the list of major health concerns for US children, according to the 2015 National Poll on Children’s Health [https://www.mottchildren.org/news/archive/201508/sexting];

•	The National Center for Missing and Exploited Children noted that reports of suspected child sex trafficking jumped 846% between 2010-2015;

•

INTERPOL reported about 4,000 unique child sex images worldwide in 1995, involving a few hundred children, but the UN Office of Drugs and Crime now estimates at least 50,000 new such images posted each year online [https://www.icmec.org/commonwealth-internet-governance-forum-a-joint-report-on-online-child-protection-combatting-child-sexual-abuse-material- on-the-internet/];

•

In 2018, the US Congress enacted, and the President signed into law, legislation to better hold websites and ISPs legally accountable for facilitating sex trafficking on their platforms [https://www.congress.gov/115/bills/hr1865/BILLS-115hr1865enr.pdf];

•

Information and Communications Technology (ICT) companies have many best practices—beyond parental controls—to combat Child Sex Abuse Material (CSAM), including: creating digital tools to remove CSAM online and offering such tools to peers; supporting public policy that better protects children online; corporate detection software that triggers alerts when CSAM has been searched for or downloaded; or child-protective practices over public WiFi, among others;

•

By comparison, Verizon’s efforts appear minimal: its Terms of Use prohibit CSAM and its User Agreements instruct how to report such material; it also improved some practices to block CSAM on its servers in response to a 2008 NY Attorney General settlement [https://ag.ny.gov/press-release/new-york-state-attomey-general-announces-unprecedented-deal-nations-largest-internet];

•	But Verizon discloses little information publicly on how it systematically manages child sexual exploitation online and through mobile devices;

•

We believe that ICT companies lacking adequate policies, practices, and disclosures to address child sexual exploitation could suffer substantial negative impacts regarding reputation, heightened regulation, adverse publicity, or legal risk;

RESOLVED: Shareholders request that the Board of Directors issue a report on the potential sexual exploitation of children through the company’s products and services, including a risk evaluation, at reasonable expense and excluding proprietary or confidential information, by March 2020, assessing whether the company’s oversight, policies and practices are sufficient to prevent material impacts to the company’s brand reputation, product demand or social license.

Verizon 2019 Proxy Statement    77

Items 4 – 8 Shareholder Proposals

Item 6: Report on Online Child Exploitation

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Verizon recognizes that we have an important role to play in combatting the use of the internet to exploit children. We are a leading provider of internet access services and also offer digital platforms for user-generated content through Verizon Media Group (formerly known as Oath). We realize that the same tools that empower our customers to communicate with family and friends can also be misused by predators to disseminate child sexual abuse material and groom children for abuse. As we disclose on the policies page of our corporate website (https://www.verizon.com/about/our-company/company-policies), we devote extensive resources and employ a number of best practices in the fight against these predators, including:

•   We work closely with the National Center for Missing and Exploited Children (NCMEC) and the Internet Watch Foundation to stop predators from distributing child sexual abuse material and trafficking children for sex online;

•   We employ cutting-edge technology that scans images and videos uploaded to our servers against an industry database of known child sexual abuse material and report the material we find to NCMEC, helping local law enforcement effectively execute their investigations;

•   We employ a dedicated team that reviews and takes action upon user reports of child sexual abuse material and proactively searches for material missed by automated scanning;

•   We actively search our servers for child sexual abuse material hosted on websites identified to us so that we and our enterprise customers can take steps to remove the content;

•   We offer parental control products across our wireless, internet and TV businesses that enable customers to limit the types of websites and content accessible to their children and support groups that educate about online safety; and

•   We collaborate with law enforcement, non-governmental organizations and industry groups, such as the Technology Coalition, to develop tools and protocols to help address the problem of online predators.

Verizon continually assesses further steps we can take to advance this critical effort. Accordingly, the Board believes that the requested report would not provide additional value to the Company’s shareholders.

78    Verizon 2019 Proxy Statement

Items 4 – 8 Shareholder Proposals

Item 7: Cybersecurity and Data Privacy

Item 7: Cybersecurity and Data Privacy

The Trillium P21 Global Equity Fund, owner of 60,000 shares of Verizon’s common stock, and two co-sponsors propose the following:

Cyber Security and Data Privacy

Whereas;

In September 2017, the Co-Director of the SEC’s Enforcement Division announced the creation of a “Cyber Unit” stating, “Cyber-related threats and misconduct are among the greatest risks facing investors and the securities industry.”

In February 2018, in issuing guidance for preparing disclosures about cybersecurity risks and incidents, Chairman Clayton emphasized “cybersecurity is critical to the operations of companies and our markets.”

In the United Kingdom, a Parliamentary committee studying cyber security recommended: “To ensure this issue receives sufficient CEO attention before a crisis strikes, a portion of CEO compensation should be linked to effective cyber security, in a way to be decided by the Board.”

Consistent with that recommendation, Consolidated Edison’s long-term incentive plan includes cyber security.

Verizon has made several policy commitments regarding data privacy and data security. However, there is significant evidence that Verizon has not been successful at implementing those commitments, faces significant challenges to doing so, and/or engages in risky behavior.

In 2016, Fortune reported that “Verizon’s division that helps Fortune 500 companies respond to data breaches, suffered a data breach of its own … [including] information on some 1.5 million customers of Verizon Enterprise.”

In July 2017, the Washington Post reported that a “communication breakdown and a vacationing employee were the reasons it took more than a week to close a leak [in June] that contained data belonging to 6 million Verizon customers.”

In October 2017, it was announced that all 3 billion accounts in subsidiary Yahoo had been breached prior to its acquisition by Verizon.

In 2018, following revelations from Senator Ron Wyden that about 75 companies had access to Verizon customers’ locations, the company announced it would wind down the relationships where it allowed that access.

While the tech industry refuses to scan emails for information to sell to advertisers, Verizon unit Oath continues to do so and pitches these services to advertisers.

As these risks are significant, we believe it is advisable for the board to explore integrating cyber security and data privacy performance measures into the Verizon executive compensation program.

Resolved: Verizon shareholders request the Human Resources Committee of the Board of Directors publish a report (at reasonable expense, within a reasonable time, and omitting confidential or propriety information) assessing the feasibility of integrating cyber security and data privacy performance measures into the Verizon executive compensation program which it describes in its annual proxy materials.

Supporting Statement: According to pages 34 and 35 of Verizon’s 2018 proxy materials, the Verizon Short-Term Incentive Plan included adjusted EPS, free cash flow, total revenue, and diversity and sustainability. Cyber security and data privacy are vitally important issues for Verizon and should be included too, as we believe it would incentivize leadership to reduce risk, enhance financial performance, and increase accountability.

Verizon 2019 Proxy Statement    79

Items 4 – 8 Shareholder Proposals

Item 7: Cybersecurity and Data Privacy

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board believes that Verizon’s approach to managing cybersecurity and data privacy risk — having robust cybersecurity and privacy programs in place — is the most effective way to prevent security incidents.

•   Verizon has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. Verizon’s comprehensive information security program includes, among other aspects, vulnerability management, antivirus and malware protection, file integrity monitoring, encryption and access control. Verizon maintains up-to-date security and incident response plans to handle cybersecurity incidents, including those involving unauthorized access to private information.

•   Verizon has a dedicated Chief Privacy Officer whose team advises the business on privacy risks and assesses the effectiveness of privacy controls. Verizon has technical, administrative and physical safeguards in place to help protect against unauthorized access to, use or disclosure of customer information and data we collect and store.

•   All Verizon employees undergo annual training on Verizon’s policies and procedures relating to privacy and information security and are subject to a strict code of conduct that requires them to protect the privacy and security of customer information consistent with the Company’s policies.

The Board expects Verizon’s executives to take all necessary steps to protect Verizon’s systems and networks from unauthorized access or damage and maintain strong and meaningful privacy and security protections for our customers’ information. However, the Board does not think that adding cybersecurity and data privacy targets into Verizon’s executive compensation program would have the presumed effect of preventing a network or data security breach because there is not necessarily a correlation between an executive’s actions and the prevention of cyber or data security incidents. For example, a company’s networks and information systems may be infiltrated by a malicious state actor even though an executive has taken all reasonable precautions and allocated substantial resources to protective technologies, security and privacy protocols and employee training.

Moreover, the Board does not view cybersecurity and data privacy performance measures as analogous to the adjusted EPS, free cash flow, total revenue, and diversity and carbon abatement performance metrics that Verizon uses in its short-term incentive awards. While there are mathematical and/or scientifically accepted methodologies for quantifying such metrics and assessing a company’s performance in those areas from period to period, at this time there is no general accepted methodology for measuring “success” in the area of cybersecurity and data privacy.

For these reasons, the Board does not believe that incorporating the proposed measures into Verizon’s executive compensation program would have the intended effect of improving the Company’s cybersecurity and data privacy risk management programs and policies.

80    Verizon 2019 Proxy Statement

Items 4 – 8 Shareholder Proposals

Item 8: Severance Approval Policy

Item 8: Severance Approval Policy

Jack K. and Ilene Cohen, owners of 877 shares of Verizon’s common stock, propose the following:

Shareholder Ratification of Executive Severance Packages

RESOLVED: Verizon shareholders urge the Board to seek shareholder approval of any senior executive officer’s new or renewed compensation package that provides for severance or termination payments with an estimated total value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include any cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Such payments include those provided under employment agreements, severance plans, and change-in control clauses in long-term equity plans. Such payments do not include life insurance, pension benefits, or other deferred compensation earned and vested prior to termination.

“Total value” of these payments includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

SUPPORTING STATEMENT

While we support generous performance-based pay, we believe that requiring shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target bonus better aligns compensation with shareholder interests.

According to the 2018 Proxy (page 57), if then-CEO Lowell McAdam terminated without cause, whether or not there is a change in control, he could have received an estimated $26.45 million in termination payments, five times his 2017 base salary plus short-term bonus. He would likewise receive $26.45 million for termination due to retirement, disability or death. McAdam stepped down as CEO in August and retired at year-end 2018.

Similarly, EVP Marni Walden became entitled to receive $15 million—more than six times her 2017 base salary plus short-term bonus—under the terms of the Senior Manager Severance Plan when she separated from service during 2018 (page 57).

These termination payments are in addition to compensation earned prior to separation that pay millions more, including executive life insurance and pension and nonqualified deferred compensation plans.

The majority of termination payments result from the accelerated vesting of outstanding Performance Stock Units (PSUs) and Restricted Stock Units (RSUs).

If a senior executive terminates within a year after a “change in control,” all outstanding PSUs immediately “vest at target level performance” (page 56). Had the executive not terminated, the PSUs would not vest until the end of the performance period (up to three years later) — and could be worthless if performance or tenure conditions are not satisfied.

This practice effectively waives performance conditions that justify Verizon’s annual grants of “performance-based” restricted stock, in our view.

We believe Verizon’s severance policy should be updated to include the total cost of termination payments, including the cost of accelerated vesting of RSUs and PSUs that otherwise would not have been earned or vested until after the executive’s termination.

Please VOTE FOR this proposal.

Verizon 2019 Proxy Statement    81

Items 4 – 8 Shareholder Proposals

Item 8: Severance Approval Policy

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Verizon already has a longstanding policy to obtain shareholder ratification of any new executive employment agreement or severance agreement that provides for severance benefits with a total cash value exceeding 2.99 times the sum of the executive’s base salary plus target short-term incentive opportunity. The proposal would significantly expand this policy by including the total estimated value of outstanding equity awards in the calculation of severance benefits. The Board believes that the proposal is not in the best interests of shareholders for the following reasons:

Proposal could create misalignment of pay and performance. In order to align executives’ and shareholders’ interests and encourage the creation of long-term shareholder value, all of Verizon’s senior leaders receive long-term equity awards in the form of restricted stock units and performance stock units as part of their annual compensation package. Currently, the grant date value of the named executive officers’ equity award represents more than half of their total compensation opportunity each year. At the current equity award levels, the estimated total value of each new grant plus any outstanding grants would trigger the shareholder approval requirement of the proposal. Because the annual equity grants could not be finalized until the next shareholder meeting, the proposal would make the current compensation program impractical to administer. To avoid obtaining shareholder approval of the executives’ compensation packages every year, the Board’s Human Resources Committee would have to redesign the executive compensation program to significantly reduce the amount of equity in the variable versus fixed pay compensation mix. For this reason, the Board believes that the proposal would have the effect of reducing the executives’ exposure to the Company’s common stock and accordingly result in misalignment with shareholder interests.

Proposal could put Verizon at a competitive disadvantage. The Board also believes that the proposal could have an adverse effect on Verizon’s ability to recruit and retain leadership talent because a significant portion of the executives’ annual compensation would be uncertain and at risk for at least the first four months of the year until a shareholder vote could be held.

Proposal could create increased risk for shareholders. The proposal directly conflicts with Verizon’s shareholder-approved, broad-based Long-Term Incentive Plan, which expressly provides for acceleration of outstanding equity awards in the event of an involuntary termination following a change in control of the Company. The Board believes, and our shareholders have agreed, that this provision encourages our executive officers, who might be distracted by a potential loss of employment, to remain with the Company and diligently work to achieve Board- and shareholder- approved goals, including completing a transformative transaction and any related transition process. Indeed, a substantial majority of companies include this type of provision in their equity awards because it promotes stability and focus during a time of potential uncertainty. By effectively requiring the elimination of this important retention tool, the proposal could increase risk for shareholders in change in control transactions.

Proposal discourages the use of performance-based equity awards. Except in the case of termination following a change in control, Verizon does not waive any performance conditions with respect to outstanding performance-based equity awards. Payouts are determined at the end of the applicable award cycle, and there is no guarantee of any payout amount. Despite the fact that the payout of an executive’s performance stock unit award can be zero, the proposal requires that the full target value of that award be used in calculating the value of severance benefits. In other words, it treats a performance-based equity award the same as an award of stock. The Board believes that this discourages the use of performance-based equity awards.

The Board believes that Verizon’s existing policy provides reasonable and appropriate limits on severance payments and that the proposal would be contrary to shareholders’ interests.

82    Verizon 2019 Proxy Statement

Additional Information

Additional Information About the Annual Meeting

Meeting Details

Date and Location

Thursday, May 2, 2019

8:45 a.m., local time

Rosen Shingle Creek

9939 Universal Boulevard

Orlando, Florida 32819

Admission

Only Verizon shareholders as of the record date, March 4, 2019, may attend the meeting. You will need an admission ticket or other proof of stock ownership as well as photo identification to be admitted.

•

If you are a registered shareholder, an admission ticket is attached to your proxy card or Notice of Internet Availability of Proxy Materials, or may be printed after you submit your vote online. If you plan to attend the meeting, please vote your proxy ahead of time but retain the admission ticket and bring it with you to the meeting.

•

If you hold your shares in the name of a bank, broker or other institution, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon common stock. For example, you may bring your form of Notice of Internet Availability, voting instruction form or a letter from your bank or broker confirming that you owned Verizon common stock on March 4, 2019, the record date for the meeting.

The meeting facility is accessible to all shareholders. If you require any special accommodations, please mail your request to the Assistant Corporate Secretary at the address shown under “Contacting Verizon” no later than April 12, 2019.

For safety and security reasons, we do not permit anyone to bring large bags, briefcases or packages into the meeting room or to record or photograph the meeting.

This proxy statement and the 2018 Annual Report are available at www.edocumentview.com/vz.

If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

Verizon 2019 Proxy Statement    83

Additional Information

Voting Procedures and Results

Voting Procedures and Results

Who may vote?

Shareholders of record as of the close of business on March 4, 2019, the record date, may vote at the meeting. As of March 4, 2019, there were approximately 4.13 billion shares of common stock outstanding and entitled to vote.

How do I vote my shares?

Registered Shares. If you hold your shares in your own name, you may vote by proxy in four convenient ways:

Online

Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification. You can also use this website to elect to be notified by email that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.

Phone

Call toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada and follow the instructions. You will need to provide certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification.

Mail Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the Annual Meeting, please retain the admission ticket attached to the proxy card.

In person You may also vote in person at the meeting as long as your shares are not held through the Verizon Savings Plan and you follow any applicable instructions.

Verizon Savings Plan shares. If you are or were an employee and hold shares in a current or former Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. You may attend the annual meeting, but you cannot vote your savings plan shares in person. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on April 29, 2019.

Street name shares. If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

How does voting by proxy work?

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting.

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 4, 2019 and all shares that you hold in a current or former Verizon savings plan or in your Verizon Direct Invest Plan account.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the ratification of the independent registered public accounting firm, and in favor of the advisory vote to approve executive compensation. Unless instructed otherwise, the proxy committee will

84    Verizon 2019 Proxy Statement

Additional Information

Voting Procedures and Results

vote your shares against the shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. You may designate a proxy other than the proxy committee by striking out the name(s) of the proxy committee and inserting the name(s) of your chosen representative(s). The representative(s) you designate must present the signed proxy card at the meeting in order for your shares to be voted.

Can I change my vote?

Registered shares. If you hold your shares in your own name, you can revoke your proxy before it is exercised by delivering a written notice to the Assistant Corporate Secretary at the address given under “Contacting Verizon.” You can change your vote by voting again online or by telephone or by returning a later-dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” Your changed vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan shares. If you hold shares in a current or former Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later-dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on April 29, 2019.

Street name shares. If you hold your shares through a bank, broker or other institution, you can change your voting instructions for those shares by voting again online or by telephone. Please check with that firm for additional instructions on how to revoke your proxy or change your vote.

What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast in an uncontested election. The affirmative vote of a majority of the votes cast is required to approve each of the other management and shareholder proposals.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

How are the votes counted?

Each share is entitled to one vote on each Director and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count toward the quorum and are not voted.

Abstentions. Under our bylaws, we do not count abstentions in determining the total number of votes cast on any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

Failures to vote. Failures to vote will have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker non-votes. The failure of a bank, broker or other institution to cast a vote with respect to any proposal (for example, because it did not receive voting instructions from the beneficial owner) will have the same effect as a failure to vote.

Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC no later than May 8, 2019. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/about/investors promptly after the meeting.

Verizon 2019 Proxy Statement    85

Additional Information

Proxy Materials

Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

Proxy Materials

May I receive my materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	You may sign up when you vote online at www.envisionreports.com/vz.

•	If you have enrolled in Computershare’s Investor Center, you may sign up by accessing your account at www.computershare.com/verizon and clicking on “My Profile” and then “Communication Preference.”

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an email explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by accessing your account through Computershare’s Investor Center at www.computershare.com/verizon and clicking on “My Profile” and then “Communication Preference.”

There are several shareholders at my address. Why did we receive only one set of proxy materials?

For registered shareholders, we have adopted a procedure called “householding” that was approved by the SEC. This means that we send only one copy of the proxy statement and annual report to any registered shareholders sharing the same last name and home address, regardless of how many shareholders reside at that address, unless a shareholder submits a request to Computershare to receive individual copies using one of the methods shown under “Contacting Verizon.”

If you would like to receive individual copies of the proxy materials, we will provide them promptly. Please send your request to Computershare using one of the methods shown under “Contacting Verizon.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

Why am I receiving more than one set of proxy materials?

You may be receiving more than one set of proxy materials in your household because:

•	You and another member of your household are both registered shareholders;

•	You are a registered shareholder and also hold shares through a bank, broker or other institution;

•	You hold shares through more than one bank, broker or other institution; or

•	You and another member of your household hold shares through different banks, brokers or institutions.

You may request a single set of proxy materials as described below, but in order to vote all of your shares, you and any other member of your household will need to follow the voting instructions provided on each proxy card or Notice of Internet Availability of Proxy Materials or email notification that you receive, whether it comes from Computershare or from a bank, broker or other institution.

How can I request a single set of proxy materials for my household?

If you are a registered shareholder and you are receiving more than one set of proxy materials, please contact Computershare by one of the methods shown under “Contacting Verizon” to request a single set. This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder within your household changes the instruction or provides Computershare with a new mailing address.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

86    Verizon 2019 Proxy Statement

Additional Information

Shareholder Proposals

Who is Verizon’s proxy solicitor?

Innisfree M&A Incorporated is helping us distribute proxy materials and solicit votes for a base fee of $30,000, plus reimbursable expenses and customary charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

Shareholder Proposals

How do I submit a shareholder proposal to be included in the proxy statement for next year’s annual meeting?

Any shareholder may submit a proposal to be included in the proxy statement for the 2020 Annual Meeting of Shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. We must receive the proposal no later than November 19, 2019. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with applicable SEC rules.

How do I nominate a Director to be included in the proxy statement for next year’s annual meeting?

Under the “proxy access” provisions of our bylaws, any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of Verizon’s outstanding common stock for at least the previous three years may include a specified number of Director nominees in our proxy materials. The bylaws require that the shareholder proponents:

•	Notify us in writing between October 20, 2019 and November 19, 2019; and

•	Provide the additional required information and comply with the other requirements contained in our bylaws.

How do I otherwise nominate a Director or bring other business before next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2020 Annual Meeting of Shareholders. The bylaws require that the shareholder:

•	Notify us in writing between January 3, 2020, and February 2, 2020;

•	Include his or her name, record address and Verizon share ownership;

•

Include specific information about the shareholder proponent, any beneficial owner, and any nominee and their respective affiliates and associates, and provide specified agreements by certain of those parties; and

•	Update this information as of the record date and after any subsequent change.

The notice required for any such nomination must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. Shareholders may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Must a shareholder proponent appear personally at the annual meeting to present his or her proposal?

A shareholder proponent or the proponent’s qualified representative must attend the meeting to present the proposal. Under our bylaws, in the event a qualified representative of a shareholder proponent will appear at the annual meeting to present the proposal, the shareholder proponent must provide notice of the designation, including the identity of the representative, to the Assistant Corporate Secretary at the address specified under “Contacting Verizon” at least 48 hours prior to the meeting.

Verizon 2019 Proxy Statement    87

Contacting Verizon

How to Contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

How to Contact Verizon’s Transfer Agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact Computershare if you have questions about your stock account, stock certificates, dividend checks or transferring ownership. Computershare can be reached:

By mail: Verizon Communications Shareowner Services c/o Computershare P.O. Box 505000 Louisville, Kentucky 40233-5000 By email: verizon@computershare.com	By telephone: 1-800-631-2355 (U.S.) 1-866-725-6576 (International) Online: www.computershare.com/verizon

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 18, 2019

88    Verizon 2019 Proxy Statement

Appendix A

Reconciliation of Non-GAAP Measures

Adjusted EPS Reconciliation

Years Ended December 31,	2017	2018
Reported EPS	$7.36	$3.76
Severance, Pension and Benefit Charges	0.21	0.01
Early Debt Redemption Costs	0.29	0.13
Acquisition and Integration Related Costs	0.13	0.10
Product Realignment	0.11	0.12
Oath Goodwill Impairment		1.10
Wireless Legal Entity Restructuring		(0.50)
Gain on Spectrum License Transactions	(0.04)
Net Gain on Sale of Divested Businesses	(0.23)
Impact of Tax Reform	(4.10)
Adjusted EPS*	$3.74	$4.71
Less: Impact of Revenue Recognition Standard		(0.10	)(1)
Adjusted EPS for Compensation Purposes		$4.61

(1)	Incremental amount not contemplated when target was set.
*	May not add due to rounding.

Free Cash Flow Reconciliation for Short-Term Plan

Year Ended December 31,	(dollars in billions) 2018
Net Cash Provided by Operating Activities	$34.3
Net Cash Provided by Device Installment Receivable Securitizations	1.4
Net Cash Used for Discretionary Pension Plan Contribution(1)(2)	0.9
Additional Cash Provided from Tax Reform Act(1)	(0.3)
Less: Capital Expenditures (including capitalized software)	(16.7)
Adjusted Free Cash Flow for Short -Term Incentive Plan*	$19.7

(1)	Not contemplated when target was set.
(2)	Amount also includes contributions to the 401(h) separate account.
*	May not add due to rounding.

Consolidated Total Revenue Reconciliation for Short-Term Plan

Year Ended December 31,	(dollars in billions) 2018
Consolidated Total Revenue	$130.9
Less: Impact of Revenue Recognition Standard	(0.3	)(1)
Adjusted Consolidated Total Revenue for Short-Term Plan*	$130.5

(1)	Incremental amount not contemplated when target was set.
*	May not add due to rounding.

Verizon 2019 Proxy Statement

Appendix A

Reconciliation of Non-GAAP Measures

Adjusted Net Income Reconciliation

Year Ended December 31,	(dollars in billions) 2018
Reported Net Income Attributable to Verizon	$15.5
Severance, Pension and Benefit Charges	—
Early Debt Redemption Costs	0.5
Acquisition and Integration Related Costs	0.4
Product Realignment	0.5
Oath Goodwill Impairment	4.5
Wireless Legal Entity Restructuring	(2.1)
Adjusted Net Income Attributable to Verizon*	$19.5
Controlling Interest Income due to Wireless Transaction	$(7.2)
Wireless Transaction Costs	1.3
Adjusted Net Income excluding Wireless Transaction Impact	$13.6

*	May not add due to rounding.

Note: Adjusted Net Income Attributable to Verizon excluding Wireless Transaction Impact includes adjustments for net income attributable to non-controlling interest and interest expense as if Verizon had not completed the transaction to acquire sole ownership of Verizon Wireless (Wireless Transaction).

Adjusted Equity and Return on Equity (ROE) Reconciliation

Year Ended December 31,	(dollars in billions) 2018
Average Reported Equity	$52.4
Severance, Pension and Benefit Charges	—
Oath Goodwill Impairment	0.4
Early Debt Redemption Costs	0.3
Wireless Legal Entity Restructuring	(0.2)
Acquisition and Integration Related Charges	0.2
Product Realignment	0.3
Average Reported Equity in accordance with the terms of the Short-Term Plan*	$53.4
Impact of Wireless Transaction	17.1
Average Adjusted Equity excluding Wireless Transaction Impact	$70.5
Reported ROE %**	29.6%
Reported ROE - Short-Term Plan %**	36.5%
Adjusted ROE %**	19.3%

Note: Equity averages have been computed using the period end balances for a thirteen month period spanning from December 2017 to December 2018. Impact of Wireless Transaction is a cumulative adjustment of all of the impacts to Verizon equity since February 2014 as if Verizon had not completed the transaction to acquire sole ownership of Verizon Wireless and is also on a thirteen month weighted average basis from December 2017 to December 2018.

*	May not add due to rounding.
**	Quotient may not compute due to rounding.

2    Verizon 2019 Proxy Statement

Appendix A

Reconciliation of Non-GAAP Measures

Free Cash Flow Reconciliation for Long-Term Plan

	(dollars in billions)
Year Ended December 31,	2016	2017	2018
Net Cash Provided by Operating Activities(1)	$22.7	$25.3	$34.3
Net Cash Provided by Device Installment Receivable Securitizations	5.0	4.7	1.4
Net Cash Used for Discretionary Pension Plan Contribution(2)(3)	—	2.1	0.1
Additional Cash Provided from Tax Reform Act(2)			(3.9)
Less: Capital Expenditures (including capitalized software)	(17.1)	(17.2)	(16.7)
Adjusted Free Cash Flow for Long-Term Incentive Plan*	$10.6	$14.9	$15.3

(1)

In the Company’s Consolidated Statements of Cash Flows for the year ended December 31, 2018, the Net Cash Provided by Operating Activities for 2016 and 2017 was recast to reflect accounting changes relating to cash flow presentation which were adopted in 2018. The amounts for 2016 and 2017 are the amounts prior to the recast. The change in presentation had no impact on the targets or the results for the awards under the Long-Term Plan.

(2)	Not contemplated when target was set.
(3)	2018 amount also includes contributions to the 401(h) separate account.
*	May not add due to rounding.

Note: Cumulative Adjusted Free Cash Flow represents the sum of the three years presented.

Verizon 2019 Proxy Statement    3

Verizon Communications Inc.
1095 Avenue of the Americas
New York, NY 10036
212.395.1000

First to 5G
First to tomorrow

verizon

Printed with inks containing soy and/or vegetable oils

MIX
Paper from responsible sources
FSC® C132107

© 2019. Verizon. All Rights Reserved.
002CSN9A9B_3.EPC05610112500.101

verizon 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Admission Ticket C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 8:45am, Eastern Time, on May 2, 2019. Online Go to www.envisionreports.com/vz or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/vz Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 – Shellye L. Archambeau 02 – Mark T. Bertolini 03 – Vittorio Colao 04 – Melanie L. Healey 05 – Clarence Otis, Jr. 06 – Daniel H. Schulman 07 – Rodney E. Slater 08 – Kathryn A. Tesija 09 – Hans E. Vestberg 10 – Gregory G. Weaver For Against Abstain For Against Abstain 2. Ratification of Appointment of Independent Registered Public 3. Advisory Vote to Approve Executive Compensation Accounting Firm B The Board of Directors recommends a vote AGAINST: For Against Abstain For Against Abstain For Against Abstain 4. Nonqualified Savings Plan 5. Independent Chair 6. Report on Online Child Earnings Exploitation 7. Cybersecurity and Data 8. Severance Approval Policy C Privacy Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. C 1234567890 J N T 1 U P X 4 0 2 3 0 5 02Z7BL MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Verizon Communications Inc. 2019 Annual Meeting Admission Ticket May 2, 2019, 8:45 a.m. Local Time Rosen Shingle Creek 9939 Universal Boulevard Orlando, Florida 32819 Upon arrival, please present this admission ticket at the registration desk. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/vz IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 2, 2019, 8:45 a.m. Local Time Your signature on the reverse side of this card appoints each of Hans E. Vestberg and William L. Horton, Jr. as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, at the meeting or any adjournment or postponement of the meeting the proxies will vote for the election of the nominees for Director listed on the reverse side of this card; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. This card also provides your instructions for voting any shares that you may hold in the Direct Stock Purchase and Dividend Reinvestment Plan. Also, if you own shares in any current or former Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this card in the enclosed envelope so that your vote is received by April 29, 2019. If you do not properly sign and return this card, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the savings plan trustee receives your voting instructions by April 29, 2019 your shares in any of the current or former Verizon savings plans will be voted as described in the Proxy Statement. If you are voting by mail, please sign and return this card in the enclosed envelope. Please sign exactly as the name(s) appears on this card. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card. Your email address can help save the environment. Vote online and register for electronic communications today.